Execution Version

SERIES A PREFERRED UNIT
PURCHASE AGREEMENT
among
WESTERN GAS PARTNERS, LP
and
THE PURCHASERS PARTY HERETO

February 24, 2016

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SERIES A PREFERRED UNIT PURCHASE AGREEMENT
This SERIES A PREFERRED UNIT PURCHASE AGREEMENT, dated as of February 24, 2016 (this “Agreement”), is entered into by and among WESTERN GAS PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and the purchasers set forth in Schedule A hereto (the “Purchasers”).
WHEREAS, the Partnership desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Partnership, the Purchased Units (as defined below), in accordance with the provisions of this Agreement; and
WHEREAS, the Partnership has agreed to provide the Purchasers with certain registration rights with respect to the Conversion Units (as defined below) underlying the Purchased Units acquired pursuant hereto.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:
“Additional Closing” has the meaning set forth in Section 2.03.
“Additional Closing Date” has the meaning specified in Section 2.02.
“Additional Units” has the meaning specified in Section 2.02.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) WGP and the Partnership Entities, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Anadarko” means Anadarko Petroleum Corporation, a Delaware corporation, which indirectly owns the general partner of WGP.

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“Board Observation Agreement” means the Board Observation Agreement, to be entered into at the Closing, among WGP, the General Partner, the Partnership and the Purchasers, substantially in the form attached hereto as Exhibit D.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.
“Class C Units” has the meaning specified in Section 3.02(a).
“Closing” has the meaning specified in Section 2.03.
“Closing Date” means the date on which the Closing occurs.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means common units representing limited partner interests in the Partnership.
“Confidentiality Agreements” means the Confidentiality Agreements, dated on or about February 5, 2016, entered into by the Partnership and each of the Purchasers or their Affiliates, as applicable, as may be amended from time to time.
“Consent” has the meaning set forth in Section 3.14.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Contribution Agreement” means that certain Contribution Agreement, dated February 24, 2016, by and among the Partnership, APC Midstream Holdings, LLC, WGR Asset Holding Company LLC, Western Gas Operating, LLC and WGR Operating, LP.
“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.
“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act.
“Drop-Dead Date” means March 31, 2016; provided that if the only condition to Closing that has not been satisfied is the concurrent closing of the transactions contemplated by the Contribution Agreement due solely to a delay in receiving necessary regulatory approvals pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, then the Drop-Dead Date means April 30, 2016.
“Environmental Law” means any and all Laws or other binding requirements relating to health, safety or the protection, cleanup or restoration of the environment or natural resources,

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including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials.
“Environmental Proceedings” has the meaning set forth in Section 3.26.
“ERISA” has the meaning set forth in Section 3.19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Firm Units” has the meaning set forth in Section 2.01.
“Funding Obligation” means, with respect to a particular Purchaser, an amount equal to the Purchase Price multiplied by the number of Purchased Units to be purchased by such Purchaser on the Closing Date (or, in the case of the Additional Closing, on the Additional Closing Date).
“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the financial statements of the Partnership prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such financial statements.
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company and the general partner of the Partnership.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to the Partnership means a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective Properties.
“Hazardous Materials” means any material (including, without limitation, pollutants, contaminants hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.
“Incentive Distribution Rights” has the meaning specified in Section 3.02(a).
“Indemnified Party” has the meaning specified in Section 6.03(b).
“Indemnifying Party” has the meaning specified in Section 6.03(b).
“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.
“Lien” means any lien, encumbrance, security interest charge or claim.

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“Material Adverse Effect” means any change, event or effect that, individually or together with any other changes, events or effects, has had or would reasonably be expected to have a material adverse effect on (a) the condition (financial or otherwise), business, prospects, Properties, assets, net worth or results of operations of the Western Gas Entities, taken as a whole or (b) the ability of the Partnership or the General Partner to perform their obligations under the Transaction Documents; provided, however, that a Material Adverse Effect shall not include any adverse effect on the foregoing to the extent such adverse effect results from, arises out of, or relates to (i) a general deterioration in the economy or changes in the general state of the markets or industries in which any of the Partnership Entities operates (including, for the avoidance of doubt, adverse changes (A) in commodity prices, (B) in capital spending by energy sector participants or their customers, (C) in production profiles in oil and gas producing basins in North America and (D) otherwise associated with the effects of current distress in the energy sector and the resulting effect on the Partnership Entities, taken as a whole), except, with respect to this clause (i), to the extent that such entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (ii) any deterioration in the condition of the capital markets or any inability on the part of the Western Gas Entities to access the capital markets, (iii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency, acts of war (whether or not declared) or the occurrence of any other calamity or crisis, including acts of terrorism, hurricane, flood, tornado, earthquake or other natural disaster, (iv) any change in accounting requirements or principles imposed upon the Western Gas Entities or their respective businesses or any change in applicable Law, or the interpretation thereof, other than a change that would result in the Partnership being treated as a corporation for federal tax purposes, (v) any change in the credit rating and/or outlook of Anadarko, WGP or any of the Partnership Entities or any of their securities (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred), (vi) changes in the market price or trading volume of the Common Units (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred) or (vii) any failure of the Partnership to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred).
“Material Subsidiaries” means the subsidiaries of the Partnership listed on Schedule B attached hereto.
“Money-Laundering Laws” has the meaning set forth in Section 3.34.
“NYSE” means the New York Stock Exchange.
“OFAC” has the meaning set forth in Section 3.35.
“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.
“Over-Allotment Option” has the meaning specified in Section 2.02.

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“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
“Partnership Agreement” means First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 14, 2008, as amended from time to time in accordance with the terms thereof (including, as the context requires, by the Second A&R LPA).
“Partnership Entities” means, collectively, the General Partner and the Western Gas Entities.
“Partnership Related Parties” has the meaning specified in Section 6.02.
“Permits” has the meaning set forth in Section 3.29.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).
“Purchase Price” has the meaning specified in Section 2.01.
“Purchased Units” means, collectively, the Firm Units and the Additional Units.
“Purchaser Related Parties” has the meaning specified in Section 6.01.
“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between the Partnership and the Purchasers, substantially in the form attached hereto as Exhibit C.
“Representatives” means, with respect to a specified Person, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Person.
“Rights-of-Way” has the meaning specified in Section 3.32.
“Second A&R LPA” has the meaning specified in Section 2.07(a)(ii).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Series A Preferred Units” means the Partnership’s Series A Convertible Preferred Units.

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“Subsidiary” means, as to any Person, any corporation or other entity of which: (a) such Person or a Subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes.
“Third-Party Claim” has the meaning specified in Section 6.03(b).
“Total Funding Obligation” means, in connection with the Closing or the Additional Closing, the aggregate amount of Funding Obligations of all of the Purchasers participating in such Closing or Additional Closing.
“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Second A&R LPA, the Board Observation Agreement, the Contribution Agreement and any and all other agreements or instruments executed and delivered to the Purchasers by the Partnership or the General Partner hereunder or thereunder, as applicable.
“Transaction Fee” has the meaning specified in Section 8.01.
“WES SEC Documents” the Partnership’s forms, registration statements, reports, schedules and statements filed by it under the Exchange Act or the Securities Act, as applicable.
“Western Gas Parties” means, collectively, the General Partner and the Partnership.
“Western Gas Entities” means, collectively, the Partnership and the Partnership’s majority owned Subsidiaries.
“WGP” means Western Gas Equity Partners, LP, a Delaware limited partnership, which owns a 100% membership interest in the General Partner.
Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements of the Partnership and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

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ARTICLE II.
AGREEMENT TO SELL AND PURCHASE
Section 2.01 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing, each Purchaser hereby agrees to purchase from the Partnership, and the Partnership hereby agrees to issue and sell to each Purchaser, the number of Series A Preferred Units under the “Firm Units” column set forth opposite such Purchaser’s name on Schedule A (the “Firm Units”), for a cash purchase price of $32.00 per Series A Preferred Unit (the “Purchase Price”).
Section 2.02 Over-Allotment Option. Upon the basis of the representations and warranties and subject to the terms and conditions set forth herein, the Partnership hereby grants to each of Kayne Anderson Capital Advisors, L.P., FR XIII WES Holdings LLC and their respective designees the option (the “Over-Allotment Option”) to purchase, severally and not jointly, from the Partnership, up to an aggregate of 7,892,220 Series A Preferred Units (the “Additional Units”) for a cash purchase price of $32.00 per Series A Preferred Unit. The Over-Allotment Option may be exercised by delivery of written notice signed by both Kayne Anderson Capital Advisors, L.P. and FR XIII WES Holdings LLC at any single time on or before 5 P.M. Central Time on Friday, March 25, 2016. Such notice shall set forth the aggregate number of Additional Units as to which the Over-Allotment Option is being exercised, the name of any additional Purchasers and the date and time when the Additional Units are to be delivered (such date and time being referred to herein as the “Additional Closing Date”); provided, however, that the Additional Closing Date shall not be earlier than the time of Closing nor earlier than the second Business Day after the date on which the Over-Allotment Option shall have been exercised nor later than the fifteenth Business Day after the date on which the Over-Allotment Option shall have been exercised. If the Purchasers of the Additional Units include designees of Kayne Anderson Capital Advisors, L.P. or FR XIII WES Holdings LLC Persons who are not Purchasers as of the Closing Date, then each additional Purchaser shall execute the Joinder Agreement attached hereto as Exhibit E.
The Partnership will deliver to the Purchasers on the Additional Closing Date, and the obligation of the Purchasers to purchase the Additional Units shall be conditioned upon receipt of, supplemental opinions and certificates confirming as of the Additional Closing Date the opinions and certificates delivered on the Closing Date.
Section 2.03 Closing. The consummation of the purchase and sale of the Firm Units hereunder (the “Closing”) shall take place no earlier than March 11, 2016 and no later than the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Section 2.04, Section 2.05 and Section 2.06 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other time and place as the Partnership and the Purchasers may agree. The consummation of the purchase and sale of any Additional Units hereunder (the “Additional Closing”) shall take place on the Additional Closing Date. The Closing and the Additional Closing shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Suite 2500, Houston, Texas 77002 (or such other location as agreed to by the Partnership and the Purchasers participating in such Closing or Additional Closing).

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Section 2.04 Mutual Conditions. The respective obligations of each party to consummate the purchase and sale of the Firm Units at the Closing (or Additional Units at the Additional Closing) shall be subject to the satisfaction, on or prior to the Closing Date (or the Additional Closing Date), of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(a)no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal;
(b)there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement; and
(c)the closing of the transactions contemplated by the Contribution Agreement shall have occurred, or shall occur, concurrently with the Closing.
Section 2.05 Conditions to Each Purchaser’s Obligations. The obligation of a Purchaser to consummate its purchase of Firm Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties contained in Sections 3.01, 3.02, 3.03 and 3.16 or other representations and warranties that are qualified by materiality or Material Adverse Effect, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
(b)the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date;
(c)the NYSE shall have authorized, upon official notice of issuance, the listing of the Conversion Units;
(d)no notice of delisting from the NYSE shall have been received by the Partnership with respect to the Common Units;
(e)there shall not have occurred a Material Adverse Effect; and
(f)the Partnership shall have delivered, or caused to be delivered, to the Purchaser the Partnership’s closing deliveries described in Section 2.07(a), as applicable.

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Section 2.06 Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Firm Units to a Purchaser shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the Partnership in writing, in whole or in part, to the extent permitted by applicable Law):
(a)the representations and warranties of such Purchaser contained in this Agreement shall be true and correct in all material respects (other than those representations and warranties that are qualified by materiality, which, in each case, shall be true and correct in all respects) when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only);
(b)such Purchaser shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date; and
(c)such Purchaser shall have delivered, or caused to be delivered, to the Partnership the Purchaser’s closing deliveries described in Section 2.07(b), as applicable.
Section 2.07 Deliveries at the Closing.
(a)Deliveries of the Partnership. At the Closing and, other than the deliveries under paragraphs (iii), (iv) and (x) of this Section 2.07(a), at the Additional Closing, the Partnership shall deliver, or cause to be delivered, to the Purchasers (or, in the case of the Additional Closing, the Purchasers participating in the Additional Closing):
(i)An opinion from Vinson & Elkins L.L.P., counsel for the Partnership, in substantially the form attached hereto as Exhibit A, which shall be addressed to the Purchasers and dated the Closing Date or, in the case of the Additional Closing, the applicable Purchaser and dated the Additional Closing Date;
(ii)An executed copy of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, substantially in the form attached hereto as Exhibit B (the “Second A&R LPA”);
(iii)An executed copy of the Registration Rights Agreement;
(iv)A “Supplemental Listing Application” approving the Conversion Units for listing by the NYSE, with such application including a reservation for the Conversion Units resulting from the possible conversion to Common Units of any Additional Units;
(v)Evidence of issuance of the Firm Units (or, in the case of the Additional Closing, the Additional Units) credited to book-entry accounts maintained by the Partnership, bearing a restrictive notation meeting the requirements of the Partnership Agreement;
(vi)A certificate of the Secretary or Assistant Secretary of the General Partner, on behalf of the Partnership, dated the Closing Date or, in the case of the Additional Closing,

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the Additional Closing Date, certifying as to and attaching (A) the certificate of formation of the Partnership, (B) the Partnership Agreement, (C) board resolutions authorizing the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units and the Conversion Units, and (D) the incumbency of the officers authorized to execute the Transaction Documents on behalf of the Partnership or the General Partner, as applicable, setting forth the name and title and bearing the signatures of such officers;
(vii)A certificate of the Secretary of State of the State of Delaware, the Secretary of State of the State of Colorado, the Secretary of State of the State of Texas or the Secretary of State of the State of Wyoming, as applicable, dated as of the Closing Date or, in the case of an Additional Closing, the Additional Closing Date, or a recent date prior thereto with respect to the States of Colorado and Wyoming as agreed by the Purchasers, to the effect that each of the Partnership Entities is in good standing in its jurisdiction of formation;
(viii)A certificate of the Chief Executive Officer and the Chief Financial Officer of the General Partner, on behalf of the Partnership, dated the Closing Date or, in the case of the Additional Closing, the Additional Closing Date, certifying, in their applicable capacities, to the effect that the conditions set forth in Sections 2.05(a) and (b) have been satisfied;
(ix)A cross-receipt executed by the Partnership and delivered to the Purchasers certifying that it has received from the Purchasers an amount in cash equal to the Total Funding Obligation with respect to such Closing or Additional Closing and that the Partnership has paid to the Purchasers the Transaction Fee (which payment will be made by netting the Transaction Fee due to each Purchaser from such Purchaser’s Funding Obligation);
(x)A copy of the Board Observation Agreement duly executed by WGP, the General Partner and the Partnership; and
(xi)Such other documents relating to the transactions contemplated by this Agreement as the Purchasers or their counsel may reasonably request.
(b)Deliveries of Each Purchaser. At the Closing and, other than the delivery under paragraph (i) and, to the extent previously delivered, (v) of this Section 2.07(b), at the Additional Closing, each Purchaser (or, in the case of the Additional Closing, the Purchaser participating in the Additional Closing) shall deliver or cause to be delivered to the Partnership:
(i)In connection with the Closing, the Registration Rights Agreement, which shall have been duly executed by such Purchaser;
(ii)A cross-receipt executed by such Purchaser and delivered to the Partnership certifying that it has received from the Partnership the number of Series A Preferred Units and the Transaction Fee, each to be received by such Purchaser in connection with the Closing or the Additional Closing, as applicable;

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(iii)A certificate of an authorized officer of such Purchaser, dated the Closing Date or, in the case of the Additional Closing, the Additional Closing Date, in his or her applicable capacity, to the effect that the conditions set forth in Sections 2.06(a) and (b) have been satisfied;
(iv)Payment of such Purchaser’s Funding Obligation (which payment, in the case of the Closing, will be made by netting the Transaction Fee due to such Purchaser from such Purchaser’s Funding Obligation) payable by wire transfer of immediately available funds to an account designated in advance of the Closing Date or, in the case of the Additional Closing, the Additional Closing Date, by the Partnership;
(v)A properly executed Internal Revenue Service Form W-9 from such Purchaser; and
(vi)Such other documents relating to the transactions contemplated by this Agreement as the Partnership or its counsel may reasonably request.
Section 2.08 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Transaction Document. The failure of any Purchaser to perform, or waiver by the Partnership such performance, under any Transaction Document shall not excuse performance by any other Purchaser, and the waiver by any Purchaser of performance of the Partnership under any Transaction Document shall not excuse performance by the Partnership with respect to the other Purchaser. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
Section 2.09 Further Assurances. From time to time after the date hereof, without further consideration, the Partnership and each Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES AND
COVENANTS RELATED TO THE PARTNERSHIP
The Partnership represents and warrants to and covenants with the Purchasers as follows:
Section 3.01 Existence.

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(a)Each of the Partnership Entities has been duly formed and is validly existing as a limited partnership or limited liability company, as the case may be, and is in good standing under the laws of the State of Delaware, the State of Texas, the State of Wyoming or the State of Colorado, as the case may be, with full limited partnership or limited liability company power and authority to own, lease and operate its Properties and to conduct its business as described in the WES SEC Documents and (i) to execute and deliver this Agreement and the other Transaction Documents to which such Partnership Entity is a party and consummate the transactions contemplated hereby and thereby, (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units and (iii) in the case of the General Partner, to act as the general partner of the Partnership.
(b)Each of the Partnership Entities is duly qualified to do business as a foreign limited partnership or limited liability company, as the case may be, and is in good standing in each jurisdiction where the ownership or lease of its Properties or the conduct of its business requires such qualification, except for any failures to be so qualified and in good standing that would not, individually or in the aggregate, (i) constitute a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.
(c)The partnership agreement or limited liability company agreement, as applicable, of each of the Partnership, the General Partner and the Material Subsidiaries has been duly authorized, executed and delivered by the General Partner, WGP or any Western Gas Entity party thereto and is a valid and legally binding agreement of WGP or the Partnership Entity party thereto, enforceable against such party thereto in accordance with their respective terms; provided, that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.02 Capitalization and Valid Issuance of Units.
(a)As of the date hereof, and immediately prior to the issuance and sale of the Firm Units, the issued and outstanding limited partner interests of the Partnership consist of 128,576,965 Common Units, 11,735,446 Class C units representing limited partner interests in the Partnership (“Class C Units”) and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”). All outstanding Common Units, Class C Units, Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(b)The General Partner is the sole general partner of the Partnership, with a 1.8% general partner interest in the Partnership; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens, except for restrictions on transferability contained in the Partnership Agreement or as otherwise described in the WES SEC Documents.

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(c)The Purchased Units and the limited partner interests represented thereby will be duly authorized by the Partnership pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.
(d)Except for any such preemptive rights that have been waived, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units; and, except (i) for the Purchased Units to be issued pursuant to this Agreement, (ii) for awards issued pursuant to the Partnership’s long-term incentive plans or (iii) as disclosed in the WES SEC Documents, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, partnership securities or ownership interests in the Partnership are outstanding.
(e)Upon issuance in accordance with this Agreement and the Partnership Agreement, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities laws, (ii) such Liens as are created by the Purchasers and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.
Section 3.03 Ownership of the Material Subsidiaries. All of the outstanding shares of capital stock or other equity interests of each Material Subsidiary owned directly or indirectly by the Partnership (a) have been duly authorized and validly issued (in accordance with the Organizational Documents of such Material Subsidiary) as of the date of the purchase of such interest and as of the date hereof, and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such Material Subsidiary) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware LLC Act, Article 101.206 of the Texas Business Organizations Code, Sections 17-29-405 and 17-29-406 of the Wyoming Limited Liability Company Act and Section 7-80-606 of the Colorado Limited Liability Company Act, as applicable), and (b) are owned, directly or indirectly, by the Partnership, free and clear of all Liens. As of the date hereof, the Subsidiaries other than the Material Subsidiaries would not have, individually or in the aggregate, accounted for (i) more than 10% of the total assets of the Western Gas Entities, taken as a whole, as of the most recent fiscal year end or (ii) more than 10% of the net income of the Western Gas Entities, taken as a whole, for the most recent fiscal year.

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Section 3.04 WES SEC Documents. Since January 1, 2015, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The WES SEC Documents, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent WES SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.
Section 3.05 Financial Statements. The historical financial statements (including the related notes and supporting schedule) contained or incorporated by reference in the WES SEC Documents, (a) comply in all material respects with the applicable requirements under the Securities Act and the Exchange Act (except that certain supporting schedules are omitted), (b) present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods and (c) have been prepared in accordance with GAAP consistently applied throughout the periods involved, in each case except to the extent disclosed therein. The other financial information of the General Partner and the Partnership and its subsidiaries, including non-GAAP financial measures, if any, contained or incorporated by reference in the WES SEC Documents has been derived from the accounting records of the General Partner, the Partnership and its Subsidiaries, and fairly presents the information purported to be shown thereby. Nothing has come to the attention of the Partnership that has caused it to believe that the statistical and market-related data included in the WES SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects.
Section 3.06 Independent Registered Public Accounting Firm. KPMG LLP, which has audited the financial statements contained or incorporated by reference in the WES SEC Documents, is an independent registered public accounting firm with respect to the Partnership and the General Partner within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).
Section 3.07 No Material Adverse Change. Since December 31, 2014, except as described in the WES SEC Documents, there has not been (a) any Material Adverse Effect, (b) any transaction that is material to the Partnership Entities (taken as a whole), (c) any obligation or liability, direct or contingent (including any off-balance sheet obligations), incurred by any Partnership Entity that is material to the Partnership Entities (taken as a whole), (d) any material change in the capitalization, ownership or outstanding indebtedness of any Partnership Entity or (e) any dividend or distribution of any kind declared, paid or made on the equity securities of any Partnership Entity.
Section 3.08 No Registration Required. Assuming the accuracy of the representations and warranties of each Purchaser contained in Article IV, the issuance and sale of the Purchased Units pursuant to this Agreement is exempt from registration requirements of the Securities Act,

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and the Partnership has not taken or will take any action hereafter that would cause the loss of such exemption.
Section 3.09 No Preemptive or Registration Rights. Except as described in the WES SEC Documents or has been otherwise waived or satisfied, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities of the Partnership. Except for such rights that have been waived or as expressly set forth in the Registration Rights Agreement, neither the offering or sale of the Purchased Units as contemplated by this Agreement gives rise to any rights for or relating to the registration of any Purchased Units or other securities of the Partnership.
Section 3.10 Litigation. Except as described in the WES SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of the Western Gas Parties, threatened or contemplated, to which the Partnership Entities or any of their respective directors or officers is or would be a party or to which any of their respective Properties is or would be subject at law or in equity, before or by any Governmental Authority, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), which would, individually or in the aggregate, if resolved adversely to any Partnership Entity, constitute a Material Adverse Effect, or which challenge the validity of any of the Transaction Documents or the right of any of the Partnership or the General Partner to enter into any of the Transaction Documents.
Section 3.11 No Default. No Partnership Entity is in breach or violation of or in default under (nor has any event occurred which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under) (a) its formation, governing or other Organizational Documents, (b) any indenture, mortgage, deed of trust, bank loan, credit agreement or other evidence of indebtedness, or any license, lease, Contract or other agreement or instrument to which it is a party or by which it or any of its Properties may be bound or affected, (c) any federal, state, local or foreign law, regulation or rule, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to it or any of its Properties, except in the case of clauses (b) through (e) for any such breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.12 No Conflicts. The issuance and sale by the Partnership of the Purchased Units, the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not conflict with, result in any breach or violation of, constitute a default under (or constitute any event which, with notice, lapse of time or both, would result in any breach or violation of, constitute a default under or give the holder of any indebtedness (or a person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a part of such indebtedness under), or result in the creation or imposition of a Lien on any Property or assets of any Partnership Entity pursuant to (a) the formation, governing or other Organizational Documents of any of the Partnership

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Entities, (b) any Contract to which any of the Partnership Entities is a party or by which any of the Partnership Entities or any of their respective Properties may be bound or affected, (c) any federal, state, local or foreign law, regulation or rule, (d) any rule or regulation of any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the rules and regulations of the NYSE), or (e) any decree, judgment or order applicable to any of the Partnership Entities or any of their respective properties, except in the cases of clauses (b) through (e) for any such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.13 Authority: Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. All limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities or any of their partners or members for the authorization, issuance, sale and delivery of the Purchased Units, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby shall have been validly taken. No approval from the holders of outstanding Common Units is required under the Partnership Agreement or the rules of the NYSE in connection with the Partnership’s issuance and sale of the Purchased Units to the Purchasers. Each of the Transaction Documents has been duly and validly authorized and has been or, with respect to the Transaction Documents to be delivered at the Closing, will be, validly executed and delivered by the Partnership or the General Partner, as the case may be, and, to the knowledge of the Western Gas Parties, the other parties thereto. Each of the Transaction Documents constitutes, or will constitute, the legal, valid and binding obligations of the Partnership or the General Partner, as the case may be, and, to the knowledge of the Western Gas Parties, each of the parties thereto, in each case enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 3.14 Approvals. No approval, authorization, consent or order of or filing with any Governmental Authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the NYSE), or approval of the security holders of the Partnership Entities (each, a “Consent”), is required in connection with the issuance and sale of the Purchased Units by the Partnership, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Partnership Entities party hereto or thereto and the consummation by the Partnership Entities of the transactions contemplated hereby or thereby, other than Consents (a) required by the Commission in connection with the Partnership’s obligations under the Registration Rights Agreement, (b) required under the state securities or “Blue Sky” Laws, (c) that have been, or prior to the Closing Date will be, obtained and (d) Consents, the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.15 Distribution Restrictions. No Partnership Entity is currently prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying

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to any other Partnership Entity any loans or advances or from transferring any property or assets to the Partnership or any other Partnership Entity, except pursuant to the limited liability company agreement of Chipeta Processing LLC or as described in or contemplated by the WES SEC Documents.
Section 3.16 MLP Status. The Partnership has, for each taxable year ending after May 14, 2008, during which the Partnership was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). After giving effect to the transactions contemplated by the Contribution Agreement, the Partnership expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2016.
Section 3.17 Investment Company Status. None of the Partnership Entities is, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Partnership Entities will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.
Section 3.18 Certain Fees. Except for fees to be paid by the Partnership (a) to the Purchasers or their designee pursuant to this Agreement and (b) to the financial advisor to the Special Committee of the General Partner’s Board of Directors, no fees or commissions are or will be payable by the Partnership to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement. The Partnership agrees that it will indemnify and hold harmless the Purchasers from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Partnership or alleged to have been incurred by the Partnership in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement and the Contribution Agreement.
Section 3.19 Labor and Employment Matters. No Partnership Entity is engaged in any unfair labor practice, and no labor disputes with the employees of or seconded to any Partnership Entity exist or, to the knowledge of the Western Gas Parties, are imminent or threatened that would, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Western Gas Parties: (i) there is (A) no unfair labor practice complaint pending or threatened against any Partnership Entity before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or threatened against any Partnership Entity and (C) no union representation dispute currently existing concerning the employees of or seconded to any Partnership Entity, (ii) no union organizing activities are currently taking place concerning the employees of or seconded to any Partnership Entity and (iii) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the rules and regulations promulgated thereunder concerning the employees of or seconded to any Partnership Entity.

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Section 3.20 Insurance. The Partnership Entities maintain insurance covering the Properties, operations, personnel and businesses of the Partnership Entities as such Partnership Entities reasonably deem adequate; such insurance insures against losses and risks to an extent which is adequate, in accordance with customary industry practice, to protect the Partnership Entities and their respective businesses; all such insurance is fully in force on the date hereof; and the Partnership Entities have no reason to believe that they will not be able to renew such insurance as and when such insurance expires.
Section 3.21 Third-Party Defaults. To the knowledge of the Western Gas Parties, no third party to any Contract to or by which any of the Partnership Entities is a party or bound or to which their respective properties are subject is in breach, default or violation under any such agreement (and no event has occurred that, with notice or lapse of time or both, would constitute such an event), which breach, default or violation would constitute a Material Adverse Effect.
Section 3.22 Internal Controls. The Partnership Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
Section 3.23 Disclosure Controls. The Partnership has established and will maintain and evaluate “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership is made known to the General Partner’s Chief Executive Officer and its Chief Financial Officer, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Partnership’s independent auditors and the Audit Committee of the Board of Directors of the General Partner have been advised of (a) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which could adversely affect the Partnership’s ability to record, process, summarize and report financial data and (b) all fraud, if any, whether or not material, that involves management or other employees who have a role in the Partnership’s internal control over financial reporting; all material weaknesses, if any, in the Partnership’s internal control over financial reporting have been identified to the Partnership’s independent auditors; and since the date of the most recent evaluation of such disclosure controls and procedures and internal control over financial reporting, except as described in the WES SEC Documents or as described in the draft dated February 22, 2016 of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015, there have been no significant changes in the Partnership’s internal control over financial reporting or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
Section 3.24 Sarbanes-Oxley. The Partnership and, to the Partnership’s knowledge, the General Partner’s directors or officers, in their capacities as such, are in compliance in all material

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respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
Section 3.25 Listing and Maintenance Requirements. The Common Units are listed on the NYSE, and the Partnership has not received any notice of delisting. The issuance and sale of the Purchased Units and issuance of Common Units upon conversion of the Purchased Units does not contravene NYSE rules and regulations.
Section 3.26 Environmental Compliance. Except as described in WES SEC Documents, (a) each Partnership Entity and each of the Properties, assets and operations of the Partnership Entities is in compliance with any and all Environmental Laws, (b) each Partnership Entity has timely applied for or received and, to the extent received, is in compliance with all permits, licenses, authorizations or other approvals required under Environmental Laws to conduct its business as it is currently being conducted, (c) no Partnership Entity has received written notice of any, and to the knowledge of the Western Gas Parties, there are no events, conditions or activities that could reasonably be expected to form the basis for any, actual or potential liability under Environmental Laws for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and (d) no Partnership Entity is subject to any pending or, to the knowledge of the Western Gas Parties, threatened actions, suits, demands, orders or proceedings against any Partnership Entity relating to any Environmental Laws (collectively, “Environmental Proceedings”), except for any (i) failures to comply with Environmental Laws or to timely apply for or receive, or to comply with, permits, licenses, authorizations or other approvals required under Environmental Laws, (ii) actual or potential liabilities under Environmental Laws or (iii) Environmental Proceedings that would not, individually or in the aggregate, constitute a Material Adverse Effect. Except as described in the WES SEC Documents, no Partnership Entity has entered into any settlement agreement relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below), except for any such agreements that would not, individually or in the aggregate, constitute a Material Adverse Effect. Except as described in the WES SEC Documents, no Partnership Entity is currently named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.
Section 3.27 ERISA Compliance. None of the following events has occurred or exists with respect to any of the Partnership Entities: (a) a failure to fulfil the obligations, if any, under the minimum funding standards of Section 302 of ERISA, and the regulations and published interpretations thereunder with respect to any Plan (as defined below), determined without regard to any waiver of such obligations or extension of any amortization period, (b) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to the employment or compensation of employees of or seconded to the Partnership Entities that would constitute a Material Adverse Effect or (c) any breach of any contractual obligation, or any violation of law or applicable qualification standards, with respect to the employment or compensation of employees of or seconded to the Partnership Entities by any such Partnership Entity that would constitute a Material Adverse Effect. None of the following events has occurred or is reasonably likely to occur with respect to any of the Partnership Entities: (w) a

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material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year compared to the amount of such contributions made by the Partnership Entities in the most recently completed fiscal year, (x) a material increase in the Partnership Entities’ “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) compared to the amount of such obligations in the most recently completed fiscal year, (y) any event or condition giving rise to a liability under Title IV of ERISA that would constitute a Material Adverse Effect or (z) the filing of a claim by one or more employees of, former employees of, or employees seconded to the Partnership Entities related to its or their employment that would constitute a Material Adverse Effect. For purposes of this Section 3.27, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which any Partnership Entity may have any liability.
Section 3.28 Tax Returns. All tax returns required to be filed by the Partnership Entities have been timely filed, and all taxes and other assessments of a similar nature (whether imposed directly or through withholding) including any interest, additions to tax or penalties applicable thereto due or claimed to be due from such entities have been timely paid, other than those (a) that are being contested in good faith and for which adequate reserves have been provided or (b) that, if not paid, would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.29 Permits. Each of the Partnership Entities has all necessary licenses, authorizations, consents and approvals (each, a “Permit”) and has made all necessary filings required under any applicable law, regulation or rule, and has obtained all necessary Permits from other persons, in order to conduct its business, except for such Permits the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect; and no Partnership Entity is in violation of or default under, or has received notice of any proceedings relating to the revocation or modification of, any such Permit or any federal, state, local or foreign law, regulation or rule or any decree, order or judgment applicable to such Partnership Entity, except for any such violations, defaults, revocations or modifications that would not, individually or in the aggregate, constitute a Material Adverse Effect.
Section 3.30 Required Disclosures and Descriptions. There are no legal or governmental proceedings pending or, to the knowledge of the Western Gas Parties, threatened, against any of the Partnership Entities, or to which any of the Partnership Entities is a party, or to which any of their respective Properties is subject, that are required to be described in the WES SEC Documents but are not described as required, and there are no Contracts that are required to be described in the WES SEC Documents or to be filed as an exhibit to the WES SEC Documents that are not described or filed as required by the Securities Act or the Exchange Act.
Section 3.31 Title to Property. The Partnership Entities have good and marketable title to all real property and good title to all personal property described in the WES SEC Documents as being owned by any of them, free and clear of all Liens, except for (a) Liens that do not materially affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Partnership Entities and (b) Liens as are described in the WES SEC Documents.

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Section 3.32 Rights-of-Way. Each Partnership Entity has such consents, easements, rights-of-way or licenses from any Person (“Rights-of-Way”) as are necessary to enable it to conduct its business in the manner described in the WES SEC Documents, subject to such qualifications as may be set forth in the WES SEC Documents, except for (a) qualifications, reservations and encumbrances that would not, individually or in the aggregate, constitute a Material Adverse Effect and (b) such Rights-of-Way the absence or omission of which would not, individually or in the aggregate, constitute a Material Adverse Effect; and, except as described in the WES SEC Documents or as would not interfere with the consummation of the transactions contemplated hereby, none of such Rights-of-Way contains any restriction that is materially burdensome to the Partnership Entities, taken as a whole.
Section 3.33 FCPA. No Partnership Entity nor, to the knowledge of the Western Gas Parties, any director, officer, agent, employee or affiliate of the Partnership Entities has made any payment of funds of the Partnership Entities or received or retained any funds in violation of any law, rule or regulation (including, without limitation, the Foreign Corrupt Practices Act of 1977), which payment, receipt or retention is of a character required to be disclosed in the WES SEC Documents.
Section 3.34 Money Laundering Laws. The operations of the Partnership Entities are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any Governmental Authority (collectively, “Money Laundering Laws”); and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator or non-governmental authority involving the Partnership Entities with respect to Money Laundering Laws is pending or, to the knowledge of the Western Gas Parties, threatened.
Section 3.35 OFAC. No Partnership Entity nor, to the knowledge of the Western Gas Parties, any director, officer, agent, employee or affiliate of the Partnership Entities is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Partnership Entities will not directly or indirectly use the proceeds of the transactions contemplated hereby, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
Section 3.36 Related Party Transactions. No Partnership Entity has, directly or indirectly (a) extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the General Partner or its Affiliates, or to or for any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates or (b) made any material modification to the term of any personal loan to any director or executive officer of the General Partner or its Affiliates, or any family member or Affiliate of any director or executive officer of the General Partner or its Affiliates.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES AND
COVENANTS OF THE PURCHASERS
Each of the Purchasers, severally but not jointly, represents and warrants and covenants to the Partnership as follows:
Section 4.01 Existence. Such Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.
Section 4.02 Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of such Transaction Documents by such Purchaser and the consummation by it of the transactions contemplated thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. Each of the Transaction Documents to which such Purchase is a party has been duly executed and delivered by such Purchaser, where applicable, and constitutes legal, valid and binding obligations of such Purchaser; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).
Section 4.03 No Breach. The execution, delivery and performance of the Transaction Documents to which such Purchaser is a party by such Purchaser and the consummation by such Purchaser of the transactions contemplated thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject, (b) conflict with or result in any violation of the provisions of the Organizational Documents of such Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by such Transaction Documents.
Section 4.04 Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement, except for fees or commissions for which the Partnership is not responsible. Each Purchaser agrees that it will indemnify and hold harmless the Partnership from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement or by the Contribution Agreement.

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Section 4.05 Unregistered Securities.
(a)Accredited Investor Status; Sophisticated Purchaser. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in the Purchased Units and the Conversion Units. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.
(b)Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of the Partnership that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by such Purchaser. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of the Partnership. Neither such inquiries nor any other due diligence investigations conducted at any time by such Purchasers and its Representatives shall modify, amend or affect such Purchasers’ right (i) to rely on the Partnership’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in any Transaction Document. Such Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.
(c)Residency. Such Purchaser shall cooperate reasonably with the Partnership to provide any information necessary for any applicable securities filings.
(d)Legends. Such Purchaser understands that, until such time as the Purchased Units have been sold pursuant to an effective registration statement under the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. Each Purchaser understands that, until such time as the Conversion Units have been sold pursuant to an effective registration statement under the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.
(e)Purchase Representation. Such Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article

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IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.
(f)Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until the Conversion Units are registered under the Securities Act or an exemption from registration is available. Each Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.
(g)Reliance by the Partnership. Such Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.
Section 4.06 Sufficient Funds. Such Purchaser will have available to it at the Closing and the Additional Closing, as applicable, sufficient funds to enable such Purchaser to pay in full at the Closing or the Additional Closing the entire amount of such Purchaser’s Funding Obligation in immediately available cash funds.
ARTICLE V.
COVENANTS
Section 5.01 Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, each of the Partnership Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization, Permits, goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Partnership Entities (or any of them), to the extent the Partnership believes in its sole discretion that such relationships are and continue to be beneficial to the Partnership Entities and their businesses. Through the Closing, none of the Partnership Entities will modify or amend in any material respect, or otherwise waive any material right under, the Contribution Agreement without the prior written consent of the Purchasers possessing the right to acquire not less than majority of the Purchased Units.
Section 5.02 Listing of Units. Prior to the Closing, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to notice of issuance, of the Conversion Units on the NYSE.
Section 5.03 Cooperation; Further Assurances. Each of the Partnership and the Purchasers shall use its respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Each of the Partnership and the Purchasers agrees to execute and deliver all such documents or instruments, to take all appropriate action and to do all other

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things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.
Section 5.04 Lock-up Agreement. Without the prior written consent of the Partnership, except as specifically provided in this Agreement, each Purchaser and its Affiliates shall not, (a) during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Units, (b) during the period commencing on the date hereof and ending on the second anniversary of the Closing Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Purchased Units, Common Units of the Partnership or common units representing limited partner interests in WGP that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Purchased Units, (c) transfer any Purchased Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Purchased Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Purchased Units or Conversion Units in a manner that violates the terms of the Partnership Agreement; provided, however, that such Purchaser may pledge all or any portion of its Purchased Units to any holders of obligations owed by the Purchaser, including to the trustee for, or Representative of, such holders; provided, further, that such Purchaser may transfer any Purchased Units to an Affiliate of such Purchaser. Notwithstanding the foregoing, any transferee receiving any Purchased Units pursuant to this Section 5.04 shall (i) agree to the restrictions set forth in this Section 5.04 and (ii) to the extent still applicable, take all actions necessary to become a party to the Confidentiality Agreement between the transferee of such Purchased Units and the Partnership. After the first anniversary of the Closing Date, the Purchasers or other Holders of Purchased Units may only transfer Purchased Units in an amount not less than $25 million (or such lesser amount as the Purchaser or Holder holds), subject to compliance with applicable securities laws.
Section 5.05 Tax Estimates. On or before April 1 of each year, the Partnership shall provide each Purchaser that continues to own Purchased Units a good faith estimate (and reasonable supporting calculations) of whether there was sufficient Unrealized Gain attributable to the Partnership property as of December 31 of the previous year such that, if any of such Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 6.1(d)(xiii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(g) of the Second A&R LPA.

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In addition, following receipt of a written request from Kayne Anderson Capital Advisors, L.P. or FR XIII WES Holdings LLC, so long as such Purchaser or any of its respective Affiliates continues to own Purchased Units, the Partnership shall provide such Purchaser with a good faith estimate (and reasonable supporting calculations) of whether there is sufficient Unrealized Gain attributable to the Partnership property on the date of such request such that, if any of such Purchaser’s Series A Preferred Units were converted to Common Units and such Unrealized Gain was allocated to such Purchaser pursuant to Section 6.1(d)(xiii) of the Second A&R LPA (taking proper account of allocations of higher priority), such Purchaser’s Capital Account in respect of its Common Units would be equal to the Per Unit Capital Amount for an Initial Common Unit without any need for corrective allocations under Section 6.2(g) of the Second A&R LPA. Each of Kayne Anderson Capital Advisors, L.P. and FR XIII WES Holdings LLC shall be entitled to make such a request not more than once per calendar year.
For purposes of this Section 5.05, all capitalized terms used but not defined herein shall have the meanings assigned to them in the Second A&R LPA.
Section 5.06 Use of Proceeds. The Partnership shall use the proceeds of the offering of the Purchased Units, first, to fund the purchase of midstream assets as contemplated by the Contribution Agreement and, then, to the extent there are remaining proceeds from the offering of the Series A Preferred Units, for general partnership purposes.
ARTICLE VI.
INDEMNIFICATION, COSTS AND EXPENSES
Section 6.01 Indemnification by the Partnership. The Partnership agrees to indemnify each Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by the Partnership contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (b) the breach of any covenants of the Partnership contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Partnership shall constitute the date upon which such claim has been made. No Purchaser Related Party shall be entitled to recover special, indirect, exemplary,

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incidental, lost profits, speculative or punitive damages under this Section 6.01; provided, however, that such limitation shall not prevent any Purchaser Related Party from recovering under this Section 6.01 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.
Section 6.02 Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify the Partnership, the General Partner and their respective Representatives (collectively, “Partnership Related Parties”) from, costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date made (except to the extent any representation or warranty includes the word “material,” Material Adverse Effect or words of similar import, with respect to which such representation or warranty, or applicable portions thereof, must have been true and correct) or (b) the breach of any of the covenants of such Purchaser contained herein; provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of the survival period of such representation or warranty; and provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Partnership Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; and provided, further, that the liability of such Purchasers shall not be greater in amount than the sum of such Purchaser’s Purchase Price plus any distributions paid to such Purchaser with respect to the Purchased Units. No Partnership Related Party shall be entitled to recover special, indirect, exemplary, incidental, lost profits, speculative or punitive damages under this Section 6.02; provided, however, that such limitation shall not prevent any Partnership Related Party from recovering under this Section 6.02 for any such damages to the extent that such damages are payable to a third party in connection with any Third-Party Claims.
Section 6.03 Indemnification Procedure.
(a)A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Section 6.01 and Section 6.02.
(b)Promptly after any Partnership Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified

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Party believes in good faith is an indemnifiable claim under this Agreement (each a “Third-Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third-Party Claim, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third-Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter. If the Indemnifying Party undertakes to defend or settle, it shall promptly, and in no event later than ten (10) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third-Party Claim, failed (1) to assume the defense or employ counsel reasonably acceptable to the Indemnified Party and (2) notify the Indemnified Party of such assumption or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party. The remedies provided for in this Section 6.03 are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
Section 6.04 Tax Matters. All indemnification payments under this Article VI shall be adjustments to the Purchaser’s Purchase Price except as otherwise required by applicable Law.

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ARTICLE VII.
TERMINATION
Section 7.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of the Partnership and the Purchasers possessing the right to acquire not less than majority of the Purchased Units;
(b)by written notice from either the Partnership or the Purchasers possessing the right to acquire not less than majority of the Purchased Units if any Governmental Authority with lawful jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Transaction Documents and such order, decree, ruling or other action is or shall have become final and nonappealable;
(c)by written notice from either the Partnership or the Purchasers possessing the right to acquire not less than majority of the Purchased Units if the Contribution Agreement is terminated for any reason; or
(d)by written notice from the Partnership or a Purchaser, with respect to itself but not any other Purchaser, if the Closing does not occur by 11:59 p.m. on the Drop-Dead Date; provided, however, that no party may terminate this Agreement pursuant to this Section 7.01(d) if such party is, at the time of providing such written notice, in breach of any of its obligations under this Agreement.
Section 7.02 Certain Effects of Termination. In the event that this Agreement is terminated pursuant to Section 7.01:
(a)except as set forth in Section 7.02(b), this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination;
(b)regardless of any purported termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, this Section 7.02 and the provisions of Article VIII shall remain operative and in full force and effect as between the Partnership and the Purchasers, unless the Partnership and the Purchasers possessing the right to acquire not less than majority of the Purchased Units execute a writing that expressly (with specific references to the applicable Articles, Sections or subsections of this Agreement) terminates such rights and obligations as between the Partnership and the Purchasers; and
(c)each of the Confidentiality Agreements shall remain in effect until such Confidentiality Agreement expires in accordance with its terms.
ARTICLE VIII.

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MISCELLANEOUS
Section 8.01 Expenses. Except as follows, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such costs and expenses:
(a)Promptly following receipt of an invoice therefore containing reasonable supporting detail, the Partnership shall reimburse the Purchasers for the reasonable fees and expenses of Latham & Watkins LLP of up to $200,000 (with legal fees and expenses of Latham & Watkins LLP in excess of $200,000 to be paid pro rata by all the Purchasers in proportion to the aggregate number of Purchased Units purchased by each); and
(b)The Partnership shall pay to the Purchasers a transaction fee equal to 2.0% of the Total Funding Obligation with respect to the Closing and the Additional Closing (the “Transaction Fee”), pro rata. The Transaction Fee will be paid by netting such fee from each Purchaser’s Funding Obligation paid at the Closing or the Additional Closing, as the case may be; provided that for United States federal income tax purposes, payment of the Transaction Fee and the reimbursements described in Section 8.01(a) are, and will be treated by the parties as, adjustments to the Purchase Price paid by the Purchasers for the Purchased Units.
Section 8.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall

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end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
Section 8.03 Survival of Provisions. The representations and warranties set forth in Section 3.01, Section 3.02, Section 3.16, Section 3.18, Section 4.01, Section 4.02, Section 4.04, and Sections 4.05(a), (b) and (e) hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Closing Date, regardless of any investigation made by or on behalf of the Partnership or the Purchasers. The covenants made in this Agreement or any other Transaction Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article VI and all indemnification rights and obligations of the Partnership and the Purchasers thereunder, and this Article VIII shall remain operative and in full force and effect as between the Partnership and each Purchaser, unless the Partnership and the applicable Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between the Partnership and such Purchaser.
Section 8.04 No Waiver: Modifications in Writing.
(a)Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
(b)Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of any Transaction Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Article XIII thereof) shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of any Transaction Document, any waiver of any provision of any Transaction Document and any consent to any departure by the Partnership from the terms of any provision of any Transaction Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

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Section 8.05 Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 8.06 Non-Disclosure.
(a)Notwithstanding the foregoing, this Agreement shall not impact the terms and provisions of any of the Confidentiality Agreements. The Confidentiality Agreements shall continue to be in full force and effect, pursuant to the terms and conditions thereof.
(b)Other than filings made by the Partnership with the Commission, the Partnership and any of its Representatives shall disclose the identity of, or any other information concerning, the Purchasers or any of their respective Affiliates only after providing the Purchasers a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 8.06 shall delay any required filing or other disclosure with the Commission, the NYSE or any Governmental Authority or otherwise hinder the Partnership Entities’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, the NYSE or other Governmental Authority.
(c)Notwithstanding anything to the contrary in this Section 8.06, the Partnership and the General Partner agree that the Purchasers may (i) publicize their ownership in the Partnership, as well as the identity of the Partnership, the size of the investment and its pricing terms with respect to the Series A Preferred Units on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (ii) display the Partnership’s corporate logo in conjunction with any such reference.
Section 8.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses
(a)If to the Purchasers, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St.
Suite 3700
Houston, Texas 77002
Attention: Sean T. Wheeler
Facsimile: (713) 546-5401
Email: sean.wheeler@lw.com
(b)If to the Partnership:

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Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, Texas 77380
Attention: Donald R. Sinclair, Chief Executive Officer
with a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston TX 77002-6760
Attention: David Oelman
Facsimile: (713) 615-5620
Email: doelman@velaw.com

or to such other address as the Partnership or the Purchasers may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 8.08 Removal of Legend. In connection with a sale of Purchased Units or Conversion Units by a Purchaser in reliance on Rule 144 promulgated under the Securities Act, the applicable Purchaser or its broker shall deliver to the Partnership a broker representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Units is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that the Purchaser is not an Affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the such units have been held. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of a restrictive legend in such Purchaser’s book-entry account maintained by the Partnership, including the legend referred to in Section 4.05, and the Partnership shall bear all costs associated therewith. At such time as the Purchased Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act or have been held by any Purchaser for more than one year where such Purchaser is not, and has not been in the preceding three months, an affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), if the book-entry account of such Purchaser still bears the notation of the restrictive legend referred to in Section 4.05, the Partnership agrees, upon request of the Purchaser or permitted assignee, to take all steps necessary to promptly effect the removal of the legend described in Section 4.05, and the Partnership shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as such Purchaser or its permitted assigns provide to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of the Partnership (as defined in Rule 144 promulgated under the Securities Act), as well as a covenant to inform the Partnership if it should thereafter become an affiliate (as

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defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with each Purchaser to effect the removal of the legend referred to in Section 4.05 at any time such legend is no longer appropriate.
Section 8.09 Entire Agreement. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to in this Agreement, the other Transaction Documents or the Confidentiality Agreements with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates. This Agreement, the other Transaction Documents, the Confidentiality Agreements and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.
Section 8.10 Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 8.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS

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AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 8.12 Exclusive Remedy.
(a)Each party hereto hereby acknowledges and agrees that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. If any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party subject to the terms hereof and in addition to any remedy at law for damages or other relief, may (at any time prior to the valid termination of this Agreement pursuant to Article VII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.
(b)The sole and exclusive remedy for any and all claims arising under, out of, or related to this Agreement or the transactions contemplated hereby, shall be the rights of indemnification set forth in Article VI only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties hereto to the fullest extent permitted by Law. Notwithstanding anything in the foregoing to the contrary, nothing in this Agreement shall limit or otherwise restrict a fraud claim brought by any party hereto or the right to seek specific performance pursuant to Section 8.12(a).
Section 8.13 No Recourse Against Others.
(a)All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Partnership and the Purchasers. No Person other than the Partnership or the Purchasers, including no member, partner, stockholder, Affiliate or Representative thereof, nor any member, partner, stockholder, Affiliate or Representative of any of the foregoing, shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach; and, to the maximum extent permitted by Law, each of the Partnership and the Purchasers hereby waives and releases all such liabilities, claims, causes of action and obligations against any such third Person.
(b)Without limiting the foregoing, to the maximum extent permitted by Law, (i) each of the Partnership and the Purchasers hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of the other or otherwise impose liability of the other on any third Person, whether granted by statute or based on theories of equity, agency, control,

35

instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each of the Partnership and the Purchasers disclaims any reliance upon any third Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement.
Section 8.14 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Partnership, the Purchasers and, for purposes of Section 8.13 only, any member, partner, stockholder, Affiliate or Representative of the Partnership or the Purchasers, or any member, partner, stockholder, Affiliate or Representative of any of the foregoing, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
[Signature Page to Follow.]

36

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

WESTERN GAS PARTNERS, LP
By: Western Gas Holdings, LLC, its general partner
By: /s/ Benjamin M. Fink
Name: Benjamin M. Fink Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature page to Purchase Agreement]

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: KA Fund Advisors, LLC, as Manager
By: /s/ James C. Baker
Name: James C. Baker Title: Managing Director

KA WESTERN GAS HOLDINGS LLC
By: KA Fund Advisors, LLC, as Manager
By: /s/ James C. Baker
Name: James C. Baker Title: Managing Director

KAYNE PREFERRED FUND LLC
By: /s/ James C. Baker
Name: James C. Baker Title: Authorized Person

KAYNE ANDERSON MLP FUND, L.P.
By: Kayne Anderson Capital Advisors, L.P., as its General Partner
By: /s/ David Shladovsky
Name: David Shladovsky Title: General Counsel

KAYNE SELECT MIDSTREAM RECOVERY FUND, L.P.
By: Kayne Anderson Capital Advisors, L.P., as its General Partner
By: /s/ David Shladovsky
Name: David Shladovsky Title: General Counsel

KAYNE ANDERSON MIDSTREAM INSTITUTIONAL FUND, L.P.
By: Kayne Anderson Capital Advisors, L.P., as its General Partner
By: /s/ David Shladovsky
Name: David Shladovsky Title: General Counsel

[Signature page to Purchase Agreement]

KANTI (QP), L.P.
By: Kayne Anderson Capital Advisors, L.P., as its General Partner
By: /s/ David Shladovsky
Name: David Shladovsky Title: General Counsel

KAYNE ANDERSON NON-TRADITIONAL INVESTMENTS, L.P.
By: Kayne Anderson Capital Advisors, L.P., as its General Partner
By: /s/ David Shladovsky
Name: David Shladovsky Title: General Counsel

BELFER CAPITAL PARTNERS LP
By: Kayne Anderson Capital Advisors, L.P., as its General Partner
By: /s/ David Shladovsky
Name: David Shladovsky Title: General Counsel

FR XIII WES Holdings LLC
By: /s/ Gary Reaves
Name: Gary Reaves Title: Authorized Person

[Signature page to Purchase Agreement]

Schedule A

Purchaser	Firm Units	Funding Obligation
KA Western Gas Holdings LLC 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	2,687,181	$85,989,792.00

Kayne Anderson Midstream Institutional Fund, L.P. 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	478,316	$15,306,112.00

Kayne Anderson MLP Fund, L.P. 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	478,316	$15,306,112.00

Massachusetts Mutual Life Insurance Company 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	398,597	$12,755,104.00

KANTI (QP), L.P. 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	351,084	$11,234,688.00

Belfer Capital Partners LP 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	318,878	$10,204,096.00

Exhibit A-1

Kayne Preferred Fund LLC 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	182,717	$5,846,944.00

Kayne Anderson Non-Traditional Investments, L.P. 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	127,232	$4,071,424.00

Kayne Select Midstream Recovery Fund, L.P. 1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com jbaker@kaynecapital.com	79,719	$2,551,008.00

Total Kayne Anderson	5,102,040	$163,265,280.00

FR XIII WES Holdings LLC 600 Travis, Suite 6000 Houston, TX 77002 Attn: Gary Reaves Email: greaves@firstreserve.com	8,928,571	$285,714,272.00

Total First Reserve	8,928,571	$285,714,272.00

TOTAL	14,030,611	$448,979,552.00

Exhibit A-2

Schedule B

Material Subsidiaries

Western Gas Operating, LLC
WGR Operating, LP
Anadarko Gathering Company, LLC
MIGC LLC
Western Gas Wyoming, L.L.C.
Chipeta Processing LLC
Kerr-McGee Gathering LLC
Anadarko Wattenberg Company, LLC
Mountain Gas Resources, LLC
Mountain Gas Transportation LLC
GNB NGL Pipeline LLC
Overland Trail Transmission, LLC
DBM Crude Services, LLC
DBM Pipeline, LLC
Delaware Basin Midstream, LLC
Delaware Basin JV Gathering LLC

Schedule B-1

EXHIBIT A
FORM OF OPINION OF VINSON & ELKINS L.L.P.
Capitalized terms used but not defined herein have the meanings assigned to such terms in the Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”). The Partnership shall furnish to the Purchasers at the Closing an opinion of Vinson & Elkins L.L.P., counsel for the Partnership, addressed to the Purchasers and dated the Closing Date in form satisfactory to the Purchasers, stating that:
(i)Each of the Partnership, the General Partner and the subsidiaries of the Partnership listed on Schedule I hereto (the “Domestic Subsidiaries”) is validly existing and in good standing under the laws of its jurisdiction of formation. Each of the Partnership, the General Partner and the Domestic Subsidiaries other than Western Gas Wyoming, L.L.C. and Kerr-McGee Gathering LLC has all requisite limited liability company or partnership power and authority, as applicable, under the laws of its jurisdiction of formation necessary to own or lease its properties and to conduct its business, in each case in all material respects as described in the WES SEC Documents.
(ii)Except as have been waived or satisfied or as otherwise described in the WES SEC Documents, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any equity securities in the Partnership pursuant to the Organizational Documents of the Partnership or any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 or any Current Report or Quarterly Report filed thereafter to which the Partnership is a party or by which the Partnership may be bound.
(iii)The Purchased Units to be issued and sold to the Purchasers by the Partnership pursuant to the Purchase Agreement and the limited partner interests represented thereby have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered to the Purchasers against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued in accordance with the terms of the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(iv)The Conversion Units have been duly authorized by the General Partner on behalf of the Partnership pursuant to the Partnership Agreement and, when issued upon conversion of the Purchased Units in accordance with the terms of the Partnership Agreement, will be validly issued, fully paid (to the extent required by applicable law and the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).
(v)WGP is the sole member of the General Partner, with a 100% membership interest in the General Partner; and WGP owns such membership interest free and clear of all Liens in respect of which a financing statement under the Uniform Commercial Code of the

Exhibit A-1

State of Delaware naming WGP as debtor is on file in the office of the Secretary of State of the State of Delaware.
(vi)The General Partner is the sole general partner of the Partnership and owns of record a 1.8% general partner interest in the Partnership free and clear of all Liens (except for restrictions on transferability contained in the Partnership Agreement or as otherwise described in the WES SEC Documents) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the General Partner as debtor is on file in the office of the Secretary of State of the State of Delaware.
(vii)The Partnership directly or indirectly owns of record all of the issued and outstanding partnership interests and membership interests, as applicable, in the Domestic Subsidiaries other than Chipeta Processing LLC, a Delaware limited liability company (“Chipeta”), free and clear of all Liens in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Partnership, WGR Operating, LP, a Delaware limited partnership (the “Operating Partnership”) or Western Gas Operating, LLC, a Delaware limited liability company, as debtor is on file in the office of the Secretary of State of the State of Delaware.
(viii)The Operating Partnership owns of record a 75% membership interest in Chipeta free and clear of all Liens (except for restrictions on transferability contained in Chipeta’s limited liability company agreement) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Operating Partnership as debtor is on file in the office of the Secretary of State of the State of Delaware.
(ix)No permit, consent, approval, authorization, registration, filing with or order of any federal or Delaware court, Governmental Authority or body having jurisdiction over the Partnership is required for the issuance and sale by the Partnership of the Purchased Units, the execution , delivery and performance by the Partnership of the Transaction Documents, or the consummation of the transactions contemplated by the Transaction Documents, except (i) as may be required in connection with the Partnership’s obligations under the Registration Rights Agreement to register the resale of the Conversion Units under the Securities Act, (ii) those that have been obtained or made, (iii) as may be required under federal or state securities or “Blue Sky” laws, as to which we do not express any opinion, or (iv) such that the failure to obtain would not reasonably be expected to constitute a Material Adverse Effect.
(x)Assuming the accuracy of the representations and warranties of the Purchasers and the Partnership contained in the Purchase Agreement, the offer, issuance and sale of the Purchased Units by the Partnership to the Purchasers solely in the manner contemplated by the Purchase Agreement are exempt from the registration requirements of the Securities Act; provided, however, that no opinion is expressed as to any subsequent sale or resale of the Purchased Units.
(xi)No Partnership Entity is, and after giving effect to the issuance and sale of the Series A Preferred Units and the application of the proceeds therefrom, none of the Partnership, the General Partner or the Domestic Subsidiaries will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Exhibit A-2

(xii)None of the offering, issuance or sale by the Partnership of the Purchased Units or the execution, delivery and performance of the Transaction Documents (other than the Contribution Agreement) by the Partnership, the General Partner, or WGP, as the case may be, or the consummation of the transactions contemplated thereby will result in a breach or violation of (A) the Organizational Documents of the Partnership or the General Partner, as the case may be, (B) any agreement filed as an exhibit to the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2015 or any Current Report or Quarterly Report filed thereafter, or (C) the Delaware LP Act or U.S. federal law, which in the case of clauses (B) or (C) would be reasonably expected to constitute a Material Adverse Effect; provided, however, that we express no opinion pursuant to this paragraph (xii) with respect to any securities or other anti-fraud law.
(xiii)Each of the Transaction Documents (other than the Contribution Agreement) has been duly authorized and validly executed and delivered by the Partnership, the General Partner or WGP, as the case may be, and each of the Second A&R LPA and the Board Observation Agreement constitutes a valid and binding obligation of the General Partner or WGP, as the case may be, enforceable against such party in accordance with its terms, except insofar as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (B) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

Exhibit A-3

Schedule I

Domestic Subsidiaries

Western Gas Operating, LLC
WGR Operating, LP
Anadarko Gathering Company, LLC
MIGC LLC
Western Gas Wyoming, L.L.C.
Chipeta Processing LLC
Kerr-McGee Gathering LLC
Anadarko Wattenberg Company, LLC
Mountain Gas Resources, LLC
Mountain Gas Transportation LLC
GNB NGL Pipeline LLC
Overland Trail Transmission, LLC
DBM Crude Services, LLC
DBM Pipeline, LLC
Delaware Basin Midstream, LLC
Delaware Basin JV Gathering LLC

Exhibit A-4

EXHIBIT B
FORM OF SECOND A&R LIMITED PARTNERSHIP AGREEMENT

Exhibit B-1

Exhibit B

SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
WESTERN GAS PARTNERS, LP

i

v

SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP
THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP dated as of March [●], 2016, is entered into by and among Western Gas Holdings, LLC, a Delaware limited liability company, as the General Partner, together with any other Persons who are or become Partners in the Partnership or parties hereto as provided herein.
WHEREAS, the General Partner and the other parties thereto entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of May 14, 2008 (the “2008 Agreement”);
WHEREAS, the General Partner effected several amendments to the 2008 Agreement; and
WHEREAS, the General Partner desires to amend and restate the 2008 Agreement in its entirety to reflect each such amendment together with such other changes as the General Partner has determined are necessary and appropriate.
NOW, THEREFORE, the General Partner does hereby amend and restate the 2008 Agreement to provide, in its entirety, as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.
The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.
“2008 Agreement” has the meaning set forth in the recitals of this Agreement.
“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing for a period exceeding the short-term the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.
“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.
(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increase shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event by the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).
“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.
“Additional Book Basis Reduction” has the meaning set forth in the definition of “Net Termination Gain.”
“Additional Closing Date” has the meaning assigned to such term in the Series A Purchase Agreement.
“Additional Units” has the meaning assigned to such term in the Series A Purchase Agreement.
“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership, after giving effect to the following adjustments:
(a) Credit to such Capital Account any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c), including any amount

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

that such Partner is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b) Debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; (b) less (i) any net increase in Working Capital Borrowings with respect to that period; and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period; and (c) plus (i) any net decrease in Working Capital Borrowings with respect to that period; and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus.
“Adjusted Percentage Interest” means as of any date of determination (a) as to any Unitholder holding Units other than the Class C Units, the product obtained by multiplying (i) 100% less the General Partner’s Percentage Interest less the percentage applicable to subclause (b) below, by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder or assignee by (B) the total number of all Outstanding Units and (b) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. In calculating the number of Units in subclauses (A) and (B) above, the applicable number of Units shall include Outstanding Common Units and the Common Units that would be issued if all Series A Preferred Units were converted to Common Units on such date of determination. The Adjusted Percentage Interest with respect to an Incentive Distribution Right shall at all times be zero, and the Adjusted Percentage Interest with respect to a Series A Preferred Unit shall only be defined by reference to the Adjusted Percentage Interest attributable to the Common Units into which such Series A Preferred Unit would be converted if conversion took place on such date of determination.
“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Aggregate Quantity of Class B Units” is defined in Section 5.11.
“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.
“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).
“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution and in the case of an Adjusted Property, the fair market value of such Adjusted Property on the date of the Revaluation Event as described in 5.5(d)(1), in both cases as determined by the General Partner. In making such determination, the General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Adjusted Properties or Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each such property.
“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as it may be amended, supplemented or restated from time to time.
“AMH” means APC Midstream Holdings, LLC, a Delaware limited liability company.
“Anadarko” means Anadarko Petroleum Corporation, a Delaware corporation.
“Asset HoldCo” means WGR Asset Holding Company LLC, a Delaware limited liability company, and any successors thereto.
“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.
“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:
(a)    the sum of (i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less
(b)    the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to (i) provide for the proper conduct of the business of the Partnership Group (including

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters;
provided, however, that the General Partner may not establish cash reserves pursuant to clause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units with respect to such Quarter; and provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.
Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Board of Directors” means, with respect to the Board of Directors of the General Partner, its board of directors or managers, as applicable, if a corporation or limited liability company, or if a limited partnership, the board of directors or board of managers of the general partner of the General Partner.
“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).
“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.
“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.
“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.
“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.
“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.
“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership.
“Capital Improvement” means any (a) addition or improvement to the capital assets owned by any Group Member, (b) acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including, without limitation, crude oil or natural gas gathering systems, natural gas treatment or processing plants, natural gas liquids fractionation facilities, storage facilities, pipeline systems or other midstream assets or facilities) or (c) capital contributions by a Group Member to a Person that is not a Subsidiary in which a Group Member has an equity interest to fund such Group Member’s pro rata share of the cost of the acquisition of existing, or the construction of new or the improvement or replacement of existing, capital assets (including, without limitation, crude oil or natural gas gathering systems, natural gas treatment or processing plants, natural gas liquids fractionation facilities, storage facilities, pipeline systems or other midstream assets or facilities) by such Person, in each case if such addition, improvement, acquisition or construction is made to increase for a period longer than the short-term the operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such addition, improvement, replacement, acquisition or construction; provided, however, that any such addition, improvement, replacement, acquisition or construction that is made solely for investment purposes shall not constitute a Capital Improvement under this Agreement. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.
“Capital Surplus” is defined in Section 6.3(a).
“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.
“Carrying Value Increase” has the meaning set forth in the definition of “Net Termination Gain.”
“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.
“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement with respect to the Common Units or Exhibit B to this Agreement with respect to the

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Series A Preferred Units, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or Series A Preferred Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.
“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.
“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.
“claim” (as used in Section 7.12(d)) is defined in Section 7.12(d).
“Class B Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class B Units in this Agreement.
“Class C Conversion Date” means the date that is the earlier of (i) December 31, 2017, unless extended by Anadarko in its sole discretion, and (ii) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted, which notice shall be delivered upon the determination of the General Partner.
“Class C Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to Class C Units in this Agreement. A Class C Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.
“Class C Unit Distribution” means a distribution payable to each Class C Unit, determined in accordance with Section 5.12(d)(i).
“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.
“Closing Price” is defined in Section 15.1(a).
“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
“Combined Interest” is defined in Section 11.3(a).

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Commences Commercial Service” shall mean the date a Capital Improvement is first put into commercial service following completion of construction and testing.
“Commission” means the United States Securities and Exchange Commission.
“Commodity Hedge Contract” means any commodity exchange, swap, forward, cap, floor, collar or other similar agreement or arrangement that is entered into for the purpose of hedging the Partnership Group’s exposure to fluctuations in the price of hydrocarbons in their operations and not for speculative purposes.
“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Series A Preferred Unit, Class B Unit or Class C Unit prior to its conversion into a Common Unit pursuant to the terms hereof; provided that, notwithstanding the foregoing, each Class C Unit and Series A Preferred Unit shall be deemed a Common Unit (whether converted or not) with respect to any voting, approval or consent rights conferred upon Common Units in this Agreement including pursuant to Sections 4.6, 4.7, 7.9(a), 11.1(b), 11.2, and 12.3 (i.e., Common Units, Class C Units and Series A Preferred Units shall vote together as a single class, except that Class C Units and Series A Preferred Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units or Series A Preferred Unit, respectively, in relation to other classes of Partnership Interests in any material respect or as required by law). Notwithstanding the foregoing, Class C Units owned by the General Partner and its Affiliates shall not be entitled to vote, approve or consent on matters if Common Units owned by the General Partner and its Affiliates are excluded from voting, approving or consenting on such matters.
“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.
“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Anadarko, Holdings, the Operating Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.
“Converted Class B Units” is defined in Section 5.11(g).
“Converted Class C Units” has the meaning assigned to such term in Section 6.1(d)(x)(B).
“Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of February 26, 2014, by and among the Partnership, Wells Fargo Bank National Association, as the administrative agent, and the lenders party thereto.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xii).
“Current Market Price” is defined in Section 15.1(a).
“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x) 2,812,500 over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) a reimbursement of preformation capital expenditures in an amount equal to the aggregate amount of cash, if any, contributed by the Underwriters to the Partnership on the Option Closing Date(s) with respect to Common Units issued by the Partnership upon each exercise of the Over-Allotment Option in accordance with Section 5.3(b), if any.
“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.
“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.
“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.
“Derivative Instruments” means options, right, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.
“Disposed of Adjusted Property” has the meaning assigned to such term in Section 6.1(d)(xv)(B).
“Distribution Amount” has the meaning assigned to such term in Section 5.12(d)(i).
“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).
“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner the General Partner determines does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.
“Eligible Holder” means any (a) individual who is a U.S. citizen or U.S. resident alien, (b) corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) estate whose income is subject to U.S. federal income taxation regardless of its source,

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(d) trust that (1) is subject to the primary supervision of a court within the United States and that has one or more U.S. persons with authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person, (e) any other entity that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia but is not subject to U.S. federal income taxation on the income generated from the Partnership; provided that all of its beneficial owners are otherwise qualified as an Eligible Holder under alternative (a), (b), (c), or (d) hereof.
“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.9.
“Estimated Maintenance Capital Expenditures” means an estimate made in good faith by the Board of Directors of the General Partner (with the concurrence of the Special Committee) of the average quarterly Maintenance Capital Expenditures that the Partnership will need to incur over the long term to maintain the operating capacity or operating income of the Partnership Group existing at the time the estimate is made. The Board of Directors of the General Partner (with the concurrence of the Special Committee) will be permitted to make such estimate in any manner it determines reasonable. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material adjustment to the amount of future Estimated Maintenance Capital Expenditures. The Partnership shall disclose to its Partners any change in the amount of Estimated Maintenance Capital Expenditures in its reports made in accordance with Section 8.3 to the extent not previously disclosed. Any adjustments to Estimated Maintenance Capital Expenditures shall be prospective only.
“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units (before deduction for any underwriters’ discounts and commissions), or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.
“Event of Withdrawal” is defined in Section 11.1(a).
“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”
“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii)(A).
“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii)(A).
“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued (including incremental Incentive Distributions in respect of newly issued equity), in each case, to finance the construction of a Capital Improvement and paid during the period beginning on the date that the Partnership enters into a binding obligation

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred or equity issued to fund such construction period interest payments or such construction period distributions on equity paid during such period (including incremental Incentive Distributions in respect of the newly issued equity), shall also be deemed to be debt incurred or equity issued, as the case may be, to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Special Committee, shall determine the allocation between the amounts paid for each.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Notice” means the giving of notice by the Partnership to the Limited Partners in the manner specified in Section 16.1 that the Partnership is implementing procedures pursuant to this Agreement to require a Limited Partner or a transferee of a Limited Partner Interest to certify that such Person is a Eligible Holder.
“Firm Units” has the meaning assigned to such term in the Series A Purchase Agreement.
“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).
“First Target Distribution” means $0.3450 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2008, it means the product of $0.3450 multiplied by a fraction of the numerator is the number of days in such period, and of which the denominator is 91), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).
“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which is evidenced by General Partner Units, and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
“General Partner Unit” means a fractional part of the General Partner Interest having the rights and obligations specified with respect to the General Partner Interest. A General Partner Unit is not a Unit.
“GP Contribution Interest” shall have the meaning assigned to it in the Contribution Agreement.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.
“Group” means a Person that with or through any of its Affiliates or Associates has any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.
“Group Member” means a member of the Partnership Group.
“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.
“Holder” as used in Section 7.12, is defined in Section 7.12(a).
“Holdings” means WGR Holdings, LLC, a Delaware limited liability company.
“IDR Reset Election” is defined in Section 5.11(a).
“Incentive Distribution Right” means a non-voting Limited Partner Interest issued to the General Partner in connection with the transfer of the GP Contribution Interest to the Partnership pursuant to the Contribution Agreement, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in this Agreement with respect to Incentive Distribution Rights (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest). Notwithstanding anything in this Agreement to the contrary, the holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter except as may otherwise be required by law.
“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(c), (d) and (e).
“Incremental Income Taxes” is defined in Section 6.9.
“Indemnified Persons” is defined in Section 7.12(d).
“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any Group

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, manager, partner, fiduciary or trustee of another Person; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.
“Ineligible Assignee” means a Person whom the General Partner has determined is not an Eligible Holder.
“Initial Common Units” means the Common Units sold in the Initial Offering.
“Initial Limited Partners” means Holdings (with respect to the Common Units, subordinated units of the Partnership and Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1 of this Agreement.
“Initial Loan” means the loan made by the Partnership with the net proceeds from the Initial Offering of $260.0 million to Anadarko in exchange for a 30-year note bearing interest at a fixed annual rate of 6.5%.
“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.
“Initial Unit Price” means (a) with respect to the Common Units and the subordinated units of the Partnership, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.
“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements; (d) the termination of Commodity Hedge Contracts and interest rate swap agreements prior to their respective specified termination dates; (e) capital contributions received; and (f) corporate reorganizations or restructurings.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.
“Issuance Test” is defined in Section 5.13(b)(iv).
“Issue Price” means the price at which a Unit is purchased from the Partnership, net of any sales commission or underwriting discount charged to the Partnership. Each PIK C Unit shall have an Issue Price equal to the net amount deemed contributed to the Partnership in exchange for the PIK C Unit in accordance with Section 5.12(d)(iv).
“Limited Partner” means, unless the context otherwise requires, Asset HoldCo prior to its contribution of its Limited Partner Interest to Holdings, Holdings prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law.
“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Series A Preferred Units, Class B Units, Class C Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.
“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.
“Liquidation Gain” has the meaning set forth in the definition of “Net Termination Gain.”
“Liquidation Loss” has the meaning set forth in the definition of “Net Termination Loss.”
“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or replacement of the capital assets owned by any Group Member or for the acquisition of existing, or the construction or development of new, capital assets, including, without limitation, gas gathering systems, natural gas treatment or processing facilities, natural gas liquids fractionation facilities, storage facilities, pipeline systems or other midstream assets or facilities and other related or similar midstream assets or other assets that are expected to generate “qualifying income” as defined by Section 7704 of the Code) if such expenditures are made to maintain, including for a period longer than the short-term, the operating capacity or operating income of the Partnership Group. Maintenance Capital Expenditures shall not include (a) Expansion Capital Expenditures or (b) Investment Capital Expenditures. Maintenance Capital Expenditures shall include interest (and related fees) on debt incurred and distributions on equity issued (including incremental Incentive Distributions in respect of the newly issued equity), in each case, to finance the construction or development of a replacement asset and paid during the period beginning on the date that the Partnership enters into a binding obligation to commence constructing or developing a replacement asset and ending on the earlier to occur of the date that such replacement asset Commences Commercial Service and the date that such replacement asset is abandoned or disposed of. Debt incurred to pay or equity issued to fund construction or development period interest payments, or such construction or development period distributions on equity (including incremental Incentive Distributions in respect of the newly issued equity), shall also be deemed to be debt or equity, as the case may be, incurred to finance the construction or development of a replacement asset. For purposes of this definition, the short-term generally refers to a period not exceeding 12 months.
“Merger Agreement” is defined in Section 14.1.
“Minimum Quarterly Distribution” means $0.3000 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2008, it means the product of $0.3000 multiplied by a fraction of the numerator is the number of days in such period, and of which the denominator is 91), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.
“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.
“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such Contributed Property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such Contributed Property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, and (c) in the case of a contribution of Common Units by the General Partner to the Partnership as a Capital Contribution pursuant to Section 5.2(b), an amount per Common Unit contributed equal to the Current Market Price per Common Unit as of the date of the contribution.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xv).
“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) but shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xv).
“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.
“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain or Revaluation Gain occurs.
“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event (“Revaluation Loss”); provided, however, items included in the

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss or Revaluation Loss occurs.
“Non-citizen Assignee” means a Person whom the General Partner has determined does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the substituted limited partner, pursuant to Section 4.9.
“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).
“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.
“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.
“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).
“Notice of Election to Purchase” is defined in Section 15.1(b).
“OLP GP” means Western Gas Operating, LLC, a Delaware limited liability company and the general partner of the Operating Partnership, and any successors thereto.
“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date, among Anadarko, the General Partner and the Partnership, as such may be amended, supplemented or restated from time to time.
“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including, but not limited to, taxes, reimbursements of the General Partner in accordance with this Agreement, the Omnibus Agreement or the Secondment Agreement, payments made in the ordinary course of business under any interest rate swap agreements or Commodity Hedge Contracts (provided that payments made in connection with the termination of any Commodity Hedge Contract prior to the expiration of its stipulated settlement or termination date shall be excluded; and provided, further, that with respect to amounts paid in connection with the initial purchase of a Commodity Hedge Contract, such amounts shall be amortized over the life of the applicable Commodity Hedge Contract or expensed in full upon its termination, if earlier), director and officer compensation, repayment of Working Capital Borrowings, debt service payments,

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Second Amended and Restated Agreement of Limited Partnership

Estimated Maintenance Capital Expenditures and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), but subject to the following:
(a)    repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;
(b)    payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and
(c)    Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) actual Maintenance Capital Expenditures, (iii) Investment Capital Expenditures, (iv) payment of transaction expenses (including taxes and which, with respect to the termination of a Commodity Hedge Contract prior to its stipulated settlement or termination date, such transaction expenses shall constitute any payments due from any Group Member upon such settlement or termination) relating to Interim Capital Transactions, (v) distributions to Partners, or (vi) non-Pro Rata repurchases of Units of any class made with the proceeds of a substantially concurrent equity issuance; and
(d)    Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner, with the concurrence of the Special Committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which the capital expenditures made for such purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.
“Operating Partnership” means WGR Operating, LP, a Delaware limited partnership, and any successors thereto.
“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,
(a)    the sum of (i) $31.8 million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, and (iv) cash distributions paid on equity issued to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset (such as equipment or facilities) during the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement or replacement of a capital asset and ending on the earlier to occur of the date the Capital Improvement or capital asset Commences Commercial Service or the date that it is abandoned or disposed of (equity issued to fund construction period

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset shall also be deemed to be equity issued to finance the construction, acquisition or development of a Capital Improvement or replacement of a capital asset for purposes of this clause (iv)), less
(b)    the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred;
provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.
Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.
“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.
“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.
“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, none of the Partnership Securities owned by such Person or Group shall be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner, (iv) the initial Series A Purchasers (but not their permitted assigns) with respect to their ownership (beneficially or of record) of the Series A Preferred

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Units or Series A Conversion Units, or (v) any Series A Unitholder in connection with any vote, consent or approval of the Series A Unitholders as a separate class; provided, further, however, that Restricted Common Units shall not be treated as Outstanding for purposes of Section 6.1.
“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).
“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.
“Partners” means the General Partner and the Limited Partners.
“Partnership” means Western Gas Partners, LP, a Delaware limited partnership.
“Partnership Contribution Interests” shall have the meaning assigned to it in the Contribution Agreement.
“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity.
“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.
“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Restructuring Event” means any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the General Partner Interest, the Incentive Distribution Rights or the equity interests of the General Partner, WGP, WGPGP, Anadarko or any of their respective Affiliates, provided that the principal parties thereto are the Partnership, the General Partner, WGP, WGPGP, Anadarko, the Series A Purchasers and/or any of their respective Affiliates.
“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Series A Preferred Units, Class B Units, Class C Units and Incentive Distribution Rights.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.
“Percentage Interest” means as of any date of determination (a) as to the General Partner with respect to General Partner Units and as to any Unitholder (other than in respect of Series A Preferred Units) with respect to Units (other than in respect of Series A Preferred Units), the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units (other than in respect of Series A Preferred Units) held by such Unitholder (other than in respect of Series A Preferred Units), as the case may be, by (B) the total number of Outstanding Units (other than the Series A Preferred Units) and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. Notwithstanding the immediately preceding sentence, for purposes of Sections 5.2(b), 5.11, 6.1, 6.4, 6.5 and 11.3(c), (x) the Percentage Interest of the General Partner shall be calculated as the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner by (B) the total number of Outstanding Units (other than Series A Preferred Units and Class C Units) and General Partner Units, and (y) the Percentage Interest of any Unitholder (other than in respect of Series A Preferred Units) with respect to Units (other than in respect of Series A Preferred Units) shall be calculated as the product obtained by multiplying (A) 100% less the Percentage Interest of the General Partner by (B) the quotient obtained by dividing (1) the number of Units (other than in respect of Series A Preferred Units) held by such Unitholder (other than in respect of Series A Preferred Units) by (2) the total number of Outstanding Units (other than in respect of Series A Preferred Units). The Percentage Interest with respect to an Incentive Distribution Right and a Series A Preferred Unit shall at all times be zero.
“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
“PIK C Payment Date” has the meaning assigned to such term in Section 5.12(d)(iii).
“PIK C Unit” means a Class C Unit that is issued by the Partnership in respect of distributions payable pursuant to Section 5.12(d).
“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.
“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to Series A Preferred Unitholders, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder and (d) when used with respect to holders of Incentive Distribution Rights,

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.
“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.
“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the first fiscal Quarter of the Partnership that includes the Closing Date, the portion of such fiscal quarter after the Closing Date.
“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.
“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.
“Record Holder” means the Person in whose name a Common Unit or Series A Preferred Unit, as applicable, is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the opening of business on such Business Day.
“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10 and Section 4.12.
“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-146700) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.
“Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Class C Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Class B Units or Class C Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Units), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Units for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.
“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).
“Reset MQD” is defined in Section 5.11(e).
“Reset Notice” is defined in Section 5.11(b).
“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b), respectively, to eliminate Book-Tax Disparities.
“Restricted Common Unit” means a Common Unit that was granted to the holder thereof in connection with such holder’s performance of services for the Partnership and (i) that remains subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and (ii) with respect to which no election was made pursuant to Section 83(b) of the Code. As set forth in the final proviso in the definition of “Outstanding,” Restricted Common Units are not treated as Outstanding for purposes of Section 6.1. Upon the lapse of the “substantial risk of forfeiture” with respect to a Restricted Common Unit, for U.S. federal income tax purposes such Common Unit will be treated as having been newly issued in consideration for the performance of services and will thereafter be considered to be Outstanding for purposes of Section 6.1.
“Retained Converted Class C Units” has the meaning assigned to such term in Section 5.5(c)(ii).
“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).
“Revaluation Gain” has the meaning set forth in the definition of “Net Termination Gain.”
“Revaluation Loss” has the meaning set forth in the definition of “Net Termination Loss.”
“Sale Gain” has the meaning set forth in the definition of “Net Termination Gain.”
“Sale Loss” has the meaning set forth in the definition of “Net Termination Loss.”
“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(F).
“Second Target Distribution” means $0.3750 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2008, it means the product of $0.3750 multiplied by a fraction of the numerator is the number of days in such period, and of which

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

the denominator is 91), subject to adjustment in accordance with Section 5.11, Section 6.6 and Section 6.9.
“Secondment Agreement” means that certain Services and Secondment Agreement, dated as of the Closing Date, between Anadarko and the General Partner, as such may be amended, supplemented and restated from time to time.
“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.
“Series A Board Observation Agreement” has the meaning assigned to the term “Board Observation Agreement” in the Series A Purchase Agreement.
“Series A Board Observer” means one of Kevin McCarthy, James C. Baker or Gary Reaves, or such other person approved by WGP, with such approval not to be unreasonably withheld.
“Series A Cash COC Conversion Premium” means (i) on or prior to the first anniversary of the Series A Issuance Date, 115%, (ii) after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, 110%, (iii) after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date, 105%, and (iv) thereafter, 101%.
“Series A Cash COC Event” means a Series A Change of Control of the Partnership that involves a payment of consideration directly to the Common Unitholders, and more than 90% of such consideration is cash.
“Series A Change of Control” means if any of the following occur:
(a)    the acquisition, directly or indirectly, of more than 80% of the equity interests of the Partnership, excluding the Incentive Distribution Rights, by Anadarko if, as a result of such acquisition, the Common Units are no longer listed or admitted to trading on a National Securities Exchange;
(b)    the acquisition, directly or indirectly, of more than 50% of the equity interests of the General Partner or WGPGP by a person or group that is not WGP or Western Gas Resources, Inc., respectively, Anadarko, or an Affiliate thereof;
(c)    any direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its subsidiaries, taken as a whole; or
(d)    the removal of Western Gas Holdings, LLC as general partner of the Partnership by the Limited Partners of the Partnership pursuant to Section 11.2, except where the successor General Partner is an Affiliate of either Anadarko or the Series A Purchasers;

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

provided, however, that no Partnership Restructuring Event shall constitute a Series A Change of Control.
“Series A Closing Date” has the meaning assigned to the term “Closing Date” in the Series A Purchase Agreement.
“Series A Conversion Date” has the meaning assigned to such term in Section 5.13(b)(vi)(D).
“Series A Conversion Notice” has the meaning assigned to such term in Section 5.13(b)(vi)(C).
“Series A Conversion Notice Date” has the meaning assigned to such term in Section 5.13(b)(vi)(C).
“Series A Conversion Rate” means the number of Common Units issuable upon the conversion of each Series A Preferred Unit, which shall be 1.0 unless and until such rate is adjusted as set forth in Section 5.13(b)(vi)(E).
“Series A Conversion Unit” means a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to Section 5.13(b)(vi). Immediately upon such issuance, each Series A Conversion Unit shall be considered a Common Unit for all purposes hereunder.
“Series A Converting Unitholder” means a Person entitled to receive Common Units upon conversion of any Series A Preferred Units.
“Series A Distribution Amount” means an amount per Quarter per Series A Preferred Unit equal to $0.680; provided that the Series A Distribution Amount for the Quarter in which the applicable Series A Issuance Date occurs shall be prorated for such period, commencing on the Series A Issuance Date for such Series A Preferred Unit and ending on, and including, the last day of such Quarter.
“Series A Distribution Payment Date” has the meaning assigned to such term in Section 5.13(b)(i)(A).
“Series A Forced Conversion Notice” has the meaning assigned to such term in Section 5.13(b)(vi)(C).
“Series A Forced Conversion Notice Date” has the meaning assigned to such term in Section 5.13(b)(vi)(C).
“Series A Issuance Date” means March [●], 2016 with respect to the Firm Units and the Additional Closing Date with respect to the Additional Units.
“Series A Issue Price” means $32.00 per Series A Preferred Unit.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Series A Junior Interests” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units, Class B Units, Class C Units and Incentive Distribution Rights, but excluding any Series A Parity Securities and Series A Senior Securities and excluding the General Partner Interest.
“Series A Liquidation Value” means, with respect to each Series A Preferred Unit Outstanding as of the date of such determination, an amount equal to the sum of (i) the Series A Issue Price, plus (ii) all Series A Unpaid Cash Distributions, plus (iii) all accrued but unpaid distributions on such Series A Preferred Unit with respect to the Quarter in which the liquidation occurs.
“Series A Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks pari passu with the Series A Preferred Units, but excluding the General Partner Interest.
“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.
“Series A Preferred Units” has the meaning assigned to such term in Section 5.13(a).
“Series A Purchase Agreement” means the Series A Preferred Unit Purchase Agreement, dated as of February 24, 2016, by and among the Partnership and the Series A Purchasers, as may be amended from time to time.
“Series A Purchasers” means those Persons set forth on Schedule A to the Series A Purchase Agreement and any Person who subsequently purchases any Series A Preferred Units in accordance with Section 5.13(b)(iv).
“Series A Quarterly Distribution” has the meaning assigned to such term in Section 5.13(b)(i)(A).
“Series A Required Voting Percentage” means 67% or more of the Outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit.
“Series A Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests or distributions upon liquidation of the Partnership, ranks senior to the Series A Preferred Units, but excluding the General Partner Interest.
“Series A Substantially Equivalent Unit” has the meaning assigned to such term in Section 5.13(b)(vii)(B)(2).
“Series A Trigger Event” means any time at which the Series A Distribution Amount has not been paid in full with respect to four Quarters, two of which must be consecutive.
“Series A Unpaid Cash Distributions” has the meaning assigned to such term in Section 5.13(b)(i)(B).

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Class B Units or Class C Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Units), the amount that bears the same ratio to such Additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.
“Special Approval” means approval by a majority of the members of the Special Committee acting in good faith.
“Special Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, including the WGPGP, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units or Derivative Instruments granted pursuant to one or more long-term incentive plans adopted by the General Partner, or a holder of any ownership interest in the WGP Group other than common units in WGP, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading; provided that, in the cases of clauses (a) and (c) above, a director that is a member of the Special Committee may not beneficially own common units of WGP with an aggregate fair market value that exceeds the aggregate fair market value of such director’s interests in the Partnership (including, for the avoidance of doubt, Derivative Instruments granted pursuant to any long-term incentive plans adopted by the General Partner), in each case calculated as of December 31 prior to such director’s appointment or annual re-appointment to the Special Committee; provided, however, that if a director does not meet the qualifications to serve on the Special Committee solely as a result of his or her failure to satisfy the ownership restriction set forth above, such director will be deemed to meet such qualifications if he or she satisfies such ownership restriction as of the date the Special Committee acts to approve or disapprove of any matter.
“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.
“Surviving Business Entity” is defined in Section 14.2(b)(ii).
“Taxation Certification” means a properly completed certificate in such form as may be specified by the General Partner by which a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Holder.
“Tax Sharing Agreement” means that certain Tax Sharing Agreement, dated as of the Closing Date, between Anadarko and the Partnership, as such may be amended, supplemented and restated from time to time.
“Target Distribution” means, collectively, the First Target Distribution, Second Target Distribution and Third Target Distribution.
“Third Target Distribution” means $0.4500 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on June 30, 2008, it means the product of $0.4500 multiplied by a fraction of the numerator is the number of days in such period, and of which the denominator is 91), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.9.
“Trading Day” is defined in Section 15.1(a).
“transfer” is defined in Section 4.4(a).
“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Common Units or any other class of Partnership Securities; provided that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity.
“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.
“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.
“Underwriting Agreement” means that certain Underwriting Agreement, dated as of May 8, 2008, among the Underwriters, the Partnership, the General Partner, Holdings and other parties thereto, providing for the purchase of Common Units by the Underwriters.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Series A Preferred Units, Class B Units and Class C Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.
“Unit Majority” means at least a majority of the Outstanding Common Units, Series A Preferred Units (as described in Section 5.13(b)(iii)(A)), Class B Units, if any, and Class C Units, if any, voting as a single class.
“Unit Purchase Agreement” means the Unit Purchase Agreement dated as of October 28, 2014, among the Partnership, the General Partner, AMH and Anadarko, pursuant to which the Partnership issued to AMH Class C Units.
“Unitholders” means the holders of Units.
“Unpaid MQD” is defined in Section 6.1(c)(i)(B).
“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).
“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).
“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.
“U.S. GAAP” means United States generally accepted accounting principles consistently applied.
“VWAP Price” as of a particular date means the volume-weighted average trading price, as adjusted for splits, combinations and other similar transactions, of a Common Unit on the primary National Securities Exchange on which the Common Units are listed or admitted to trading, calculated over the consecutive 10-trading day period ending on the close of trading on the trading day immediately prior to such date.
“WGP” means Western Gas Equity Partners, LP, a Delaware limited partnership.
“WGPGP” means Western Gas Equity Holdings, LLC, a Delaware limited liability company and the general partner of WGP.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

“WGP Group” means WGP and its subsidiaries, excluding the Partnership Group.
“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).
“Working Capital Agreement” means the Working Capital Loan Agreement, dated as of May 14, 2008, among the Partnership and Anadarko.
“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility (including the Credit Agreement or the Working Capital Agreement), commercial paper facility or other similar financing arrangement, provided that when it is incurred it is the intent of the borrower to repay such borrowings within 12 months from other than Working Capital Borrowings.
Section 1.2    Construction.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
ORGANIZATION
Section 2.1    Formation.
The General Partner and Asset HoldCo have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and Asset HoldCo subsequently contributed its Limited Partner Interest to Holdings. The General Partner and Holdings hereby amend and restate the First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as heretofore amended, in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.
Section 2.2    Name.
The name of the Partnership shall be “Western Gas Partners, LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.
Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.
Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.
Section 2.4    Purpose and Business.
The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
Section 2.5    Powers.
The Partnership shall be empowered to do any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.
Section 2.6    Power of Attorney.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(a)    Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:
(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, Article X, Article XI or Article XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Partnership pursuant to Article XIV; and
(ii)    execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.
Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(b)    The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.
Section 2.7    Term.
The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.
Section 2.8    Title to Partnership Assets.
Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

ARTICLE III
RIGHTS OF LIMITED PARTNERS
Section 3.1    Limitation of Liability.
The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.
Section 3.2    Management of Business.
No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.
Section 3.3    Outside Activities of the Limited Partners.
Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.
Section 3.4    Rights of Limited Partners.
(a)    In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, the reasonableness of which having been determined in good faith by the General Partner, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:
(i)    to obtain true and full information regarding the status of the business and financial condition of the Partnership;
(ii)    promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;
(iii)    to obtain a current list of the name and last known business, residence or mailing address of each Partner;

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Second Amended and Restated Agreement of Limited Partnership

(iv)    to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;
(v)    to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and
(vi)    to obtain such other information regarding the affairs of the Partnership as is just and reasonable.
(b)    The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).
ARTICLE IV
CERTIFICATES; RECORD HOLDERS; TRANSFER OF
PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS
Section 4.1    Certificates.
Upon the Partnership’s issuance of Common Units, Class B Units or Class C Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Class B Units or Class C Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Class B Units or Class C Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that the Units may be certificated or uncertificated as provided in the Delaware Act; and provided, further, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11. Subject to the requirements of Section 6.7(d), the Partners holding Certificates evidencing Class C Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Class C Units are converted into Common Units pursuant to the terms of Section 5.12. With respect to the issuance of any Series A Preferred Units, the Partnership shall issue Certificates upon the request of any Series A Unitholder in accordance with Section 5.13(b)(v).
Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.
(a)    If any mutilated Certificate is surrendered to the Transfer Agent or the General Partner, as applicable, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent or the General Partner, as applicable, shall countersign and deliver in exchange therefor, a new Certificate, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same number and type of Partnership Securities as the Certificate so surrendered.
(b)    The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent (for Common Units) shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:
(i)    makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;
(ii)    requests the issuance of a new Certificate, or other evidence of the issuance of uncertificated Units, before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;
(iii)    if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and
(iv)    satisfies any other reasonable requirements imposed by the General Partner.
If a Limited Partner fails to notify the General Partner within a reasonable period of time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate or other evidence of the issuance of uncertificated Units.
(c)    As a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.
Section 4.3    Record Holders.
The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other hand, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder and as, and to the extent, provided for herein.
Section 4.4    Transfer Generally.
(a)    The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Units to another Person or by which a holder of Incentive Distribution Rights assigns its Incentive Distribution Rights to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest (other than an Incentive Distribution Right) assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.
(b)    No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.
(c)    Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of the General Partner of any or all of the shares of stock, membership or limited liability company interests, partnership interests or other ownership interests in the General Partner.
Section 4.5    Registration and Transfer of Limited Partner Interests.
(a)    The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

of registering Common Units and the Series A Preferred Units and transfers of such Common Units or Series A Preferred Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units and the Series A Preferred Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, or shall deliver other evidence of the issuance of uncertificated Units, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.
(b)    Except as otherwise provided in Section 4.9 and Section 4.11, (i) the General Partner shall not recognize any transfer of Limited Partner Interests until the Certificates evidencing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, are surrendered for registration of transfer and (ii) following a FERC Notice, such Certificates are accompanied by a Taxation Certification, properly completed and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the General Partner for such transfer; provided that as a condition to the issuance of any new Certificate, or other evidence of the issuance of uncertificated Units, under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.
(c)    Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests (other than the Incentive Distribution Rights) shall be freely transferable.
(d)    The General Partner and its Affiliates shall have the right at any time to transfer their Series A Preferred Units, Class B Units, Class C Units and Common Units (whether issued upon conversion of the Series a Preferred Units, conversion of Class C Units or otherwise), if any, to one or more Persons, provided that notwithstanding the foregoing, AMH shall not transfer any Class C Units without the prior written consent of the Partnership if, following such transfer, AMH would not continue to own, directly or indirectly, Class C Units in excess of the maximum Redemption Cap Amount (as such term is defined in the Unit Purchase Agreement).
Section 4.6    Transfer of the General Partner’s General Partner Interest.
(a)    Subject to Section 4.6(c) below, prior to June 30, 2018, the General Partner shall not transfer all or any part of its General Partner Interest (represented by General Partner Units) to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other

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Second Amended and Restated Agreement of Limited Partnership

than an individual) in connection with the merger or consolidation of the General Partner with or into such other Person or the transfer by the General Partner of all or substantially all of its assets to such other Person.
(b)    Subject to Section 4.6(c) below, on or after June 30, 2018, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.
(c)    Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership or limited liability company interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.
Section 4.7    Transfer of Incentive Distribution Rights.
Prior to June 30, 2018, a holder of Incentive Distribution Rights may transfer any or all of the Incentive Distribution Rights held by such holder without any consent of the Unitholders to (a) an Affiliate of such holder (other than an individual) or (b) another Person (other than an individual) in connection with (i) the merger or consolidation of such holder of Incentive Distribution Rights with or into such other Person, (ii) the transfer by such holder of all or substantially all of its assets to such other Person or (iii) the sale of all the ownership interests in such holder. Any other transfer of the Incentive Distribution Rights prior to June 30, 2018 shall require the prior approval of holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates). On or after June 30, 2018, the General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without Unitholder approval. Notwithstanding anything herein to the contrary, (i) the transfer of Class B Units issued pursuant to Section 5.11, or the transfer of Common Units issued upon conversion of the Class B Units, shall not be treated as a transfer of all or any part of the Incentive Distribution Rights and (ii) no transfer of Incentive Distribution Rights to another Person shall be permitted unless the transferee agrees to be bound by the provisions of this Agreement.
Section 4.8    Restrictions on Transfers.
(a)    Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or

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Second Amended and Restated Agreement of Limited Partnership

qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).
(b)    The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.
(c)    [Reserved]
(d)    The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(b).
(e)    The transfer of a Class C Unit shall be subject to the restrictions imposed by Section 4.5(d). The transfer of a Class C Unit that has converted into a Common Unit shall also be subject to the restrictions imposed by Section 6.7(d).
(f)    The transfer of a Series A Preferred Unit shall be subject to the restrictions imposed by Section 5.13(b)(viii).
(g)    Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.
(h)    Each certificate evidencing Series A Preferred Units shall bear a conspicuous legend in substantially the form set forth in Section 5.13(b)(v) and any other Partnership Interests shall bear a conspicuous legend in substantially the following form:
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WESTERN GAS PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WESTERN GAS PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WESTERN GAS PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WESTERN GAS HOLDINGS, LLC, THE GENERAL PARTNER OF WESTERN GAS PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WESTERN GAS PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
Section 4.9    Citizenship Certificates; Non-citizen Assignees.
(a)    If any Group Member is or becomes subject to any federal, state or local law or regulation that the General Partner determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner, the General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines that a Limited Partner is not an Eligible Citizen, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Limited Partner be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
(b)    The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.
(c)    Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
(d)    At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request that with respect to any

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, such Non-citizen Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Non-citizen Assignee shall be admitted as a Limited Partner and shall no longer constitute a Non-citizen Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.
Section 4.10    Redemption of Partnership Interests of Non-citizen Assignees.
(a)    If at any time a Limited Partner fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner is not an Eligible Citizen, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or other evidence of the issuance of uncertificated Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or other evidence of the issuance of uncertificated Units, the Limited Partner or his duly authorized representative shall be entitled to receive the payment therefor.
(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(b)    The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Citizen.
(c)    Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
Section 4.11    Taxation Certifications; Ineligible Assignees.
(a)    Following a FERC Notice, if a transferee of a Limited Partner Interest fails to furnish a properly completed Taxation Certification in the manner specified in Section 4.5(b) or if, upon receipt of such Taxation Certification or otherwise, the General Partner determines that such transferee is not an Eligible Holder, the Limited Partner Interests owned by such transferee shall be subject to redemption in accordance with the provisions of Section 4.12.
(b)    The General Partner may request any Limited Partner to furnish to the General Partner, within 30 days after receipt of such request, an executed Taxation Certification or such other information concerning his federal income tax status with respect to the income and loss generated by the Partnership (or, if the Limited Partner is a nominee holding for the account of another Person, the federal income tax status of such Person) as the General Partner may reasonably request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Taxation Certification or other requested information or if upon receipt of such Taxation Certification or other requested information the General Partner determines that a Limited Partner is an Ineligible Assignee, the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.12. The General Partner shall be substituted for such Ineligible Assignee as the Limited Partner in respect of the Ineligible Assignee's Limited Partner Interests. Upon determination by the General Partner that such person is an Ineligible Assignee, the General Partner may elect to not make distributions or allocations of income or loss to such Ineligible Assignee relating to such Ineligible Assignee’s Limited Partner Interests.
(c)    Following a FERC Notice or any other determination of an Ineligible Assignee, the General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Ineligible Assignees are cast, either for, against or abstaining as to the matter.
(d)    Upon dissolution of the Partnership, an Ineligible Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Assignee's share of any distribution in kind. Such payment and assignment shall be treated for

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Partnership purposes as a purchase by the Partnership from the Ineligible Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).
(e)    At any time after an Ineligible Assignee can and does certify that it has become an Eligible Holder, such Ineligible Assignee may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Assignee not redeemed pursuant to Section 4.12, such Ineligible Assignee be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Assignee shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Assignee and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Ineligible Assignee's Limited Partner Interests.
Section 4.12    Redemption of Partnership Interests of Ineligible Assignees.
(a)    If at any time following a FERC Notice or a request pursuant to Section 4.11(b), a transferee of a Limited Partner Interest fails to furnish the General Partner a Taxation Certification in the manner specified in Section 4.5(b) or any Limited Partner fails to furnish the General Partner a Taxation Certification or other information requested within the 30-day period specified in Section 4.11(b), or if upon receipt of such Taxation Certification or other information the General Partner determines that a Limited Partner or transferee is not an Eligible Holder, the Partnership may redeem the Limited Partner Interest of such Limited Partner or transferee as follows:
(i)    The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or transferee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests or, if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.
(ii)    The aggregate redemption price for Redeemable Interests shall be an amount equal to the lesser of (A) the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests and (B) the price paid for such Limited Partner Interests by the Limited Partner or transferee. The redemption price shall be paid as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.
(iii)    Upon surrender by or on behalf of the Limited Partner, at the place specified in the notice of redemption, of (x) if certificated, the Certificate evidencing the Redeemable

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, or (y) if uncertificated, upon receipt of evidence satisfactory to the General Partner of the ownership of the Redeemable Interests, the Limited Partner or transferee or his duly authorized representative shall be entitled to receive the payment therefor.
(iv)    After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.
(b)    The provisions of this Section 4.12 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be other than an Eligible Holder.
(c)    Nothing in this Section 4.12 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Taxation Certification that he is an Eligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.
ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS
Section 5.1    Organizational Contributions.
In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Capital Contribution to the Partnership in the amount of $60.00, for a General Partner Interest equal to a 2% Percentage Interest and has been admitted as the General Partner of the Partnership, and Asset HoldCo made an initial Capital Contribution to the Partnership in the amount of $2,940.00 for a Limited Partner Interest equal to a 98% Percentage Interest and has been admitted as a Limited Partner of the Partnership. Subsequent to the formation of the Partnership, Asset HoldCo contributed its Limited Partner Interest to Holdings. As of the Closing Date and effective with the admission of another Limited Partner to the Partnership, the interests of Holdings and the General Partner have been redeemed as provided in the Contribution Agreement; and the initial Capital Contributions (i) of Asset HoldCo have been refunded to Holdings and (ii) of the General Partner have been refunded to the General Partner. Ninety-eight percent and two percent of any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions has been allocated and distributed to Holdings and the General Partner, respectively.
Section 5.2    Contributions by the General Partner and its Affiliates.
(a)    On the Closing Date and pursuant to the Contribution Agreement: (i) the General Partner contributed to the Partnership, as a Capital Contribution, the GP Contribution Interest, in exchange for (A) 1,083,115 General Partner Units representing a continuation of its General Partner Interest equal to a 2% Percentage Interest, subject to all of the rights, privileges and duties of the

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

General Partner under this Agreement, and (B) the Incentive Distribution Rights; and (ii) Holdings contributed to the Partnership, as a Capital Contribution, the Partnership Contribution Interests in exchange for 4,973,806 Common Units, 26,536,306 subordinated units of the Partnership (which have subsequently converted to Common Units) and the right to receive the Deferred Issuance and Distribution upon the earlier to occur of (x) the expiration of the Over-Allotment Option or (y) the exercise in full of the Over-Allotment Option.
(b)    Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units and subordinated units of the Partnership (which have subsequently converted to Common Units) issued pursuant to Section 5.2(a), any Class B Units issued pursuant to Section 5.11 and any Common Units issued upon conversion of Class B Units), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.
(c)    To the extent (i) expenses allocated to the Partnership Group in any period in accordance with GAAP for general and administrative services provided pursuant to the Omnibus Agreement exceed the G&A Expense Limit (as such term is defined in the Omnibus Agreement) or (ii) any Excess Bonus Expenses (as such term is defined in the Services and Secondment Agreement) are allocated to the Partnership Group in accordance with GAAP for any period, the excess noted in clause (i) or Excess Bonus Expenses, if any, shall be treated as a Capital Contribution by Anadarko to the Partnership.
Section 5.3    Contributions by Initial Limited Partners.
(a)    On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.
(b)    Upon the exercise of the Over-Allotment Option, each Underwriter contributed to the Partnership cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units to be purchased by such Underwriter at such Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Partnership issued Common Units to each Underwriter on whose behalf such Capital Contribution was made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Partnership by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(c)    No Limited Partner Interests were issued as of or at the Closing Date other than (i) the Common Units issuable pursuant to subparagraph (a) hereof in aggregate number equal to 26,536,306; (ii) the 26,536,306 subordinated units of the Partnership (which have subsequently converted to Common Units) issuable to pursuant to Section 5.2; and (iii) the Incentive Distribution Rights.
Section 5.4    Interest and Withdrawal.
No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.
Section 5.5    Capital Accounts.
(a)    The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which the nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property (provided that PIK C Units shall not be deemed property for these purposes) made to the Partner with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Common Units held by such Partner, and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1. The initial Capital Account balance in respect of each Class C Unit (other than PIK C Units) shall be equal to the Purchase Price set forth in Section 1(a) of the Unit Purchase Agreement. The initial Capital Account balance in respect of each PIK C Unit shall be determined in accordance with Section 5.12(d)(iv). For the avoidance of doubt, the Series A Preferred Units will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Series A Preferred Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Series A Preferred Unit shall be the Series A Issue Price, as such amount may be adjusted in accordance with the Series A Purchase Agreement for any reduction attributable to the Transaction Fee, as such term is defined in the Series A Purchase Agreement and expenses reimbursable under the Series A Purchase Agreement.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(b)    For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:
(i)    Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership for federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for federal income tax purposes of which a Group Member is, directly or indirectly, a partner.
(ii)    All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.
(iii)    The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership, and (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.
(iv)    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.
(v)    In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.
(vi)    Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the property’s Carrying Value as of such date.
(vii)    Any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property or Adjusted Property shall be determined under the rules

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

prescribed by Treasury Regulation Section 1.704-3(d) as if the adjusted basis of such property were equal to the Carrying Value of such property.
(viii)    The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to the Carrying Values of Partnership property. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).
(c)    (i)    A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.
(ii)    Subject to Section 6.7(d), immediately prior to the transfer of a Class C Unit or of a Class C Unit that has converted into a Common Unit pursuant to Section 5.12 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class C Units or Converted Class C Units will (A) first, be allocated to the Class C Units or Converted Class C Units to be transferred in an amount equal to the product of (x) the number of such Class C Units or Converted Class C Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class C Units or Converted Class C Units (“Retained Converted Class C Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class C Units or Retained Converted Class C Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class C Units or Converted Class C Units will have a balance equal to the amount allocated under clause (A) hereinabove.
(d)    (i)    Consistent with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property (including the issuance of a PIK C Unit), the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Common Unit), the issuance of Class B Units pursuant to Section 5.11, the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the conversion of Series A Preferred Units to Common Units pursuant to Section 5.13(b)(vi), or the conversion of Class C Units to Common Units pursuant to Section 5.12(c), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance or after such conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.13(b)(vi)) where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided, further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option (which, for purposes hereof, shall include any conversion of Series A Preferred Units to Common Units pursuant to Section 5.13(b)(vi)), immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.
(ii)    In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than one made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.
Section 5.6    Issuances of Additional Partnership Securities.
(a)    Subject to Section 5.13(b)(iv), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities (including pursuant to Section 7.4(c)) for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(b)    Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) or security authorized to be issued pursuant to Section 7.4(c) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security or other security; (v) whether such Partnership Security or other security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security or other security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.
(c)    The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, or Section 7.4(c), (ii) the conversion of the General Partner Interest (represented by General Partner Units) or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, (iii) the issuance of Class B Units pursuant to Section 5.11 and the conversion of Class B Units into Common Units pursuant to the terms of this Agreement, (iv) the issuance of Class C Units pursuant to Section 5.12 and the conversion of Class C Units into Common Units pursuant to the terms of this Agreement, (v) the issuance of Series A Preferred Units pursuant to Section 5.13 and the conversion of Series A Preferred Units into Common Units pursuant to the terms of this Agreement, (vi) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holder of such Limited Partner Interest and (vii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest or any Incentive Distribution Rights into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed or admitted to trading.
(d)    No fractional Units shall be issued by the Partnership.
Section 5.7    [Reserved]
Section 5.8    Limited Preemptive Right.
Except as provided in this Section 5.8 and in Section 5.2, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Security, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Securities from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Securities to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Securities.
Section 5.9    Splits and Combinations.
(a)    Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted.
(b)    Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.
(c)    Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates, or other evidence of the issuance of uncertificated Units, to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, or other evidence of the issuance of uncertificated Units, the surrender of any Certificate, or other evidence of the issuance of uncertificated Units, held by such Record Holder immediately prior to such Record Date.
(d)    The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).
(e)    For the avoidance of doubt, upon any pro rata distribution of Common Units to all Record Holders of Common Units or any subdivision or combination (or reclassification into a greater or smaller number) of Common Units, the Partnership will proportionately adjust the number of Class C Units as follows: (i) if the Partnership issues Common Units as a distribution on its Common Units or subdivides the Common Units (or reclassifies them into a greater number of

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Common Units) then the Class C Units shall be subdivided into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately prior to such distribution or subdivision plus the total number of Common Units constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such distribution or subdivision; and (ii) if the Partnership combines the Common Units (or reclassifies them into a smaller number of Common Units) then the Class C Units shall be combined into a number of Class C Units equal to the result of multiplying the number of Class C Units by a fraction, (A) the numerator of which shall be the sum of the number of Common Units outstanding immediately following such combination; and (B) the denominator of which shall be the number of Common Units outstanding immediately prior to such combination.
Section 5.10    Fully Paid and Non-Assessable Nature of Limited Partner Interests.
All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act.
Section 5.11    Issuance of Class B Units in Connection with Reset of Incentive Distribution Rights.
(a)    Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when the Partnership has made a distribution pursuant to Section 6.4(e) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Class B Units derived by dividing (i) the average amount of cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Class B Units determined by such quotient is referred to herein as the “Aggregate Quantity of Class B Units”). Upon the issuance of such Class B Units, the Partnership will issue to the General Partner that number of additional General Partner Units equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner immediately prior to such issuance by (B) a percentage equal to 100% less such Percentage Interest by (y) the number of such Class B Units, and the General Partner shall not be obligated to make any additional Capital Contribution to the Partnership in exchange for such issuance. The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Minimum Quarterly Distribution and the Target Distributions to be reset in accordance

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Class B Units and General Partner Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).
(b)    To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, as the case may be, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Class B Units which each holder of Incentive Distribution Rights will be entitled to receive.
(c)    The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of Class B Units and related additional General Partner Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice, and the Partnership shall issue Certificates for the Class B Units to the holder or holders of the Incentive Distribution Rights; provided, however, that the issuance of Class B Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.
(d)    If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units into which the Class B Units are convertible pursuant to Section 5.11(f) on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Securities having such terms as the General Partner may approve, with the approval of the Special Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of Class B Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Securities into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).
(e)    The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be adjusted at the time of the issuance of Common

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Units or other Partnership Securities pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to equal to the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal to 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.
(f)    Any holder of Class B Units shall have the right to elect, by giving written notice to the General Partner, to convert all or a portion of the Class B Units held by such holder, at any time following the first anniversary of the issuance of such Class B Units, into Common Units on a one-for-one basis, such conversion to be effective on the second Business Day following the General Partner’s receipt of such written notice.
(g)    A Class B Unit that has, pursuant to Section 5.11(f), converted into a Common Unit (a “Converted Class B Unit”) shall be subject to the provisions of Section 6.7(a) and Section 6.7(b).
Section 5.12    Establishment of Class C Units.
(a)    The General Partner hereby designates and creates a series of Limited Partner Interests to be designated as “Class C Units,” initially consisting of a total of 10,913,853 Class C Units and such additional Class C Units as may be issued pursuant to the provisions of 5.12(d), having the terms and conditions set forth herein.
(b)    The holders of the Class C Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, in accordance with Article XII of this Agreement.
(c)    Conversion of Class C Units.
(i)    Immediately before the close of business on the Conversion Date (which shall be the date that is the earlier of (x) December 31, 2017, unless extended by Anadarko in its sole discretion by written notice to the Partnership of such extended date, and (y) the date on which the Partnership delivers notice to the holders of the Class C Units that the Class C Units have converted (which notice shall be delivered upon the determination of the General Partner), the Class C Units shall automatically convert into Common Units on a one-for-one basis.
(ii)    Upon conversion, the rights of a holder of Converted Class C Units as holder of Class C Units shall cease with respect to such Converted Class C Units, including any rights under this Agreement with respect to holders of Class C Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of Common Units under this Agreement. All Class C Units shall, upon the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the Common Units into which the Class C Units converted.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(iii)    The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Common Units upon conversion of the Class C Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of Common Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver a Certificate representing Common Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
(iv)    (A)    Except as otherwise provided in Section 5.8, the Partnership shall keep free from preemptive rights a sufficient number of Common Units to permit the conversion of all outstanding Class C Units into Common Units to the extent provided in, and in accordance with, this Section 5.12(c).
(B)    All Common Units delivered upon conversion of the Class C Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights (except as otherwise provided in Section 5.8) and free of any lien or adverse claim.
(C)    The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any Common Units upon conversion of Class C Units and, if the Common Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the Common Units issuable upon conversion of the Class C Units to the extent permitted or required by the rules of such exchange or market.
(D)    Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class C Units any rights as a creditor in respect of its right to conversion.
(v)    Upon the issuance of the Common Units delivered upon conversion of the Class C Units (other than Class C Units with respect to which an additional Capital Contribution was previously made pursuant to Section 5.2(b)), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) a percentage equal to 100% less the General Partner’s Percentage Interest times (ii) the aggregate Issue Price for the Class C Units (including, for the avoidance of doubt, PIK C Units issued prior to the Conversion Date).
(d)    Class C Distributions.
(i)    Each Class C Unit shall receive a distribution, in accordance with the provisions of this Section 5.12(d), calculated as provided below based on the amount paid

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

in respect of each Common Unit pursuant to Sections 6.4 and 6.5 (the amount to be so paid, the “Distribution Amount”). Each distribution payable in respect of a Class C Unit (the “Class C Unit Distribution”) shall be paid in PIK C Units. The number of PIK C Units to be issued in a Class C Unit Distribution shall be the quotient of (A) the Distribution Amount divided by (B) an amount equal to 94.0% of the VWAP Price as of the date the corresponding distributions are made in respect of Common Units pursuant to Section 6.4 or 6.5. The first such distribution on Class C Units shall be paid in the calendar quarter following the calendar quarter in which the Class C Units were issued under the Unit Purchase Agreement. Such first distribution shall be prorated based on the number of days during such quarter that the Class C Units were outstanding, such that the number of PIK C Units to be issued in such first Class C Unit Distribution shall equal the amount calculated above in this Section 5.12(d)(i) multiplied by the quotient determined by dividing (A) the number of days between the date on which the Class C Units were issued and the end of such calendar quarter by (B) the total number of days in such calendar quarter. In all cases, instead of issuing any fractional PIK C Units, the Partnership shall round the number of PIK C Units issuable to a holder of Class C Units down to the next lower whole PIK C Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK C Units issuable to a holder of Class C Units up to the next higher whole PIK C Unit. For purposes of determining fractional PIK C Units otherwise issuable to a particular holder, all PIK C Units attributable to all Class C Units of such holder, whether held in one or multiple accounts, shall be aggregated so that less than one fractional PIK C Unit is issuable to any one holder. For the avoidance of doubt, no distribution shall be payable in respect of the Incentive Distribution Rights under Section 6.4 or 6.5 by virtue of the payment of the Class C Unit Distribution.
(ii)    Notwithstanding anything in this Section 5.12(d) to the contrary, with respect to Class C Units that are converted into Common Units, the holder thereof shall not be entitled to a Class C Unit Distribution and a Common Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date. If the Class C Conversion Date occurs between a Record Date for a Class C Unit Distribution and the related payment date, a holder of the Class C Units on such Record Date shall receive, in lieu of the PIK C Units that would otherwise have been issuable to such holder, a distribution of Common Units equal in number to the number of PIK C Units that would have been payable to such holder had the Class C Conversion Date not occurred, and such Common Units will otherwise be issued in accordance with the provisions of this Section 5.12(d) relating to the issuance of a PIK C Unit.
(iii)    When any PIK C Units are payable to a holder of Class C Units pursuant to this Section 5.12, the Partnership shall issue the PIK C Units to such holder on the date the corresponding distributions are made in respect of Common Units pursuant to Section 6.4 or 6.5, as applicable (the date of issuance of such PIK C Units, the “PIK C Payment Date”). On the PIK C Payment Date, the Partnership shall issue to such holder of Class C Units a certificate or certificates for the number of PIK C Units to which such holder of Class C

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Units shall be entitled or, at the request of such holder of Class C Units, a notation in book entry form in the books of the Transfer Agent.
(iv)    For purposes of maintaining Capital Accounts under Section 5.5, if the Partnership distributes one or more PIK C Units to a holder of Class C Units, (i) the Partnership shall be treated as distributing cash to such holder of Class C Units equal to the Distribution Amount, and (ii) the holder of Class C Units shall be deemed to have contributed to the Partnership in exchange for such newly issued PIK C Units an amount of cash equal to the Distribution Amount, less the amount of any cash distributed by the Partnership in lieu of fractional PIK C Units.
(e)    The Class C Units will have such voting rights pursuant to this Agreement as such Class C Units would have if they were Common Units that were then outstanding and shall vote together with the Common Units as a single class, except that Class C Units owned by the General Partner and its Affiliates shall not be entitled to vote, approve or consent on matters if Common Units owned by the General Partner and its Affiliates are excluded from voting, approving or consenting on such matters, and except that the Class C Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority (or such other percentage as set forth in this Agreement) of the Class C Units shall be required to approve any matter for which the holders of the Class C Units are entitled to vote as a separate class.
(f)    Each Class C Unit and each Class C Unit that has converted into a Common Unit shall be subject to the provisions of Sections 5.5(c)(iii), 5.5(d), 6.1(d)(x)(C), 6.7(c) and 6.7(d).
Section 5.13    Establishment of Series A Preferred Units.
(a)    General. The Partnership hereby designates and creates a series of Units to be designated as “Series A Convertible Preferred Units” (the “Series A Preferred Units”), having the same rights, preferences and privileges, and subject to the same duties and obligations, as the Common Units, except as set forth in this Section 5.13 and in Sections 5.5, 6.1 and 12.4. However, in the event of any conflict between the rights, preferences, privileges, duties and obligations of the Common Units or any other class of Partnership Securities as set forth in this Agreement and the provisions of this Section 5.13 and Sections 5.5, 6.1 and 12.4 that specifically set forth the rights, preferences, privileges, duties and obligations of the Series A Preferred Units, such specific provisions shall control.
(b)    Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:
(i)    Distributions.
(A)    Commencing with the Quarter ending on March 31, 2016, the Record Holders of the Series A Preferred Units as of an applicable Record Date for any

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Quarter shall be entitled to receive cumulative distributions in respect of such Quarter equal to the sum of (1) the Series A Distribution Amount and (2) any Series A Unpaid Cash Distributions (collectively, a “Series A Quarterly Distribution”), prior to any other distributions made in respect of any other Partnership Interests pursuant to Section 6.4 or Section 6.5, in the amount set forth in this Section 5.13(b)(i)(A) in respect of each outstanding Series A Preferred Unit. All such distributions shall be paid quarterly in cash within forty-five (45) days after the end of each Quarter (each such payment date, a “Series A Distribution Payment Date”).  If the Partnership establishes a Record Date for any distribution to be made by the Partnership on other Partnership Interests pursuant to Sections 6.4 or Section 6.5 in respect of any Quarter, then the Record Date established pursuant to this Section 5.13(b)(i) for a Series A Quarterly Distribution in respect of such Quarter shall be the same Record Date. For the avoidance of doubt, subject to Section 5.13(b)(i)(D), the Series A Preferred Units shall not be entitled to any distributions made pursuant to Section 6.4 for any Quarter so long as the Series A Quarterly Distribution has been declared and paid on the Series A Preferred Units with respect to such Quarter.
(B)    If the Partnership fails to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due for any Quarter, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions (“Series A Unpaid Cash Distributions”) unless and until paid will accrue and accumulate from and including the first day of the Quarter immediately following the Quarter in respect of which such payment is due until paid in full and (2) the Partnership shall not be permitted to, and shall not, declare or make any distributions in respect of any Series A Junior Interests (including, for the avoidance of doubt, with respect to the Quarter for which the Partnership first failed to pay in full the Series A Distribution Amount of any Series A Quarterly Distribution in cash when due).
(C)    The aggregate Series A Distribution Amount shall be paid out of Available Cash with respect to the applicable Quarter that is deemed to be Operating Surplus prior to making any distribution pursuant to Sections 6.4 or 6.5. To the extent that any portion of a Series A Quarterly Distribution with respect to any Quarter exceeds the amount of Available Cash that is deemed to be Operating Surplus for such Quarter, the amount of cash equal to the Available Cash for such Quarter will be paid to the Series A Preferred Unitholders Pro Rata and the balance of such Series A Quarterly Distribution shall be unpaid and shall constitute an arrearage and shall accrue and accumulate as set forth in Section 5.13(b)(i)(B).
(D)    Notwithstanding anything in this Section 5.13(b)(i) to the contrary, with respect to any Series A Preferred Unit that is converted into a Common Unit, the Record Holder thereof shall not be entitled to a distribution in respect of such Series A Preferred Unit and a distribution in respect of such Common Unit with respect to the same period, but shall be entitled only to the distribution to be paid

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

based upon the class of Units held as of the close of business on the applicable Record Date. For the avoidance of doubt, if a Series A Conversion Date occurs prior to the close of business on a Record Date for payment of a distribution on the Common Units, the applicable Record Holder of Series A Preferred Units shall receive, with respect to any Series A Preferred Units that have converted into Common Units, only the distribution in respect of such Common Units with respect to such period.
(E)    Notwithstanding anything in Article VI to the contrary, the holders of the Incentive Distribution Rights shall not be entitled to receive distributions or allocations of income or gain that correspond or relate to amounts distributed or allocated to Unitholders in respect of Series A Preferred Units.
(ii)    Issuance of the Series A Preferred Units. Subject to Section 5.13(b)(iv), the Series A Preferred Units shall be issued by the Partnership pursuant to the terms and conditions of the Series A Purchase Agreement.
(iii)    Voting Rights.
(A)    Except as provided in Section 5.13(b)(iii)(B), the Outstanding Series A Preferred Units shall have voting rights that are identical to the voting rights of the Common Units and shall vote with the Common Units, Class B Units and Class C Units as a single class, so that each Outstanding Series A Preferred Unit will be entitled to one vote for each Common Unit into which such Series A Preferred Unit is then convertible at the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Series A Preferred Units on an “as if” converted basis, and the definition of “Unit Majority” shall correspondingly be construed to mean at least a majority of the Common Units and the Series A Preferred Units, as well as the Class B Units and the Class C Units, as applicable, on an “as if” converted basis, voting together as a single class during any period in which any Series A Preferred Units are Outstanding.
(B)    Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of the Series A Required Voting Percentage, shall be required for any amendment (excluding any amendment of a ministerial or administrative nature) to this Agreement or the Certificate of Limited Partnership (including by merger or otherwise) that is adverse to any of the rights, preferences and privileges of the Series A Preferred Units. Without limiting the generality of the preceding sentence, any action shall be deemed to adversely affect the Record Holders of the Series A Preferred Units if such action would:

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(1)    reduce the Series A Distribution Amount, change the form of payment of distributions on the Series A Preferred Units, defer the date from which distributions on the Series A Preferred Units will accrue, cancel accrued and unpaid distributions on the Series A Preferred Units, or change the seniority rights of the Series A Preferred Unitholders as to the payment of distributions in relation to the Unitholders of any other class or series of Units;
(2)    reduce the amount payable or change the form of payment to the Record Holders of the Series A Preferred Units upon the voluntary or involuntary liquidation, dissolution or winding up, or sale of all or substantially all of the assets, of the Partnership, or change the seniority of the liquidation preferences of the Record Holders of the Series A Preferred Units in relation to the rights upon liquidation of the holders of any other class or series of Units; or
(3)    make the Series A Preferred Units redeemable or convertible at the option of the Partnership other than as set forth herein.
(C)    Notwithstanding anything to the contrary in this Section 5.13(b)(iii), except as contemplated by Section 5.13(b)(iii)(A), in no event shall the consent of the Series A Preferred Unitholders, as a separate class, be required in connection with any Partnership Restructuring Event. For the avoidance of doubt, the foregoing shall not limit the voting rights of any Series A Preferred Unitholder in connection with the vote of Record Holders of Common Units and Series A Preferred Units together as a single class.
(D)    Upon the occurrence of a Series A Trigger Event, the General Partner shall notify the Series A Preferred Unitholders of the occurrence thereof, whereupon the Series A Preferred Unitholders, acting as a group and by majority vote of the Outstanding Series A Preferred Units, shall have the right, exercisable by the delivery of written notice delivered to the General Partner, to appoint a Series A Board Observer to the Board of Directors in accordance with the Series A Board Observation Agreement; provided that upon payment of all Series A Unpaid Cash Distributions, any such Series A Board Observer shall cease to have observation rights resulting from such Series A Unpaid Cash Distributions unless and until a subsequent Series A Trigger Event occurs.
(E)    Notwithstanding any other provision of this Agreement, in addition to all other voting rights granted under this Agreement, the Partnership shall not declare or pay any distribution from Capital Surplus without the affirmative vote of the Record Holders of the Series A Required Voting Percentage.
(iv)    No Series A Senior Securities; Series A Parity Securities. Other than issuances contemplated by the Series A Purchase Agreement, the Partnership shall not, without the affirmative vote of the Record Holders of the Series A Required Voting Percentage, issue

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

any (A) Series A Senior Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Series A Senior Securities), (B) additional Series A Preferred Units, except that the Partnership may issue additional Series A Preferred Units without the affirmative vote of the Series A Required Voting Percentage so long as (1) the proceeds from any such issuances collectively and the issuance of the Series A Preferred Units pursuant to the Series A Purchase Agreement in the aggregate do not exceed $687,500,000 (net of any applicable transaction fees), (2) any such issuance is complete prior to the six-month anniversary of the Series A Issuance Date and (3) any such issuance is on terms that are, on the whole, no less favorable to the Partnership than the Series A Preferred Units issued pursuant to the Series A Purchase Agreement, as determined by the Board of Directors (as set forth in subclause (3) to this Clause (B), the “Issuance Test”), or (C) Series A Parity Securities (or amend the provisions of any class of Partnership Securities to make such class of Partnership Securities a class of Series A Parity Securities); provided that, without the consent of the Record Holders of the Series A Required Voting Percentage, the Partnership may issue up to an aggregate $1,000,000,000 of Series A Parity Securities at any time after the Series A Closing Date; provided, however, any issuance of convertible Series A Parity Securities prior to the six-month anniversary of the Series A Closing Date is subject to the Issuance Test. The Partnership may, without the consent of the Record Holders of Outstanding Series A Preferred Units, issue Series A Junior Interests in an unlimited amount.
(v)    Certificates.
(A)    If requested by a Series A Preferred Unitholder, the Series A Preferred Units shall be evidenced by certificates in such form as the Board of Directors may approve and, subject to any applicable legal, regulatory and contractual requirements or any other limitations set forth in this Section 5.13, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. Any certificates evidencing Series A Preferred Units shall be separately identified and shall not bear the same CUSIP number as any certificates evidencing Common Units.
(B)    Any certificate(s) representing the Series A Preferred Units may be imprinted with a legend in substantially the following form:
“NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF MARCH [●], 2016, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.”
(vi)    Conversion.
(A)    At the Option of the Series A Preferred Unitholders.  Beginning with the earlier of (i) the second anniversary of the Series A Issuance Date, and (ii) immediately prior to the liquidation, dissolution and winding up of the Partnership under Section 12.4, the Series A Preferred Units owned by any Series A Preferred Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Series A Preferred Unitholder, but not more than once per Quarter, into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate; provided, however, that the Partnership shall not be obligated to honor any such conversion request if such conversion request does not involve an underlying value of Common Units of at least $50,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the Series A Conversion Notice Date (or such lesser amount to the extent such exercise covers all of such Series A Preferred Unitholder’s Series A Preferred Units). Immediately upon the effectiveness of any conversion of Series A Preferred Units, all rights of the Series A Converting Unitholder in respect thereof shall cease, including, without limitation, any further accrual of distributions, and such Series A Converting Unitholder thereafter shall be treated for all purposes as the owner of Common Units. Fractional Common Units shall not be issued to any person pursuant to this Section 5.13(b)(vi)(A) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding such date of conversion).
(B)    At the Option of the Partnership. At any time following the third anniversary of the Series A Issuance Date, the Partnership, in the General Partner’s sole discretion, shall have the option at any time, but not more than once per Quarter, to convert all or any portion of the Series A Preferred Units then Outstanding into a number of Common Units determined by multiplying the number of Series A Preferred Units to be converted by the Series A Conversion Rate. Fractional Common Units shall not be issued to any person pursuant to this Section 5.13(b)(vi)(B) (each fractional Common Unit shall be rounded down with the remainder being paid an amount in cash based on the Closing Price of Common Units on the Trading Day immediately preceding such date of conversion). Notwithstanding the foregoing, in order for the Partnership to exercise such option,

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(1)    the Closing Price of the Common Units must be equal to or greater than one hundred fifty percent (150%) of the Series A Issue Price for twenty (20) Trading Days out of the thirty (30) Trading Day period immediately preceding the date the Company furnishes the Series A Forced Conversion Notice,
(2)    the average daily trading volume of the Common Units on the National Securities Exchange on which the Common Units are then listed or admitted to trading must be equal to or exceed 200,000 (as such amount may be adjusted to reflect any Unit split, combination or similar event) for the twenty (20) Trading Day period immediately preceding the date the Company furnishes the Series A Forced Conversion Notice;
(3)    the Partnership must have an effective registration statement on file with the Commission covering resales of the underlying Common Units to be received upon any such conversion, and
(4)    no Series A Trigger Event shall have occurred that is continuing;
provided, in each case, that each such conversion by the Partnership shall be for an aggregate amount of Series A Preferred Units involving an underlying value of Common Units of at least $100,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such conversion (or such lesser amount if such amount includes all then Outstanding Series A Preferred Units) and shall be allocated among the Series A Preferred Unitholders on a Pro Rata basis or on such other basis as may be agreed upon by the Series A Preferred Unitholders.
(C)    Conversion Notice.
(1)    To convert Series A Preferred Units into Common Units pursuant to Section 5.13(b)(vi)(A), the Series A Converting Unitholder shall give written notice (a “Series A Conversion Notice,” and the date such notice is received, a “Series A Conversion Notice Date”) to the Partnership stating that such Series A Unitholder elects to so convert Series A Preferred Units and shall state or include therein with respect to Series A Preferred Units to be converted pursuant to Section 5.13(b)(vi)(A) the following: (a) the number of Series A Preferred Units to be converted, and (b) if a Certificate has been issued for such Series A Preferred Units, the Certificate(s) evidencing the Series A Preferred Units to be converted and duly endorsed.
(2)    To convert Series A Preferred Units into Common Units pursuant to Section 5.13(b)(vi)(B), the Partnership shall give written notice (a “Series A Forced Conversion Notice,” and the date such notice is received, a “Series A Forced Conversion Notice Date”) to each Record Holder of Series A Preferred Units stating that the Partnership elects to force conversion of such Series A Preferred Units pursuant to Section 5.13(b)(vi)(B). The Series

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

A Conversion Units shall be issued in the name of the Record Holder of such Series A Preferred Units.
(D)    Timing; Certificates. If a Series A Conversion Notice is delivered by a Series A Unitholder to the Partnership or a Series A Forced Conversion Notice is delivered by the Partnership to a Series A Unitholder, each in accordance with Section 5.13(b)(vi)(C), the Partnership shall issue the Series A Conversion Units no later than seven (7) days after the Series A Conversion Notice Date or the Series A Forced Conversion Notice Date, as the case may be, occurs (any date of issuance of such Common Units, a “Series A Conversion Date”). On the Series A Conversion Date, if the Transfer Agent is participating in the Depository’s Fast Automated Securities Transfer program, the Partnership shall use its commercially reasonable efforts to cause its Transfer Agent to electronically transmit the Series A Conversion Units issuable upon conversion to such Series A Unitholder (or designated recipient(s)), by crediting the account of the Series A Unitholder (or designated recipient(s)) prime broker with the Depository through its Deposit Withdrawal Agent Commission system. If the Transfer Agent is not participating in the Depository’s Fast Automated Securities Transfer program, or if requested by such Series A Unitholder, the Partnership shall issue to such Series A Unitholder (or designated recipient(s)) a Certificate or Certificates for the number of Series A Conversion Units to which such Series A Unitholder shall be entitled. The parties agree to coordinate with the Depository to accomplish this objective. Upon issuance of Series A Conversion Units to the Series A Converting Unitholder, all rights under the converted Series A Preferred Units shall cease, and such Series A Converting Unitholder shall be treated for all purposes as the Record Holder of such Series A Conversion Units.
(E)    Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after the Series A Issuance Date, the Partnership (i) makes a distribution on its Common Units payable in Common Units or another Partnership Interest, (ii) subdivides or splits its outstanding Common Units into a greater number of Common Units, (iii) combines or reclassifies its Common Units into a smaller number of Common Units or (iv) issues by reclassification of its Common Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), in each case other than in connection with a Series A Change of Control (which shall be governed by Section 5.13(b)(vii)), then the Series A Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of such subdivision, split, combination or reclassification shall be proportionately adjusted so that the conversion of the Series A Preferred Units after such time shall entitle each Series A Unitholder to receive the aggregate number of Common Units (or any Partnership Interests into which such Common Units would have been combined, consolidated, merged or reclassified pursuant to clauses (iii) and (iv) above) that such Series A Unitholder would have been entitled to receive if the Series A Preferred Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and in the case of a merger,

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

consolidation or business combination in which the Partnership is the surviving Person, the Partnership shall provide effective provisions to ensure that the provisions in this Section 5.13 relating to the Series A Preferred Units shall not be abridged or amended and that the Series A Preferred Units shall thereafter retain the same powers, preferences and relative participating, optional and other special rights, and the qualifications, limitations and restrictions thereon, that the Series A Preferred Units had immediately prior to such transaction or event. An adjustment made pursuant to this Section 5.13(b)(vi)(E) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.
(F)    No Adjustments for Certain Items.  Notwithstanding any of the other provisions of this Section 5.13(b)(vi), no adjustment shall be made to the Series A Conversion Rate pursuant to Section 5.13(b)(vi)(E) as a result of any of the following:
(1)    any issuance of Partnership Securities for in exchange for cash;
(2)    any issuance of additional Partnership Securities issued in connection with distributions paid in kind;
(3)    any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan); or
(4)    any issuance of Common Units as all or part of the consideration to effect (i) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (ii) closing of any acquisition by the Partnership of assets or equity interests of Anadarko or any of its Affiliates or (iii) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (i), (ii) or (iii) above is validly approved by the vote or consent of the General Partner.
Notwithstanding anything in this Agreement to the contrary, whenever the issuance of a Partnership Interest or other event would require an adjustment to the Series A Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Series A Conversion Rate in respect of such issuance or event.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(vii)    Series A Change of Control.
(A)    Subject to Section 5.13(b)(vi)(B), in the event of a Series A Cash COC Event, the Outstanding Series A Preferred Units shall be automatically converted, without requirement of any action of the Series A Preferred Unitholders, into Common Units immediately prior to the closing of the Series A Cash COC Event at a conversion ratio equal to the greater of (1) the then applicable Series A Conversion Rate (or, if the Series A Preferred Units are not then convertible, assuming that such Series A Preferred Units are convertible at the then applicable Series A Conversion Rate) and (2) the quotient of (i) the product of (a) the Series A Issue Price together with accrued but unpaid distributions on the Series A Preferred Units, multiplied by (b) the Series A Cash COC Conversion Premium, divided by (ii) the volume-weighted average price of the Common Units for the thirty (30) Trading Day period ending immediately prior to the date of execution and public announcement of the Series A Cash COC Event; provided that the ratio contemplated by clause (2) above shall not exceed a ratio resulting in a value per Series A Preferred Unit (based on the consideration payable to Record Holders of Common Units in such Series A Cash COC Event) equal to (i) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring on or prior to the first anniversary of the Series A Issuance Date, (ii) 130% of the Series A Issue Price in the case of a Series A Change of Control occurring after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, and (iii) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date.
(B)    Promptly upon entry into definitive agreements that provide for a Series A Change of Control (other than a Series A Cash COC Event), if the Partnership has not issued a press release or other widely disseminated public statement regarding the entry into such definitive agreements, the Partnership shall provide written notice thereof to the Series A Unitholders. Subject to Section 5.13(b)(vi)(B), if a Series A Change of Control (other than a Series A Cash COC Event) occurs, then each Series A Preferred Unitholder, with respect to all but not less than all of its Series A Preferred Units, by notice given to the Partnership within ten (10) Business Days of the date the Partnership provides written notice of the execution of definitive agreements that provide for such Series A Change of Control, shall be entitled to elect one of the following (with the understanding that any Series A Preferred Unitholder who fails to timely provide notice of its election to the Partnership shall be deemed to have elected the option set forth in sub-clause (1) below):
(1)    convert all, but not less than all, Outstanding Series A Preferred Units into Common Units, at the then-applicable Series A Conversion Rate, subject to payment of any accrued but unpaid distributions to the date of conversion, in accordance with Section 5.13(b)(vi);

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(2)    if the Partnership will not be the surviving entity of such Series A Change of Control or the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, require the Partnership to use its commercially reasonable efforts to deliver or to cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon such Series A Change of Control, a security in the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.13(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity immediately following the Series A Change of Control would entitle the Record Holder to the number of common securities of such surviving entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Series A Change of Control) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Series A Change of Control, such Record Holder would have been entitled to receive immediately following such Series A Change of Control (such security in the surviving entity, a “Series A Substantially Equivalent Unit”); provided, however, that, if the Partnership is unable to deliver or cause to be delivered Series A Substantially Equivalent Units to any Series A Preferred Unitholder in connection with such Series A Change of Control, each Series A Preferred Unitholder shall be entitled to convert the Series A Preferred Units held by such Series A Preferred Unitholder immediately prior to such Series A Change of Control into a number of Common Units at a conversion ratio equal to the quotient of:

a.
the product of (i) 160% multiplied by (ii) the Series A Issue Price less the Series A Unitholder’s Pro Rata portion of the sum of all cash distributions paid on all Series A Preferred Units on or prior to the date of the Series A Change of Control, divided by

b.
an amount equal to 95% of the volume-weighted average price of the Common Units for the thirty (30) Trading Day period prior to the closing of the Series A Change of Control; provided that such ratio shall in no event exceed a value per Series A Preferred Unit equal to (i) 120% of the Series A Issue Price in the case of a Series A Change of Control occurring on or prior to the first anniversary of the Series A Issuance Date, (ii) 130% of the Series A Issue Price in the case of a Series A Change of Control occurring after the first anniversary of the Series A Issuance Date but on or prior to the second anniversary of the Series A Issuance Date, and

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(iii) 140% of the Series A Issue Price in the case of a Series A Change of Control occurring after the second anniversary of the Series A Issuance Date but on or prior to the third anniversary of the Series A Issuance Date.
(3)    if the Partnership is the surviving entity of such Series A Change of Control, continue to hold Series A Preferred Units; or
(4)    require the Partnership to redeem the Series A Preferred Units at a price per Series A Preferred Unit equal to 101% of the Series A Issue Price plus accrued and unpaid distributions to the date of such redemption. Any redemption pursuant to this sub-clause (4) shall, in the sole discretion of the General Partner, be paid in cash and/or Common Units. If all or any portion of such redemption is to be paid in Common Units, the Common Units to be issued shall be valued at 95% of the volume-weighted average price of the Common Units for the thirty (30) Trading Day period ending on the fifth Trading Day immediately prior to the Series A Change of Control. No later than three Trading Days prior to the consummation of the related Series A Change of Control, the Partnership shall deliver a written notice to the Record Holders of the Series A Preferred Units stating the date on which the Series A Preferred Units will be redeemed and the Partnership’s computation of the amount of cash or Common Units to be received by the Record Holder upon redemption of such Series A Preferred Units. No later than 10 Business Days following the consummation of such Series A Change of Control, the Partnership shall remit the applicable cash or Common Unit consideration to the Record Holders of then Outstanding Series A Preferred Units. The Record Holders shall deliver to the Partnership any Certificates representing the Series A Preferred Units as soon as practicable following the redemption. Record Holders of the Series A Preferred Units shall retain all of the rights and privileges thereof unless and until the consideration due to them as a result of such redemption shall be paid in full in cash or Common Units, as applicable. After any such redemption, any such redeemed Series A Preferred Unit shall no longer constitute an issued and Outstanding Limited Partner Interest.
(viii)    Series A Preferred Unit Transfer Restrictions.
(A)    Notwithstanding any other provision of this Section 5.13(b)(viii), each Series A Purchaser shall be permitted to transfer any Series A Preferred Units owned by such Series A Purchaser to any of its Affiliates or to any other Series A Purchaser.
(B)    Without the prior written consent of the Partnership, except as specifically provided in this Agreement, each Series A Preferred Unitholder shall not, (a) during the period commencing on the Series A Issuance Date and ending on the first anniversary of the Series A Issuance Date, offer, sell, contract to sell, sell

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of its Series A Preferred Units, (b) during the period commencing on the Series A Issuance Date and ending on the second anniversary of the Series A Issuance Date, directly or indirectly engage in any short sales or other derivative or hedging transactions with respect to the Series A Preferred Units, Common Units of the Partnership or common units representing limited partner interests in WGP that are designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, (c) transfer any Series A Preferred Units to any non-U.S. resident individual, non-U.S. corporation or partnership, or any other non-U.S. entity, including any foreign governmental entity, including by means of any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any Series A Preferred Units, regardless of whether any transaction described in clauses (a) through (c) above is to be settled by delivery of Series A Preferred Units, Common Units or other securities, in cash or otherwise, or (d) effect any transfer of Series A Preferred Units or Series A Conversion Units in a manner that violates the terms of this Agreement; provided, however, that such Series A Preferred Unitholder may pledge all or any portion of its Series A Preferred Units to any holders of obligations owed by the Series A Preferred Unitholders, including to the trustee for, or representative of, such holders. Notwithstanding the foregoing, any transferee receiving any Series A Preferred Units pursuant to this Section 5.13(b)(viii)(B) shall agree to the restrictions set forth in this Section 5.13(b)(viii)(B).
(C)    Following the first anniversary of the Series A Issuance Date, the Series A Purchasers or their permitted transferees may freely transfer Series A Preferred Units involving an underlying value of Common Units of at least $25,000,000 based on the Closing Price of Common Units on the Trading Day immediately preceding the date of such transfer (or such lesser amount if it (i) constitutes the remaining holdings of such Series A Preferred Unitholder or (ii) has been approved by the General Partner, in its sole discretion), subject to compliance with applicable securities laws and this Agreement.
(ix)    Fully Paid and Non-assessable. Any Series A Conversion Unit(s) delivered pursuant to this Section 5.13 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act), free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.
(x)    Partnership Restructuring Event. Subject to Section 5.13(b)(vi)(B), if (A) a Partnership Restructuring Event occurs or the Partnership engages in any other recapitalization, reorganization, consolidation, merger, spin-off or other business

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

combination (other than a Series A Change of Control) and (B) (1) the Partnership will not be the surviving entity of such Partnership Restructuring Event or other event or (2) the Partnership will be the surviving entity but its Common Units will cease to be listed or admitted to trading on a National Securities Exchange, the Partnership shall deliver or cause to be delivered to the Series A Preferred Unitholders, in exchange for their Series A Preferred Units upon consummation of such Partnership Restructuring Event or other event, a security in the surviving entity that has substantially similar rights, preferences and privileges as the Series A Preferred Units, including, for the avoidance of doubt, the right to distributions equal in amount and timing to those provided in Section 5.13(b)(i) and a conversion rate proportionately adjusted such that the conversion of such security in the surviving entity immediately following the Partnership Restructuring Event or such other event would entitle the holder to the number of common securities of such surviving entity (together with a number of common securities of equivalent value to any other assets received by Common Unitholders in such Partnership Restructuring Event or such other event) which, if a Series A Preferred Unit had been converted into Common Units immediately prior to such Partnership Restructuring Event or such other event, such Record Holder would have been entitled to receive immediately following such Partnership Restructuring Event or such other event.
(xi)    Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Series A Preferred Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.
Section 5.14    Deemed Capital Contributions.
Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to or on behalf of any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then for tax purposes, (x) such property shall be treated as having been contributed to the Partnership by such Partner and (y) immediately thereafter the Partnership shall be treated as having transferred such property to or on behalf of the employee or other service provider.
ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS
Section 6.1    Allocations for Capital Account Purposes.
For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below. As set forth in the definition of “Outstanding,” Restricted Common Units shall not be considered to be Outstanding Common Units for purposes of this Section 6.1 and

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

references herein to Unitholders holding Common Units shall be to such Unitholders solely with respect to their Common Units other than Restricted Common Units.
(a)    Net Income. Net Income for each taxable period (including a pro rata part of all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:
(i)    First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(v) for all previous taxable periods;
(ii)    Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) and (iii) for all previous taxable periods; and
(iii)    Third, the balance, if any, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests.
(b)    Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:
(i)    First, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current and all previous taxable periods is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iii) for all previous taxable periods, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);
(ii)    Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) as such Adjusted Capital Accounts would be determined without regard to any Series A Preferred Units then held by such Unitholders;
(iii)    Third, (x) to the General Partner in accordance with its Percentage Interest and (y) the balance to the Unitholders holding Units other than Series A Preferred Units in accordance with the positive balances in their Adjusted Capital Accounts as such Adjusted

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Capital Accounts would be determined without regard to any Series A Preferred Units then held by such Unitholders;
(iv)    Fourth, (x) to the General Partner in accordance with its Percentage Interests and (y) the balance to the Series A Preferred Unitholders in accordance with the positive balances in their Adjusted Capital Accounts; and
(v)    Fifth, the balance, if any, 100% to the General Partner.
(c)    Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss occurring during a taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the second proviso set forth in Section 6.2(e) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.
(i)    Subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:
(A)    First, to each Partner having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;
(B)    Second, (x) to the General Partner in accordance with its Percentage Interest and (y) the Series A Preferred Unitholders, Pro Rata, until the Capital Account in respect of each Series A Preferred Unit is equal to the Series A Liquidation Value;
(C)    Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) with respect to such Common Unit for

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”);
(D)    Fourth, (x) to the extent the Adjusted Capital Account of a Common Unit or comparable fraction thereof and Class C Unit (or converted Class C Unit) or comparable fraction thereof are not identical, (1) to all Unitholders holding such class of Units with the lowest Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (D) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Account of such Unitholders (on a per Unit basis) is equal to the Adjusted Capital Account of the Unitholders holding the class of Units with the next lowest Adjusted Capital Account (on a per Unit basis), and (y) if after application of subclause (x) of this Clause (D), the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit or comparable fraction thereof, on the one hand, and a Class B Unit (or converted Class B Unit) or comparable fraction thereof, on the other hand, are not identical, (1) to all Unitholders holding the class (or classes) of Units with the lower Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (D) and (2) to the General Partner in accordance with its Percentage Interest, until the Adjusted Capital Accounts of all of such Unitholders in such Units (on a per Unit basis) are equal;
(E)    Fifth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, and (3) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(b) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);
(F)    Sixth, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders other than Series A Preferred Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (F), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(c) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(G)    Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders other than Series A Preferred Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(d); and
(H)    Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders other than Series A Preferred Unitholders, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (x) and (y) of this clause (H).
Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all of the Partnership’s Liabilities.
(ii)    Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:
(A)    First, (x) if the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit (or converted Class C Unit) or comparable fraction thereof and a Class B Unit (or converted Class B Unit) or comparable fraction thereof are not identical, (1) to the Unitholders holding the class of Units with the highest Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (x) of this Clause (A) and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of such Unitholders (on a per Unit basis) is equal to the Adjusted Capital Account of the Unitholders holding the class of Units with the next highest Adjusted Capital Account (on a per Unit basis), and (y) if after application of subclause (x) of this Clause (A), the Adjusted Capital Account of a Common Unit or comparable fraction thereof and a Class C Unit (or converted Class C Unit) or comparable fraction thereof, on the one hand, and a Class B Unit (or

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

converted Class B Unit) or comparable fraction thereof, on the other hand, are not identical, (1) to the Unitholders holding the class(es) of Units with the higher Adjusted Capital Account, proportionately, a percentage equal to 100% less the percentage applicable to subclause (2) of this subclause (y) of this Clause (A), and (2) to the General Partner, in accordance with its Percentage Interest, until the Adjusted Capital Account of each Common Unit or comparable fraction thereof, each Class C Unit (or converted Class C Unit) or comparable fraction thereof and each Class B Unit (or converted Class B Unit) or comparable fraction thereof are equal;
(B)    Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders other than Series A Preferred Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B) until the Capital Account in respect of each Unit then Outstanding has been reduced to zero;
(C)    Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Series A Preferred Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C) until the Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero; and
(D)    Fourth, the balance, if any, 100% to the General Partner.
(d)    Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period:
(i)    Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.
(ii)    Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of gross income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(iii)    Priority Allocations.
(A)    If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4 or with respect to Series A Preferred Units) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then (1) there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution; and (2) the General Partner shall be allocated gross income and gain with respect to each such Excess Distribution in an amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time when the Excess Distribution occurs by (y) a percentage equal to 100% less the General Partner’s Percentage Interest at the time when the Excess Distribution occurs, times (bb) the total amount allocated in clause (1) above with respect to such Excess Distribution.
(B)    After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated (1) to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period; and (2) to the General Partner an amount equal to the product of (aa) an amount equal to the quotient determined by dividing (x) the General Partner’s Percentage Interest by (y) the sum of 100% less the General Partner’s Percentage Interest times (bb) the sum of the amounts allocated in clause (1) above.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(iv)    Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.
(v)    Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.
(vi)    Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.
(vii)    Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.
(viii)    Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.
(ix)    Certain Distributions Subject to Section 734(b).    To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as a result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.
(x)    Economic Uniformity.
(A)    At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units pursuant to Section 5.11(f), all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion pursuant to Section 5.11(f) (“Converted Common Units”) in the proportion of the number of the Converted Common Units held by such holder or holders to the total number of Converted Common Units then Outstanding, until each such holder has been allocated an amount of income or gain that increases the Capital Account maintained with respect to such Converted Common Units to an amount equal to the product of (A) the number of Converted Common Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Series A Preferred Unit, a Class B Unit or a Class C Unit). The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Common Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the receipt of Common Units pursuant to Section 5.11(f).
(B)    At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class C Units into Common Units pursuant to Section 5.12(c), all or a portion of the remaining items of Partnership gross income, gain, deduction or loss for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to the holder or holders of the Common Units resulting from the conversion of Class C Units pursuant to Section 5.12(c) (“Converted Class C Units”) in the proportion of the number of the Converted Class C Units held by such holder or holders to the total number of Converted Class C Units then Outstanding, until each such holder has been allocated an amount of income, gain, loss or deduction that causes the Capital Account maintained with respect to such Converted Class C Units to an amount equal to the product of (A) the number of Converted Class C Units held by such holder and (B) the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Series A Preferred Unit, a Class B Unit or a Class C Unit).

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Converted Class C Units and the Capital Accounts underlying most or all of the Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of Class C Units into Common Units. The General Partner shall have discretion as to the priority of the application of this Section 6.1(d)(x)(B) as compared to Sections 6.1(d)(x)(A).
(C)    Prior to making any allocations pursuant to Section 6.1(d)(xv)(C), if a Revaluation Event occurs, then after the application of Section 6.1(d)(x)(A)-(B), any remaining Unrealized Gains and Unrealized Losses shall be allocated to the holders of (A) Outstanding Privately Placed Units, Pro Rata, or (B) Outstanding Common Units (other than Privately Placed Units), Pro Rata, as applicable, in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to each Privately Placed Unit equaling the Per Unit Capital Amount for an Initial Common Unit.
(D)    For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Outstanding Limited Partner Interests or the Partnership.
(xi)    Allocations with respect to Series A Preferred Units.
(A)    Items of Partnership gross income shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all previous taxable periods is equal to the cumulative amount of all cash distributions made with respect to such Series A Preferred Unit pursuant to Section 5.13(b)(i) from the date such Series A Preferred Unit was issued to a date 45 days after the end of the current taxable period.
(B)    Items of Partnership gross income shall be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to the Series A Preferred Unitholders, Pro Rata, until the aggregate amount of gross income allocated to each Series A Preferred Unitholder pursuant hereto for the current taxable period and all

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

previous taxable periods is equal to the cumulative amount of all Net Losses allocated to such Series A Preferred Unitholder pursuant to Section 6.1(b)(iv) for all previous taxable periods.
(C)    Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Series A Preferred Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Per Unit Capital Amount of each Series A Preferred Unit does not equal or exceed the Series A Liquidation Value, then items of gross income, gain, loss and deduction for such taxable period shall be allocated among the Partners in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Per Unit Capital Amount balances described above, items of gross income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from the Unitholders holding Units other than Series A Preferred Units to Unitholders holding Series A Preferred Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time) prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xi)(C) fails to achieve the Per Unit Capital Amounts described above, items of gross income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Partners in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xi)(C), cause the Per Unit Capital Amount in respect of each Series A Preferred Unit to equal the Series A Liquidation Value.
(xii)    Curative Allocation.
(A)    Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the General Partner shall take the Required Allocations into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xii)(A), the General Partner may take into

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xii)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.
(B)    The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xii)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xii)(A) among the Partners in a manner that is likely to minimize such economic distortions.
(xiii)    Exercise of Noncompensatory Options. In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s) and as provided in Section 5.5(d)(i), immediately after the conversion of a Limited Partnership Interest into Common Units (each such Common Unit a “Conversion Unit”) upon the exercise of a Noncompensatory Option, the Capital Account of each Partner and the Carrying Value of each Partnership property shall be adjusted to reflect its fair market value immediately after such conversion and any resulting Unrealized Gain (if the Capital Account of each such Conversion Unit is less than the Per Unit Capital Account for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Conversion Unit is greater than the Per Unit Capital Account for a then Outstanding Initial Common Unit) will be allocated (x) to the General Partner in accordance with its Percentage Interest and (y) to each Partner holding Conversion Units, Pro Rata, until the Capital Account of each such Conversion Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit. Any remaining Unrealized Gain or Unrealized Loss will be allocated to the Partners pursuant to Section 6.1(c) and Section 6.1(d).  In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately after the conversion of a Limited Partner Interest shall be determined by the General Partner using such reasonable method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2).  The General Partner shall allocate such aggregate value among the assets of the Partnership in such manner as it determines in its discretion to be reasonable.  If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 6.1(d)(xiii), the Capital Account of each Partner with respect to each Conversion Unit received upon such conversion of the Limited Partner Interest is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then, in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), Capital Account balances shall be reallocated between the Partners holding Common Units (other than Conversion Units) and Partners holding Conversion Units so as to cause the Capital Account of each Partner holding a Conversion Unit to equal, on a per Unit basis with respect to each such Conversion Unit, the Per Unit Capital Amount for a then Outstanding Initial Common Unit.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(xiv)    Revaluation Gain or Loss – Class C Units. If a Revaluation Event occurs after the initial issuance of Class C Units, any resulting Revaluation Gain or Revaluation Loss shall be allocated in a manner that, to the nearest extent possible, results in the Capital Accounts maintained with respect to the Class C Units and the Converted Class C Units on a per unit basis equaling the Per Unit Capital Amount for a Common Unit (other than a Common Unit issued upon the conversion of a Series A Preferred Unit, a Class B Unit or a Class C Unit). Any remaining Revaluation Gain shall be allocated to the Partners pursuant to Section 6.1(c).
(xv)    Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or a Net Termination Loss, the following rules shall apply:
(A)    The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, the holders of Incentive Distribution Rights, and the General Partner in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).
(B)    If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xv)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xv)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xv)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xv) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(C)    Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xv)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).
(D)    In making the allocations required under this Section 6.1(d)(xv), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xv). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xv)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xv)).
(xvi)    Allocations Regarding Certain Payments Made to or on Behalf of Employees and Other Service Providers. Consistent with the principles of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to or on behalf of any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and such Partner shall be deemed to have contributed such property to the Partnership pursuant to Section 5.14.
Section 6.2    Allocations for Tax Purposes.
(a)    Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(b)    In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided that in all events the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).
(c)    The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.
(d)    In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.
(e)    All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.
(f)    Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the exercise in full of the Over-Allotment Option or the expiration of

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.
(g)    Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.
(h)    If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).
Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.
(a)    Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI, subject to Section 5.13(b)(i)(B), by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act.
(b)    Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.
(c)    The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(d)    Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.
Section 6.4    Distributions of Available Cash from Operating Surplus. Available Cash with respect to any Quarter that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) or Section 5.13(b)(i) in respect of additional Partnership Securities issued pursuant thereto:
(a)    First, (A) to the General Partner in accordance with its Percentage Interest; and (B) to the Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;
(b)    Second, (A) to the General Partner in accordance with its Percentage Interest; and (B) to the Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the General Partner’s Percentage Interest, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;
(c)    Third, (A) to the General Partner in accordance with its Percentage Interest; (B) 13% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iii), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;
(d)    Fourth, (A) to the General Partner in accordance with its Percentage Interest; (B) 23% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (iv), until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and
(e)    Thereafter, (A) to the General Partner in accordance with its Percentage Interest; (B) 48% to the holders of the Incentive Distribution Rights, Pro Rata; and (C) to all Unitholders other than holders of Class C Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclauses (A) and (B) of this clause (v);
provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(e).
Section 6.5    Distributions of Available Cash from Capital Surplus.
Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, (A) to the General Partner in accordance with its Percentage Interest and (B) to all Unitholders other than holders of Class C Units in accordance with their relative Adjusted Percentage Interests, a percentage equal to 100% less the General Partner’s Percentage Interest, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.
Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.
(a)    The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Securities in accordance with Section 5.9. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, as the case may be, by a fraction of which the numerator is the Unrecovered Initial Unit Price of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Initial Unit Price of the Common Units immediately prior to giving effect to such distribution.
(b)    The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall also be subject to adjustment pursuant to Section 5.11 and Section 6.9.
Section 6.7    Special Provisions Relating to the Holders of Class B Units and Class C Units.
(a)    Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holders of Class B Units shall have all the rights and obligations of a Unitholder holding Common Units; provided, however, that immediately upon the conversion of Class B Units into Common Units pursuant to Section 5.11, the Unitholders holding a Converted Class B Unit shall possess all the rights and obligations of a Unitholder holding Common Units hereunder, including

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such Converted Class B Units shall remain subject to the provisions of Sections 6.1(a), 6.1(b), 6.1(d)(iii), 6.1(d)(x)(B) and 6.7(b).
(b)    The holder or holders of Converted Class B Units resulting from the conversion pursuant to Section 5.11(f) of any Class B Units pursuant to Section 5.11 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units, including the application of Section 6.1(d)(x)(A); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates (for this purpose the allocations of items of income, gain, loss or deduction with respect to Class B Units or with respect to Common Units will be deemed not to have a material adverse effect on the Common Units).
(c)    Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Class C Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that such Class C Units shall be and after conversion into Common Units pursuant to Section 5.12 shall remain subject to the provisions of Sections 5.5(c)(iii) and 6.1(d)(x)(B).
(d)    The holder or holders of Converted Class C Units resulting from the conversion pursuant to Section 5.12(c) of any Class C Units issued pursuant to Section 5.12 shall not be issued a Common Unit Certificate pursuant to Section 4.1, and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(d), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units, including the application of Section 6.1(d)(x)(B); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Unit Certificates (for this purpose the allocations of items of income, gain, loss or deduction with respect to Class C Units or with respect to Common Units will be deemed not to have a material adverse effect on the Common Units).
Section 6.8    Special Provisions Relating to the Holders of Incentive Distribution Rights.
Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (ii) be entitled to any distributions other than as provided in Sections Section 6.4(c), (d) and (e) and Section 12.4 or (iii) be allocated items of income, gain, loss or deduction other than as specified in this Article VI.
Section 6.9    Entity-Level Taxation.
If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the General Partner may reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution to take into account the amount of income taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.
Section 6.10    Special Distributions.
Notwithstanding anything to the contrary set forth in this Agreement:
(i)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of certain System Assets (as defined in the 2008 Contribution Agreement) and the Western Gas Wyoming Interest (as defined in the 2008 Contribution Agreement) owned by Asset HoldCo, as contemplated by the Contribution Agreement dated November 11, 2008 (the “2008 Contribution Agreement”), among Western Gas Resources, Inc., a Delaware corporation (“WGR”), Holdings, Asset HoldCo, the General Partner, OLP GP, Operating Partnership, and the Partnership, the Partnership distributed $175,000,000 in cash to

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the 2008 Contribution Agreement;
(ii)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of certain System Assets (as defined in the 2009 Contribution Agreement) and the Chipeta Interest (as defined in the 2009 Contribution Agreement) owned by Anadarko Uintah Midstream, LLC, a Delaware limited liability company (“AUM”), as contemplated by the Contribution Agreement dated July 10, 2009 (the “2009 Contribution Agreement”), among AUM, WGR, Asset HoldCo, Holdings, WES GP, Inc., a Delaware corporation (“WES GP”), the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $101,450,500 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the 2009 Contribution Agreement;
(iii)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the System Assets (as defined in the Granger Contribution Agreement) owned by Mountain Gas Resources LLC, a Delaware limited liability company (“MGR”), as contemplated by the Contribution Agreement dated January 29, 2010 (the “Granger Contribution Agreement”), among MGR, WGR, Asset HoldCo, Holdings, WES GP, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $241,680,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Granger Contribution Agreement;
(iv)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the KMGG Interest (as defined in the Wattenberg Contribution Agreement), as contemplated by the Contribution Agreement dated August 2, 2010 (the “Wattenberg Contribution Agreement”), among WGR, Asset HoldCo, Holdings, WES GP, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $473,100,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Wattenberg Contribution Agreement;
(v)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the System Assets (as defined in the Bison Contribution Agreement), as contemplated by the Contribution Agreement dated July 1, 2011 (the “Bison Contribution Agreement”), among WGR, Asset HoldCo, Holdings, WES GP, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $25,000,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Bison Contribution Agreement;

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(vi)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the MGR Interest (as defined in the MGR Contribution Agreement), as contemplated by the Contribution Agreement dated December 15, 2011 (the “MGR Contribution Agreement”), among WGR, Asset HoldCo, Holdings, WES GP, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $458,586,850 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the MGR Contribution Agreement;
(vii)    following Asset HoldCo’s contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the Chipeta Interest (as defined in the Chipeta 2012 Contribution Agreement), as contemplated by the Contribution Agreement dated July 19, 2012 (the “Chipeta 2012 Contribution Agreement”), among AUM, WGR, Asset HoldCo, Holdings, WES GP, the General Partner, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $128,250,000 in cash to Holdings (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Chipeta 2012 Contribution Agreement;
(viii)    following Anadarko Marcellus Midstream, L.L.C.’s (“AMM”) contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the Interest (as defined in the Marcellus Contribution Agreement), as contemplated by the Contribution Agreement dated February 27, 2013 (the “Marcellus Contribution Agreement”), among AMM, the Partnership, OLP GP and the Operating Partnership, Anadarko and Anadarko E&P Onshore LLC, the Partnership distributed $465,500,000 in cash to AMM (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Marcellus Contribution Agreement; and
(ix)    following APC Midstream Holdings, LLC’s (“AMH”) contribution, assignment, transfer, and conveyance (or caused contribution, assignment, transfer and conveyance) to the Partnership of the Interests (as defined in the TEFR Contribution Agreement), as contemplated by the Contribution Agreement dated February 27, 2014 (the “TEFR Contribution Agreement”), among Asset HoldCo, AMH, the Partnership, OLP GP, the Operating Partnership and Anadarko, the Partnership distributed $356,250,000 in cash to AMH (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the TEFR Contribution Agreement.
Notwithstanding anything to the contrary set forth in this Agreement (including Section 6.1(d)(iii)(A)), neither AMH nor the General Partner shall receive an allocation of income (including gross income) or gain as a result of the distributions provided for in the preceding sentence.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS
Section 7.1    Management.
(a)    The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:
(i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities (subject to Section 5.13(b)(iv) with respect to Series A Senior Securities and Series A Parity Securities), and the incurring of any other obligations;
(ii)    the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;
(iii)    the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);
(iv)    the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;
(v)    the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);
(vi)    the distribution of Partnership cash;

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(vii)    the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;
(viii)    the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;
(ix)    the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;
(x)    the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;
(xi)    the indemnification of any Person against liabilities and contingencies to the extent permitted by law;
(xii)    the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);
(xiii)    subject to Section 5.13(b), the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;
(xiv)    the undertaking of any action in connection with the Partnership’s participation in any Group Member; and
(xv)    the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.
(b)    Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement, the Omnibus Agreement, the Secondment Agreement, the Contribution Agreement, the Tax Sharing Agreement, the Credit Agreement, the Working Capital Agreement, any Commodity Hedge Contract, any Group Member Agreement and the other agreements described in or filed as

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty otherwise existing at law, in equity or otherwise.
Section 7.2    Certificate of Limited Partnership.
The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.
Section 7.3    Restrictions on the General Partner’s Authority.
Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation, other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, except as permitted under Section 4.6, Section 11.1, Section 11.2 or Section 12.1(a), elect or cause the Partnership to elect a successor general partner of the Partnership.

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Second Amended and Restated Agreement of Limited Partnership

Section 7.4    Reimbursement of the General Partner.
(a)    Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.
(b)    The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.
(c)    The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase or rights, warrants or appreciation rights or phantom or tracking interests relating to Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any Affiliates in each case for the benefit of employees and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest (represented by General Partner Units) pursuant to Section 4.6.
Section 7.5    Outside Activities.
(a)    After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company

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Second Amended and Restated Agreement of Limited Partnership

of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt or equity securities in any Group Member, or (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of Anadarko, any of its successors or permitted assigns or any other Affiliate of the General Partner.
(b)    Except as set forth in the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner. None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Indemnitee.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any fiduciary duty or any other obligation of any type whatsoever of any Indemnitee for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Indemnitees shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Indemnitee (including the General Partner). No Indemnitee (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Indemnitee (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person for breach of any fiduciary or other duty by reason of the fact that such Indemnitee (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership; provided that such Indemnitee does not engage in such business or activity as a result of or using confidential or proprietary information provided by or on behalf of the Partnership to such Indemnitee.
(d)    The General Partner and each of its Affiliates may acquire Units or other Partnership Securities in addition to those owned as of the date hereof and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other

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Second Amended and Restated Agreement of Limited Partnership

Partnership Securities acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.
(e)    Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be deemed to have been approved by the Partners.
Section 7.6    Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.
(a)    The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.
(b)    The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. Except for the Initial Loan, no Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).
(c)    No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty hereunder or otherwise existing at law, in equity or otherwise, of the General Partner or its Affiliates to the Partnership or the Limited Partners by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners.
Section 7.7    Indemnification.
(a)    To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be

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Second Amended and Restated Agreement of Limited Partnership

involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than a Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Secondment Agreement, the Contribution Agreement, the Tax Sharing Agreement or the Working Capital Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.
(b)    To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified.
(c)    The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.
(d)    The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
(e)    For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the

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Second Amended and Restated Agreement of Limited Partnership

participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.
(f)    In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
(g)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
(h)    The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
(i)    No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.8    Liability of Indemnitees.
(a)    Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.
(b)    Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.
(c)    To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.
(d)    Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the

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Second Amended and Restated Agreement of Limited Partnership

Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.
(a)    Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is sought, then it shall be presumed that, in making its decision, the Special Committee acted in good faith, and if Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise.
(b)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards (including fiduciary standards) imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. In order for a determination

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Second Amended and Restated Agreement of Limited Partnership

or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must reasonably believe that the determination or other action is in the best interests of the Partnership.
(c)    Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, and any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.
(d)    Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.
(e)    Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.
(f)    The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

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Second Amended and Restated Agreement of Limited Partnership

Section 7.10    Other Matters Concerning the General Partner.
(a)    The General Partner may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.
(b)    The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.
(c)    The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.
Section 7.11    Purchase or Sale of Partnership Securities.
The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.
Section 7.12    Registration Rights of the General Partner and its Affiliates.
(a)    If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a) and Section 7.12(b); and provided, further, however, that if the Special

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Second Amended and Restated Agreement of Limited Partnership

Committee determines in good faith that the requested registration would be materially detrimental to the Partnership and its Partners because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone such requested registration for a period of not more than six months after receipt of the Holder’s request, such right pursuant to this Section 7.12(a) or Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with any registration pursuant to the first sentence of this Section 7.12(a), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(b)    If any Holder holds Partnership Securities that it desires to sell and Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such Holder to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use its commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such shelf registration statement have been sold, a “shelf” registration statement covering the Partnership Securities specified by the Holder on an appropriate form under Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to Section 7.12(a) and this Section 7.12(b); and provided, further, however, that if the Special Committee determines in good faith that any offering under, or the use of any prospectus forming a part of, the shelf registration statement would be materially detrimental to the Partnership and its Partners because such offering or use would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to suspend such offering or use for a period of not more than six months after receipt of the Holder’s request, such right pursuant to Section 7.12(a) or this Section 7.12(b) not to be utilized more than once in any twelve-month period. In connection with

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

any shelf registration pursuant to this Section 7.12(b), the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such shelf registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such shelf registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such shelf registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(d), all costs and expenses of any such shelf registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(c)    If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall notify all Holders of such proposals and use its commercially reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request; provided that the Partnership is not required to make any effort or take any action to so include the securities of the Holder once the registration statement is declared effective by the Commission or otherwise becomes effective, including any registration statement providing for the offering from time to time of securities pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(c) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(d), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.
(d)    If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section

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Second Amended and Restated Agreement of Limited Partnership

7.12(d) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.
(e)    The provisions of Section 7.12(a), Section 7.12(b) and Section 7.12(c) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(d) shall continue in effect thereafter.
(f)    The rights to cause the Partnership to register Partnership Securities pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Securities, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Securities with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.
(g)    Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Securities for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.
Section 7.13    Reliance by Third Parties.
Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner

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Second Amended and Restated Agreement of Limited Partnership

authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.
ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS
Section 8.1    Records and Accounting.
The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.
Section 8.2    Fiscal Year.
The fiscal year of the Partnership shall be a fiscal year ending December 31.
Section 8.3    Reports.
(a)    As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit as of a date selected by the General Partner, an annual

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.
(b)    As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including posting on or accessible through the Partnership’s or the SEC’s website) to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.
ARTICLE IX
TAX MATTERS
Section 9.1    Tax Returns and Information.
The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or periods that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.
Section 9.2    Tax Elections.
(a)    The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.
(b)    Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

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Second Amended and Restated Agreement of Limited Partnership

Section 9.3    Tax Controversies.
Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.
Section 9.4    Withholding.
Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3(c) in the amount of such withholding from such Partner.
ARTICLE X
ADMISSION OF PARTNERS
Section 10.1    Admission of Limited Partners.
(a)    [Reserved]
(b)    By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, and except as provided in Section 4.9 or Section 4.11, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

is a Non-citizen Assignee shall be determined in accordance with Section 4.9, and the rights and obligations of a Person who is an Ineligible Assignee shall be determined in accordance with Section 4.11.
(c)    The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1 hereof.
(d)    Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).
Section 10.2    Admission of Successor General Partner.
A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest (represented by General Partner Units) pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.
Section 10.3    Amendment of Agreement and Certificate of Limited Partnership.
To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

ARTICLE XI
WITHDRAWAL OR REMOVAL OF PARTNERS
Section 11.1    Withdrawal of the General Partner.
(a)    The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);
(i)    The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;
(ii)    The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;
(iii)    The General Partner is removed pursuant to Section 11.2;
(iv)    The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;
(v)    A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or
(vi)     (A)    in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.
If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

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Second Amended and Restated Agreement of Limited Partnership

(b)    Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Central Standard Time, on June 30, 2018, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, Central Standard Time, on June 30, 2018, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with and subject to Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.
Section 11.2    Removal of the General Partner.
The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units and Class B Units, if any, voting as a single class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member, and is hereby authorized to, and shall, continue the business of the Partnership, and, to the extent applicable, the other Group Members, without dissolution. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.
Section 11.3    Interest of Departing General Partner and Successor General Partner.
(a)    In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest (represented by General Partner Units) and its general partner interest (or equivalent interest), if any, in the other Group Members and all of its Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing General Partner. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.
For purposes of this Section 11.3(a), the fair market value of the Departing General Partner’s Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other

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Second Amended and Restated Agreement of Limited Partnership

experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing General Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner and other factors it may deem relevant.
(b)    If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.
(c)    If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.
Section 11.4    Removal of the General Partner Not for Cause.
Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, the General Partner

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Second Amended and Restated Agreement of Limited Partnership

will have the right to convert its General Partner Interest (represented by General Partner Units) and its Incentive Distribution Rights into Common Units or to receive cash in exchange therefor in accordance with Section 11.3.
Section 11.5    Withdrawal of Limited Partners.
No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.
ARTICLE XII
DISSOLUTION AND LIQUIDATION
Section 12.1    Dissolution.
The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 10.2, 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:
(a)    an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;
(b)    an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;
(c)    the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or
(d)    at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.
Section 12.2    Continuation of the Business of the Partnership After Dissolution.
Upon an Event of Withdrawal caused by (a) the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set

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Second Amended and Restated Agreement of Limited Partnership

forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:
(i)    the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;
(ii)    if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and
(iii)    the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;
(iv)    provided that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).
Section 12.3    Liquidator.
Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

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Second Amended and Restated Agreement of Limited Partnership

Section 12.4    Liquidation.
The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:
(a)    The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.
(b)    Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.
(c)    All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (including, without limitation, the allocation provided for under Section 6.1(d)(xi)(C), which allocates items of gross income, gain, loss and deduction among the Partners to the maximum extent possible to provide a preference in liquidation to the Capital Account of the Series A Preferred Units over the Capital Accounts of Series A Junior Interests, but excluding adjustments made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).
Section 12.5    Cancellation of Certificate of Limited Partnership.
Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

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Second Amended and Restated Agreement of Limited Partnership

Section 12.6    Return of Contributions.
The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.
Section 12.7    Waiver of Partition.
To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.
Section 12.8    Capital Account Restoration.
No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.
ARTICLE XIII
AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
Section 13.1    Amendments to be Adopted Solely by the General Partner.
Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:
(a)    a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;
(b)    admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;
(c)    a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;
(d)    a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any

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Second Amended and Restated Agreement of Limited Partnership

class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;
(e)    a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;
(f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;
(g)    an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Securities pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Securities have received Special Approval;
(h)    any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;
(i)    an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;
(j)    an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Sections 2.4 or 7.1(a);
(k)    a merger, conveyance or conversion pursuant to Section 14.3(d); or
(l)    any other amendments substantially similar to the foregoing.

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Second Amended and Restated Agreement of Limited Partnership

Section 13.2    Amendment Procedures.
Except as provided in Section 13.1 and Section 13.3, all amendments to this Agreement shall be made in accordance with the requirements contained in this Section 13.2. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that to the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment, in each case in accordance with the other provisions of this Article XIII. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.
Section 13.3    Amendment Requirements.
(a)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.
(b)    Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.
(c)    Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

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Second Amended and Restated Agreement of Limited Partnership

(d)    Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.
(e)    Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.
Section 13.4    Special Meetings.
All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.
Section 13.5    Notice of a Meeting.
Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.
Section 13.6    Record Date.
For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by

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Second Amended and Restated Agreement of Limited Partnership

which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.
Section 13.7    Adjournment.
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.
Section 13.8    Waiver of Notice; Approval of Meeting; Approval of Minutes.
The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.
Section 13.9    Quorum and Voting.
The holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a

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Second Amended and Restated Agreement of Limited Partnership

quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.
Section 13.10    Conduct of a Meeting.
The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.
Section 13.11    Action Without a Meeting.
If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with

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Second Amended and Restated Agreement of Limited Partnership

the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the percentage of Units acting by written consent without a meeting.
Section 13.12    Right to Vote and Related Matters.
(a)    Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.
(b)    With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.
ARTICLE XIV
MERGER, CONSOLIDATION OR CONVERSION
Section 14.1    Authority.
The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.
Section 14.2    Procedure for Merger, Consolidation or Conversion.
(a)    Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty

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Second Amended and Restated Agreement of Limited Partnership

or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.
(b)    If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:
(i)    name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;
(ii)    the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);
(iii)    the terms and conditions of the proposed merger or consolidation;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;
(v)    a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;
(vi)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

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Second Amended and Restated Agreement of Limited Partnership

(vii)    such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.
(c)    If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:
(i)    the name of the converting entity and the converted entity;
(ii)    a statement that the Partnership is continuing its existence in the organizational form of the converted entity;
(iii)    a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;
(iv)    the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity or another entity, or for the cancellation of such equity securities;
(v)    in an attachment or exhibit, the certificate of limited partnership of the Partnership; and
(vi)    in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;
(vii)    the effective time of the conversion, which may be the date of the filing of the articles of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided that if the effective time of the conversion is to be later than the date of the filing of such articles of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such articles of conversion and stated therein); and
(viii)    such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.
Section 14.3    Approval by Limited Partners.
(a)    Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

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Second Amended and Restated Agreement of Limited Partnership

(b)    Except as provided in Section 14.3(d), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority.
(c)    Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.
(d)    Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.
(e)    Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Securities Outstanding immediately prior to the effective date of such merger or consolidation.
(f)    Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

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Second Amended and Restated Agreement of Limited Partnership

Section 14.4    Certificate of Merger.
Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.
Section 14.5    Effect of Merger, Consolidation or Conversion.
(a)    At the effective time of the certificate of merger:
(i)    all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;
(ii)    the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;
(iii)    all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and
(iv)    all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.
(b)    At the effective time of the certificate of conversion, for all purposes of the laws of the State of Delaware:
(i)    the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;
(ii)    all rights, title, and interests to all real estate and other property owned by the Partnership shall remain vested in the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;
(iii)    all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;
(iv)    all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

and obligations and are enforceable against the converted entity by such creditors and obligees to the same extent as if the liabilities and obligations had originally been incurred or contracted by the converted entity;
(v)    the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other rights or securities in the converted entity or cash as provided in the plan of conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.
ARTICLE XV
RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS
Section 15.1    Right to Acquire Limited Partner Interests.
(a)    Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted for trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

(b)    If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate, or other evidence of the issuance of uncertificated Units, shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article III, Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests, or other evidence of the issuance of uncertificated Units, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article III, Article IV, Article V, Article VI and Article XII).
(c)    At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest, or other evidence of the issuance of uncertificated Units, to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

ARTICLE XVI
GENERAL PROVISIONS
Section 16.1    Addresses and Notices; Written Communications.
(a)    Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.
(b)    The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.
Section 16.2    Further Action.
The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.
Section 16.3    Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Section 16.4    Integration.
This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
Section 16.5    Creditors.
None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.
Section 16.6    Waiver.
No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.
Section 16.7    Third-Party Beneficiaries.
Each Partner agrees that any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee.
Section 16.8    Counterparts.
This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 2.6 without execution hereto.
Section 16.9    Applicable Law.
This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
Section 16.10    Invalidity of Provisions.
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
Section 16.11    Consent of Partners.
Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

Section 16.12    Facsimile Signatures.
The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on certificates representing Common Units or Series A Preferred Units, as the case may be, is expressly permitted by this Agreement.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

Western Gas Partners, LP
Second Amended and Restated Agreement of Limited Partnership

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

WESTERN GAS HOLDINGS, LLC

By:
   Name:
   Title:

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner or without execution hereof pursuant to Section 2.6 hereof.

[ ]
By:
   Name:
   Title:

Signature Page ‑ Second Amended and Restated Agreement
of Limited Partnership of Western Gas Partners, LP

EXHIBIT A
to the Second Amended and Restated
Agreement of Limited Partnership of
Western Gas Partners, LP
Certificate Evidencing Common Units
Representing Limited Partner Interests in
Western Gas Partners, LP
No. __________    __________ Common Units
In accordance with Section 4.1 of the Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______________________ (the “Holder”) is the registered owner of ________ Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF WESTERN GAS PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF WESTERN GAS PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE WESTERN GAS PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). WESTERN GAS HOLDINGS, LLC, THE GENERAL PARTNER OF WESTERN GAS PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF WESTERN GAS PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE

FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: Countersigned and Registered by: Computershare Trust Company, N.A., As Transfer Agent and Registrar	Western Gas Partners, LP By: Western Gas Holdings, LLC By: Name: By: Secretary

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT/TRANSFERS MIN ACT __________ Custodian _________ (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF
WESTERN GAS PARTNERS, LP

FOR VALUE RECEIVED, _________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
____________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ___________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Western Gas Partners, LP.

Date: _________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature) (Signature)
No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

EXHIBIT B
to the Second Amended and Restated
Agreement of Limited Partnership of
Western Gas Partners, LP
Certificate Evidencing
Series A Convertible Preferred Units
Representing Limited Partner Interests in
Western Gas Partners, LP
No. __________    __________ Common Units
In accordance with Section 5.13(b)(v) of the Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that _______________________ (the “Holder”) is the registered owner of ________ Series A Convertible Preferred Units representing limited partner interests in the Partnership (the “Series A Preferred Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series A Preferred Units are set forth in, and this Certificate and the Series A Preferred Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.
NEITHER THE OFFER NOR SALE OF THESE SECURITIES HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE PARTNERSHIP HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT. THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP, DATED AS OF MARCH [●], 2016, A COPY OF WHICH MAY BE OBTAINED FROM THE PARTNERSHIP AT ITS PRINCIPAL EXECUTIVE OFFICES.
The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership

Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.
This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated: Countersigned and Registered by: Computershare Trust Company, N.A., As Transfer Agent and Registrar	Western Gas Partners, LP By: Western Gas Holdings, LLC By: Name: By: Secretary

[Reverse of Certificate]
ABBREVIATIONS
The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common TEN ENT - as tenants by the entireties JT TEN - as joint tenants with right of survivorship and not as tenants in common	UNIF GIFT/TRANSFERS MIN ACT __________ Custodian _________ (Cust) (Minor) Under Uniform Gifts/Transfers to CD Minors Act (State)
Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF SERIES A PREFERRED UNITS OF
WESTERN GAS PARTNERS, LP

FOR VALUE RECEIVED, _________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)
____________ Series A Preferred Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint ___________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Western Gas Partners, LP.

Date: _________________________	NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular. without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature) (Signature)
No transfer of the Series A Preferred Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Series A Preferred Units to be transferred is surrendered for registration or transfer.

EXHIBIT C
FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit C-1

Exhibit C

WESTERN GAS PARTNERS, LP and THE PURCHASERS NAMED ON SCHEDULE A HERETO
REGISTRATION RIGHTS AGREEMENT Dated [ ● ], 2016

SCHEDULE A	- Purchaser Name; Notice and Contact Information	A-1

i

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT, dated as of [ ● ], 2016 (this “Agreement”) is entered into by and among WESTERN GAS PARTNERS, LP, a Delaware limited partnership (the “Partnership”), and each of the Persons set forth on Schedule A hereto (the “Purchasers”).
WHEREAS, this Agreement is made in connection with the closing of the issuance and sale of the Purchased Units (the date of such closing, the “Closing Date”) pursuant to the Series A Preferred Unit Purchase Agreement, dated as of February 24, 2016, by and among the Partnership and the Purchasers (the “Purchase Agreement”); and
WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms have the meanings indicated:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” (including, with correlative meanings, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or the Partnership, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) any fund or account managed, advised or subadvised, directly or indirectly, by a Purchaser or its Affiliates, shall be considered an Affiliate of such Purchaser.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by law or other governmental action to close.

1

“Closing Date” has the meaning set forth in the Recitals of this Agreement.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means the common units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.
“Effective Date” means the date of effectiveness of any Registration Statement.
“Effectiveness Period” has the meaning specified in Section 2.01(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“General Partner” means Western Gas Holdings, LLC, a Delaware limited liability company and the general partner of the Partnership.
“Holder” means the record holder of any Registrable Securities.
“Holder Underwriter Registration Statement” has the meaning specified in Section 2.04(q).
“Included Registrable Securities” has the meaning specified in Section 2.02(a).
“Liquidated Damages” has the meaning specified therefor in Section 2.01(b).
“Liquidated Damages Multiplier” means the product of (i) the Purchased Unit Price and (ii) the number of Registrable Securities then held by the applicable Holder and included on the applicable Registration Statement.
“Losses” has the meaning specified in Section 2.08(a).
“Managing Underwriter” means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.
“NYSE “ means the New York Stock Exchange.
“Other Holder” has the meaning specified in Section 2.02(a).
“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.
“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, as amended.

2

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Piggyback Notice” has the meaning specified in Section 2.02(a).
“Piggyback Opt-Out Notice” has the meaning specified in Section 2.02(a).
“Piggyback Registration” has the meaning specified in Section 2.02(a).
“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.
“Purchased Units” means the Series A Preferred Units to be issued and sold to the Purchasers pursuant to the Purchase Agreement.
“Purchased Unit Price” means $32.00 per unit.
“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.
“Quarter” has the meaning specified in the Partnership Agreement.
“Record Date” has the meaning specified in the Partnership Agreement.
“Registration” means any registration pursuant to this Agreement, including pursuant to a Registration Statement or a Piggyback Registration.
“Registrable Securities” means the Common Units issuable upon conversion of the Purchased Units, all of which are subject to the rights provided herein until such time as such securities cease to be Registrable Securities pursuant to Section 1.02.
“Registration Expenses” has the meaning specified in Section 2.07(a).
“Registration Statement” has the meaning specified in Section 2.01(a).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Selling Expenses” has the meaning specified in Section 2.07(a).
“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement.
“Selling Holder Indemnified Persons” has the meaning specified in Section 2.08(a).
“Series A Conversion Date” means the date on which all of the Purchased Units are convertible into Common Units pursuant to the terms of the Partnership Agreement.

3

“Series A Conversion Rate” has the meaning specified in the Partnership Agreement.
“Series A Preferred Units” means the Series A Preferred Units representing limited partner interests in the Partnership and having the rights and obligations specified in the Partnership Agreement.
“Tag-Along Holder” has the meaning specified in Section 2.02(a).
“Target Effective Date” has the meaning specified therefor in Section 2.01(a).
“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
“WKSI” means a well-known seasoned issuer (as defined in the rules and regulations of the Commission).
Section 1.02    Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earliest to occur of the following: (a) when a registration statement covering such Registrable Security becomes or has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement, (b) when such Registrable Security has been disposed of (excluding transfers or assignments by a Holder to an Affiliate or to another Holder or any of its Affiliates or to any assignee or transferee to whom the rights under this Agreement have been transferred pursuant to Section 2.10) pursuant to any section of Rule 144 (or any similar provision then in effect) under the Securities Act, (c) when such Registrable Security is held by the Partnership or one of its direct or indirect subsidiaries and (d) when such Registrable Security has been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.10. In addition, a Holder will cease to have rights to require registration of any Registrable Securities held by that Holder under this Agreement on the fourth anniversary of the date on which all Series A Preferred Units have been converted into Common Units pursuant to Article V of the Partnership Agreement.
ARTICLE II.
REGISTRATION RIGHTS
Section 2.01    Shelf Registration.
(a)    Shelf Registration. The Partnership shall use its commercially reasonable efforts to (i) prepare and file an initial registration statement under the Securities Act to permit the public resale of Registrable Securities from time to time as permitted by Rule 415 (or any similar

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provision adopted by the Commission then in effect) of the Securities Act (a “Registration Statement”) and (ii) cause such initial Registration Statement to become effective no later than the second anniversary of the date hereof (the “Target Effective Date”). The Partnership will use its commercially reasonable efforts to cause such initial Registration Statement filed pursuant to this Section 2.01(a) to be continuously effective under the Securities Act, with respect to any Holder, until the earliest to occur of the following: (A) the date on which there are no longer any Registrable Securities outstanding and (B) the fourth anniversary of the date on which all Series A Preferred Units have been converted into Common Units pursuant to Article V of the Partnership Agreement (in each case of clause (A) or (B) the “Effectiveness Period”). A Registration Statement filed pursuant to this Section 2.01(a) shall be on such appropriate registration form of the Commission as shall be selected by the Partnership; provided that, if the Partnership is then eligible, it shall file such Registration Statement on Form S-3. A Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (and, in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made). As soon as practicable following the date that a Registration Statement becomes effective, but in any event within three (3) Business Days of such date, the Partnership shall provide the Holders with written notice of the effectiveness of a Registration Statement.
(b)    Failure to Become Effective. If a Registration Statement required by Section 2.01(a) does not become or is not declared effective by the Target Effective Date, then each Holder shall be entitled to a payment (with respect to each of the Holder’s Registrable Securities which are included in such Registration Statement), as liquidated damages and not as a penalty, (i) for each non-overlapping 30-day period for the first 60 days following the Target Effective Date, an amount equal to 0.25% of the Liquidated Damages Multiplier, which shall accrue daily, and (ii) for each non-overlapping 30-day period beginning on the 61st day following the Target Effective Date, an amount equal to the amount set forth in clause (i) plus an additional 0.25% of the Liquidated Damages Multiplier for each subsequent 60 days (i.e., 0.5% for 61-120 days, 0.75% for 121-180 days, and 1.0% thereafter), which shall accrue daily, up to a maximum amount equal to 1.0% of the Liquidated Damages Multiplier per non-overlapping 30 day period (the “Liquidated Damages”), until such time as such Registration Statement is declared or becomes effective or there are no longer any Registrable Securities outstanding. The Liquidated Damages shall be payable within 10 Business Days after the end of each such 30 day period in immediately available funds to the account or accounts specified by the applicable Holders. Any amount of Liquidated Damages shall be prorated for any period of less than 30 days accruing during any period for which a Holder is entitled to Liquidated Damages hereunder.

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(c)    Waiver of Liquidated Damages. If the Partnership is unable to cause a Registration Statement to become effective on or before the Target Effective Date, then the Partnership may request a waiver of the Liquidated Damages, which may be granted by the consent of the Holders of 67% of the outstanding Registrable Securities that have been included on such Registration Statement, in their sole discretion, and which such waiver shall apply to all the Holders of Registrable Securities included on such Registration Statement.
(d)    Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of such Registration Statement (in which event the Selling Holder shall suspend sales of the Registrable Securities pursuant to such Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to pursue or consummate such a transaction would be materially and adversely affected by any required disclosure of such transaction in such Registration Statement or (ii) the Partnership has experienced some other material non-public event, the disclosure of which at such time, in the good faith judgment of the Partnership, would materially and adversely affect the Partnership; provided, however, that in no event shall the Selling Holders be suspended from selling Registrable Securities pursuant to such Registration Statement for a period that exceeds an aggregate of sixty (60) days in any 180-day period or ninety (90) days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in such Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions necessary or appropriate to permit registered sales of Registrable Securities as contemplated in this Agreement.
Section 2.02    Piggyback Registration.
(a)    Participation. If at any time the Partnership proposes to file (i) a Registration Statement (other than a Registration Statement contemplated by Section 2.01(a)) on behalf of any other Persons, other than Anadarko Petroleum Corporation and its Affiliates (collectively, “APC”), who have or have been granted registration rights (the “Other Holders”) or (ii) following the Series A Conversion Date, a prospectus supplement relating to the sale of Common Units by any Other Holders to an effective “automatic” registration statement, so long as the Partnership is a WKSI at such time or, whether or not the Partnership is a WKSI, so long as the Registrable Securities were previously included in the underlying shelf Registration Statement or are included on an effective Registration Statement, or in any case in which Holders may participate in such offering without the filing of a post-effective amendment, in each case, for the sale of Common Units by Other Holders in an Underwritten Offering (including an Underwritten Offering undertaken pursuant to Section 2.03), then the Partnership shall give not less than three Business Days’ notice (including,

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but not limited to, notification by electronic mail) (the “Piggyback Notice”) of such proposed Underwritten Offering to each Holder (together with its Affiliates) owning more than $50 million of Registrable Securities, calculated on the basis of the Purchased Unit Price (the “Tag-Along Holders”), and such Piggyback Notice shall offer such Tag-Along Holder the opportunity to include in such Underwritten Offering for Other Holders such number of Registrable Securities (the “Included Registrable Securities”) as such Tag-Along Holder may request in writing (a “Piggyback Registration”); provided, however, that the Partnership shall not be required to offer such opportunity (A) to such Tag-Along Holders if the Tag-Along Holders, together with their Affiliates, do not offer a minimum of $25 million of Registrable Securities, in the aggregate (determined by multiplying the number of Registrable Securities owned by the average of the closing price on the NYSE for the Common Units for the ten trading days preceding the date of such notice), or (B) to such Tag-Along Holders if and to the extent that the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of such Tag-Along Holders will have an adverse effect on the price, timing or distribution of the Common Units in such Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Tag-Along Holders shall be determined based on the provisions of Section 2.02(b). Each Piggyback Notice shall be provided to Tag-Along Holders on a Business Day pursuant to Section 3.01 and receipt of such notice shall be confirmed and kept confidential by the Tag-Along Holders until such proposed Underwritten Offering is (x) publicly announced or (y) such Tag-Along Holder received notice that such proposed Underwritten Offering has been abandoned, which such abandonment notice shall be provided promptly by the Partnership to each Tag-Along Holder but no later than 14 days after delivery of the Piggyback Notice to Tag-Along Holders. Each such Tag-Along Holder will have two Business Days (or one Business Day in connection with any overnight or bought Underwritten Offering) after such Piggyback Notice has been delivered to request in writing the inclusion of Registrable Securities in the Underwritten Offering for Other Holders. If no request for inclusion from a Tag-Along Holder is received within the specified time, such Tag-Along Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering for Other Holders and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (1) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering for the Other Holders, and (2) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering for Other Holders. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such Underwritten Offering by giving written notice to the Partnership of such withdrawal at least one Business Day prior to the time of pricing of such Underwritten Offering. Any Holder may

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deliver written notice (a “Piggyback Opt-Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering for Other Holders; provided, however, that such Holder may later revoke any such Piggyback Opt-Out Notice in writing. Following receipt of a Piggyback Opt-Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings for Other Holders pursuant to this Section 2.02(a), unless such Piggyback Opt-Out Notice is revoked by such Holder.
(b)    Priority of Piggyback Registration. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering for Other Holders advise the Partnership that the total amount of Registrable Securities that the Other Holders and any Tag-Along Holders intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Partnership shall include in such offering, to the extent of the total number of Registrable Securities that such Managing Underwriter or Underwriters advise the Partnership can be sold without having such adverse effect (the “Piggyback Registration Cap”), Registrable Securities in the following priority:
(i)    First, the Registrable Securities requested to be included by the Other Holders in connection with such offering; and
(ii)    Second, to the extent that the number of Registrable Securities to be included in such offering pursuant to Section 2.02(b)(i) is less than the Piggyback Registration Cap, the Registrable Securities requested to be included by the Tag-Along Holders exercising piggyback rights pursuant to this Section 2.02; the securities requested to be included pursuant to this Section 2.02(b)(ii) shall be allocated pro rata among the Tag-Along Holders (based, for each such Tag-Along Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Tag-Along Holder in such offering by (B) the aggregate number of Common Units proposed to be sold by all Tag-Along Holders in the Piggyback Registration).
Section 2.03    Underwritten Offering.
(a)    S-3 Registration. In the event that any of (i) Kayne Anderson Capital Advisors, L.P. or its Affiliates or (ii) First Reserve Advisors, LLC or its Affiliates elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering and reasonably expect gross proceeds of at least $100 million from such Underwritten Offering (together with any Registrable Securities to be disposed of by a Selling Holder who has elected to participate in such Underwritten Offering pursuant to Section 2.02), the Partnership shall, at the request of

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such Selling Holder(s), enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Partnership with the Managing Underwriter or Underwriters selected by the Partnership, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.08, and shall take all such other reasonable actions as are requested by the Managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities; provided, however, that the Partnership shall have no obligation to facilitate or participate in, including entering into any underwriting agreement, more than two (2) Underwritten Offerings requested by each of (i) Kayne Anderson Capital Advisors, L.P. or its Affiliates and (ii) First Reserve Advisors, LLC or its Affiliates; provided, further, that if the Partnership, Western Gas Equity Partners, LP or Anadarko Petroleum Corporation or any of their respective Affiliates is conducting or actively pursuing a securities offering of the Partnership’s Common Units with anticipated gross offering proceeds of at least $100 million (other than in connection with any at-the-market offering or similar continuous offering program), then the Partnership may suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering on such Selling Holder’s behalf pursuant to this Section 2.03; provided, however, that the Partnership may only suspend such Selling Holder’s right to require the Partnership to conduct an Underwritten Offering pursuant to this Section 2.03 once in any six month period. For the avoidance of doubt, the Partnership and APC shall not have any piggyback registration rights with respect to any Underwritten Offering for Kayne Anderson Capital Advisors, L.P., First Reserve Advisors, LLC or their respective Affiliates.
(b)    General Procedures. In connection with any Underwritten Offering contemplated by Section 2.03(a), the underwriting agreement into which each Selling Holder and the Partnership shall enter shall contain such representations, covenants, indemnities (subject to Section 2.08) and other rights and obligations as are customary in Underwritten Offerings of securities by the Partnership. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder’s authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2.03, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at least one Business Day prior to the time of pricing of such Underwritten Offering to be effective. No such withdrawal or abandonment shall affect the Partnership’s obligation to pay Registration Expenses.
Section 2.04    Further Obligations. In connection with its obligations under this Article II, the Partnership will:

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(a)    promptly prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;
(b)    if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering under a Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of such Underwritten Offering, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
(c)    furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and, to the extent timely received, make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such Registration Statement or such other registration statement and the prospectus included therein or any supplement or amendment thereto, and (ii) such number of copies of such Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement or other registration statement;
(d)    if applicable, use its commercially reasonable efforts to promptly register or qualify the Registrable Securities covered by any Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject;
(e)    promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the filing of a Registration Statement or any other registration statement contemplated by this Agreement or any

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prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to a Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) the receipt of any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any such Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;
(f)    promptly notify each Selling Holder, at any time when a prospectus relating thereto is required to be delivered by any of them under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in a Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained therein, in the light of the circumstances under which a statement is made); (ii) the issuance or express threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is reasonably necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
(g)    upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
(h)    in the case of an Underwritten Offering, furnish, or use its reasonable efforts to cause to be furnished, upon request, (i) an opinion of counsel for the Partnership addressed to the underwriters, dated the date of the closing under the applicable underwriting agreement and (ii) a “comfort letter” addressed to the underwriters, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the applicable underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially

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the same matters with respect to such registration statement (and the prospectus and any prospectus supplement) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters may reasonably request;
(i)    otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission;
(j)    make available to the appropriate representatives of the Managing Underwriter during normal business hours access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided, however, that the Partnership need not disclose any non-public information to any such representative unless and until such representative has entered into a confidentiality agreement with the Partnership;
(k)    use its commercially reasonable efforts to cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
(l)    use its commercially reasonable efforts to cause Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
(m)    provide a transfer agent and registrar for all Registrable Securities covered by any Registration Statement not later than the Effective Date of such Registration Statement;
(n)    enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of Registrable Securities (including making appropriate officers of the General Partner available to participate in customary marketing activities); provided, however, that the officers of the General Partner shall not be required to dedicate an unreasonably burdensome amount of time in connection with any roadshow and related marketing activities for any Underwritten Offering;
(o)    if reasonably requested by a Selling Holder, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Selling Holder reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; and (ii) make all required filings of such prospectus supplement or post-effective

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amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(p)    if reasonably required by the Partnership’s transfer agent, the Partnership shall promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and
(q)    if any Holder could reasonably be deemed to be an “underwriter,” as defined in Section 2(a)(11) of the Securities Act, in connection with the Registration Statement and any amendment or supplement thereof (a “Holder Underwriter Registration Statement”), then the Partnership will reasonably cooperate with such Holder in allowing such Holder to conduct customary “underwriter’s due diligence” with respect to the Partnership and satisfy its obligations in respect thereof. In addition, at any Holder’s request, the Partnership will furnish to such Holder, on the date of the effectiveness of the Holder Underwriter Registration Statement and thereafter from time to time on such dates as such Holder may reasonably request (provided that such request shall not be more frequently than on an annual basis unless such Holder is offering Registrable Securities pursuant to a Holder Underwriter Registration Statement), (i) a “comfort letter”, dated such date, from the Partnership’s independent certified public accountants in form and substance as has been customarily given by independent certified public accountants to underwriters in Underwritten Offerings of securities by the Partnership, addressed to such Holder, (ii) an opinion, dated as of such date, of counsel representing the Partnership for purposes of the Holder Underwriter Registration Statement, in form, scope and substance as has been customarily given in Underwritten Offerings of securities by the Partnership, including standard “10b-5” negative assurance for such offerings, addressed to such Holder and (iii) a standard officer’s certificate from the chief executive officer or chief financial officer, or other officers serving such functions, of the General Partner addressed to the Holder, as has been customarily given by such officers in Underwritten Offerings of securities by the Partnership. The Partnership will also use its reasonable efforts to provide legal counsel to such Holder with an opportunity to review and comment upon any such Holder Underwriter Registration Statement, and any amendments and supplements thereto, prior to its filing with the Commission.
Notwithstanding anything to the contrary in this Section 2.04, the Partnership will not name a Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act) in any Registration Statement or Holder Underwriter Registration Statement, as applicable, without such Holder’s consent. If the staff of the Commission requires the Partnership to name any Holder as an underwriter (as defined in Section 2(a)(11) of the Securities Act), and such Holder does not consent thereto, then such Holder’s Registrable Securities shall not be included on the applicable Registration Statement, and the Partnership shall have no further obligations hereunder with respect to Registrable Securities held by such Holder, unless such Holder has not had an opportunity to conduct customary

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underwriter’s due diligence as set forth in subsection (q) of this Section 2.04 with respect to the Partnership at the time such Holder’s consent is sought.
Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue offers and sales of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the Managing Underwriter or Managing Underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
Section 2.05    Cooperation by Holders. The Partnership shall have no obligation to include Registrable Securities of a Holder in a Registration Statement or in an Underwritten Offering pursuant to Section 2.03(a) who has failed to timely furnish such information that the Partnership determines, after consultation with its counsel, is reasonably required in order for any registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
Section 2.06    Restrictions on Public Sale by Holders of Registrable Securities. Each Holder of Registrable Securities (i) who is participating in an Underwritten Offering and is included in a Registration Statement or (ii) who has not delivered a Piggyback Opt-Out Notice and has the ability to participate in an Underwritten Offering pursuant to Section 2.03 agrees to enter into a customary letter agreement with underwriters providing that such Holder will not effect any public sale or distribution of Registrable Securities during the forty-five (45) calendar day period beginning on the date of a prospectus or prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering; provided, however, that (i) the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the Partnership or the officers, directors or any other Affiliate of the Partnership on whom a restriction is imposed and (ii) the restrictions set forth in this Section 2.06 shall not apply to any Registrable Securities that are included in such Underwritten Offering by such Holder.
Section 2.07    Expenses.
(a)    Certain Definitions. “Registration Expenses” shall not include Selling Expenses but otherwise means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01, a Piggyback Registration pursuant to Section 2.02, or an

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Underwritten Offering pursuant to Section 2.03, and the disposition of such Registrable Securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions and transfer taxes allocable to the sale of the Registrable Securities, plus any costs or expenses related to any roadshows conducted in connection with the marketing of any Underwritten Offering.
(b)    Expenses. The Partnership will pay all reasonable Registration Expenses, as determined in good faith, in connection with a shelf Registration, a Piggyback Registration or an Underwritten Offering, whether or not any sale is made pursuant to such shelf Registration, Piggyback Registration or Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.08, the Partnership shall not be responsible for professional fees (including legal fees) incurred by Holders in connection with the exercise of such Holders’ rights hereunder.
Section 2.08    Indemnification.
(a)    By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, managers, partners, employees and agents and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, managers, partners, employees or agents (collectively, the “Selling Holder Indemnified Persons”), against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder Indemnified Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (in the case of any prospectus, in light of the circumstances under which such statement is made) contained in (which, for the avoidance of doubt, includes documents incorporated by reference in) the applicable Registration Statement or other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereof, or any free writing prospectus relating thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances

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under which they were made) not misleading, and will reimburse each such Selling Holder Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating, defending or resolving any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder Indemnified Person in writing specifically for use in the applicable Registration Statement or other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder Indemnified Person, and shall survive the transfer of such securities by such Selling Holder.
(b)    By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, the General Partner and the General Partner’s directors, officers, employees and agents and each Person, who, directly or indirectly, controls the Partnership within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, prospectus supplement or final prospectus contained therein, or any amendment or supplement thereto or any free writing prospectus relating thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
(c)    Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission to so notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party other than under this Section 2.08(c), except to the extent that the indemnifying party is materially prejudiced by such failure. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably satisfactory to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to

16

the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against any indemnified party with respect to which such indemnified party may be entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, includes a complete and unconditional release from liability of, and does not contain any admission of wrongdoing by, the indemnified party.
(d)    Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other hand, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating, defending or resolving any Loss that is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

17

(e)    Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution that an indemnified party may have pursuant to law, equity, contract or otherwise.
Section 2.09    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:
(a)    make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act (or any similar provision then in effect), at all times from and after the date hereof;
(b)    file with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and
(c)    so long as a Holder owns any Registrable Securities, furnish (i) to the extent accurate, forthwith upon request, a written statement of the Partnership that it has complied with the reporting requirements of Rule 144 under the Securities Act (or any similar provision then in effect) and (ii) unless otherwise available via the Commission’s EDGAR filing system, to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
Section 2.10    Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities under this Article II may be transferred or assigned by each Holder to one or more transferees or assignees of Registrable Securities or securities convertible into Registrable Securities; provided, however, that (a) unless any such transferee or assignee is an Affiliate of, and after such transfer or assignment continues to be an Affiliate of, such Holder, the amount of Registrable Securities or securities convertible into Registrable Securities, as applicable, transferred or assigned to such transferee or assignee shall represent at least $25 million of Registrable Securities on an as-converted basis (determined by multiplying the number of Registrable Securities (on an as-converted basis) owned by the average of the closing price on the NYSE for the Common Units for the ten (10) trading days preceding the date of such transfer or assignment), (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned and (c) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of such transferring Holder under this Agreement.

18

Section 2.11    Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership for Other Holders on a basis other than pari passu with, or expressly subordinate to, the piggyback rights of the Holders of Registrable Securities hereunder.
ARTICLE III.
MISCELLANEOUS
Section 3.01    Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery, personal delivery or (in the case of any notice given by the Partnership to the Purchasers) email to the following addresses:
(a)    If to the Purchasers, to the addresses set forth on Schedule A, with a copy to (which shall not constitute notice):
Latham & Watkins LLP
811 Main St.
Suite 3700
Houston, Texas 77002
Attention: Sean T. Wheeler
Facsimile: (713) 546-5401
Email: sean.wheeler@lw.com
(b)    If to the Partnership:
Western Gas Partners, LP
1201 Lake Robbins Drive
The Woodlands, TX 77380
Attention: Benjamin M. Fink
Email: benjamin.fink@westerngas.com
with a copy to (which shall not constitute notice):
Vinson & Elkins L.L.P.
1001 Fannin Street
Suite 2500
Houston TX 77002-6760

19

Attention: David Oelman
Facsimile: (713) 615-5620
Email: doelman@velaw.com
or to such other address as the Partnership or the Purchasers may designate to each other in writing from time to time or, if to a transferee or assignee of the Purchasers or any transferee or assignee thereof, to such transferee or assignee at the address provided pursuant to Section 2.10. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile or email copy, if sent via facsimile or email; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 3.02    Binding Effect. This Agreement shall be binding upon the Partnership, each of the Purchasers and their respective successors and permitted assigns, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
Section 3.03    Assignment of Rights. Except as provided in Section 2.10, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of the other party.
Section 3.04    Recapitalization, Exchanges, Etc. Affecting Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations, pro rata distributions of units and the like occurring after the date of this Agreement.
Section 3.05    Aggregation of Registrable Securities. All Registrable Securities held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
Section 3.06    Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction

20

or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.
Section 3.07    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 3.08    Governing Law, Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Section 3.09    Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, AND AGREE TO CAUSE THEIR AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

21

Section 3.10    Entire Agreement. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the Purchase Agreement with respect to the rights granted by the Partnership or any of its Affiliates or the Purchasers or any of their respective Affiliates set forth herein or therein. This Agreement, the Purchase Agreement and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.
Section 3.11    Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the outstanding Registrable Securities or securities convertible into Registrable Securities, as applicable; provided, however, that no such amendment shall adversely affect the rights of any Holder hereunder without the consent of such Holder. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Partnership or any Purchaser from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which such amendment, supplement, modification, waiver or consent has been made or given.
Section 3.12    No Presumption. This Agreement has been reviewed and negotiated by sophisticated parties with access to legal counsel and shall not be construed against the drafter.
Section 3.13    Obligations Limited to Parties to Agreement. Each of the parties hereto covenants, agrees and acknowledges that, other than as set forth herein, no Person other than the Purchasers, the Selling Holders, their respective permitted assignees and the Partnership shall have any obligation hereunder and that, notwithstanding that one or more of such Persons may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or their respective permitted assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of such Persons or any of their respective assignees, or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any

22

obligations of such Persons or their respective permitted assignees under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligation or its creation, except, in each case, for any assignee of any Purchaser or a Selling Holder hereunder.
Section 3.14    Interpretation. Article, Section and Schedule references in this Agreement are references to the corresponding Article, Section or Schedule to this Agreement, unless otherwise specified. All Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under this Agreement, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by a Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof’ and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
[Remainder of Page Left Intentionally Blank]

23

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.
WESTERN GAS PARTNERS, LP

By:	Western Gas Holdings, LLC, its general partner
By:
Name:
Title:

[Signature page to Registration Rights Agreement]

[KAYNE ANDERSON ENTITY]

By:	[Kayne Anderson Entity], as its General Partner
By:
Name:
Title:

[FIRST RESERVE ENTITY]

By:	[First Reserve Entity], as its General Partner]
By:
Name:
Title:

[Signature page to Registration Rights Agreement]

SCHEDULE A
Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
KA Western Gas Holdings LLC	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Anderson Midstream Institutional Fund, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Anderson MLP Fund, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Massachusetts Mutual Life Insurance Company	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
KANTI (QP), L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Belfer Capital Partners LP	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Preferred Fund LLC	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com

A-1

Purchaser	Contact Information
Kayne Anderson Non-Traditional Investments, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Select Midstream Recovery Fund, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
FR XIII WES Holdings LLC	600 Travis, Suite 6000 Houston, TX 77002 Attn: Gary D. Reaves Email: greaves@firstreserve.com

A-2

EXHIBIT D
FORM OF BOARD OBSERVATION AGREEMENT

Exhibit D-1

Exhibit D

BOARD OBSERVATION AGREEMENT

This Board Observation Agreement (this “Agreement”), dated March [ ● ], 2016, is entered into among each of the Persons set forth on Schedule A hereto (the “Purchasers”), Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”), Western Gas Holdings, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and Western Gas Equity Partners, LP, a Delaware limited partnership and the sole member of the General Partner (“WGP”). Each of the Purchasers, the Partnership, the General Partner and WGP are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined in this Agreement shall have the meaning given to such terms in the Partnership Agreement (as defined below).
WHEREAS, the Purchasers entered into that certain Series A Preferred Unit Purchase Agreement, dated February 24, 2016, with the Partnership (the “Purchase Agreement”), pursuant to which the Partnership agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Partnership, an aggregate of 14,030,611 Series A Preferred Units on the terms and subject to the conditions set forth therein;
WHEREAS, pursuant to the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated the date hereof (the “Partnership Agreement”), the General Partner amended and restated the 2008 Agreement in connection with the creation, authorization and issuance of the Series A Preferred Units pursuant to the Purchase Agreement; and
WHEREAS, in connection with the issuance of the Series A Preferred Units to the Purchasers pursuant to the Purchase Agreement, the Parties have agreed to set forth certain rights related to the appointment of the Series A Board Observer (as defined below) in accordance with the Partnership Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
SERIES A BOARD OBSERVER
Section 1.01    Appointment of Series A Board Observer. Upon the occurrence of a Series A Trigger Event, the Series A Preferred Unitholders, acting as a group and by majority vote of the Outstanding Series A Preferred Units, shall have the right, exercisable by the delivery of written notice to the General Partner, to appoint one of Kevin McCarthy, James C. Baker, Gary Reaves or such other person approved by WGP, with such approval not to be unreasonably withheld, to act as an observer (the “Series A Board Observer”) with respect to the Board of Directors of the General Partner (the “Board”); provided, however, that the Series A Board Observer shall satisfy any

1

applicable requirements regarding meeting attendance as a board observer under applicable law and stock exchange rules.
Section 1.02    Rights of Series A Board Observer.
(a)    The Series A Board Observer appointed pursuant to Section 1.01 shall have the following observation rights with regard to the Board:
(1)the Series A Board Observer shall be entitled to attend (in person or telephonically), solely in his or her capacity as an observer, all meetings (both regular and special) of the Board and to listen to all telephonic meetings of the Board;
(2)the Series A Board Observer shall receive written notice of all meetings (both regular and special) of the Board at the same time and in the same manner as such notice is given to members of the Board;
(3)the Series A Board Observer shall receive all documents, notices, minutes, written materials and other information given to members of the Board in connection with each Board meeting (collectively, “Materials”) at the same time such Materials are given to members of the Board, whether or not the Series A Board Observer is attending such meeting; and
(4)if the Board proposes to take any action by written consent in lieu of a meeting of the Board, the General Partner shall forward the form of such written consent to the Series A Board Observer prior to its execution.
(b)    The rights of the Series A Board Observer set forth herein shall apply only with respect to meetings, actions and Materials of the full Board and not any committee thereof.
(c)    The Series A Board Observer shall have no voting rights or rights to participate in Board discussions.
(d)    The Series A Board Observer shall not receive any compensation or reimbursement of expenses in his or her capacity as an observer.
(e)    Notwithstanding anything in this Agreement to the contrary, (i) the General Partner shall be entitled to withhold any information and exclude the Series A Board Observer from any meeting, or any portion thereof, (A) that is an executive session of the Board, or (B) that is reasonably determined by the General Partner, in consultation with its legal advisor, to be necessary to protect an attorney-client privilege; (ii) the Series A Board Observer shall execute a confidentiality agreement in form and substance reasonably acceptable to the General Partner with respect to the meetings, actions and Materials, along with any proprietary, strategic or otherwise competitively sensitive information obtained in connection therewith, to which the Series A Board Observer will have access; provided, however, that the terms of such confidentiality agreement shall be no more restrictive on the Series A Board Observer than the terms set forth in the Confidentiality Agreement (as defined in the Purchase Agreement), except as may otherwise be required by law; and (iii) the

2

Series A Board Observer shall agree to abide by the terms of the General Partner’s insider trading policy as if the Series A Board Observer were a member of the Board.
Section 1.03    Cessation of Observation Rights. Upon payment by the Partnership of all Series A Unpaid Cash Distributions, the Series A Board Observer shall cease to have observation rights resulting from such Series A Unpaid Cash Distributions; provided, however, that the Series A Preferred Unitholders shall have the right to appoint the Series A Board Observer pursuant to Section 1.01 upon the occurrence of a subsequent Series A Trigger Event.
ARTICLE II
MISCELLANEOUS
Section 2.01    Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
Section 2.02    Binding Effect. This Agreement shall be binding upon WGP, the General Partner, the Partnership, each of the Purchasers and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns.
Section 2.03    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
[Signature Pages Follows.]

3

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

WESTERN GAS PARTNERS, LP
By: Western Gas Holdings, LLC, its general partner
By:
Name: [Benjamin M. Fink] Title: [Senior Vice President, Chief Financial Officer and Treasurer]
WESTERN GAS HOLDINGS, LLC

By:
Name: [Benjamin M. Fink] Title: [Senior Vice President, Chief Financial Officer and Treasurer]

WESTERN GAS EQUITY PARTNERS, LP
By: Western Gas Equity Holdings, LLC, its general partner
By:
Name: [Benjamin M. Fink] Title: [Senior Vice President, Chief Financial Officer and Treasurer]
[KAYNE ANDERSON ENTITY(IES)]
By: [Kayne Anderson Entity], as its General Partner
By:
Name: Title:

[Signature Page to Board Observation Agreement]

[FIRST RESERVE ENTITY(IES)]
By: [First Reserve Entity], as its General Partner
By:
Name: Title:

[Signature Page to Board Observation Agreement]

SCHEDULE A
Purchaser Name; Notice and Contact Information

Purchaser	Contact Information
KA Western Gas Holdings LLC	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Anderson Midstream Institutional Fund, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Anderson MLP Fund, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Massachusetts Mutual Life Insurance Company	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
KANTI (QP), L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Belfer Capital Partners LP	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Preferred Fund LLC	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Anderson Non-Traditional Investments, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com
Kayne Select Midstream Recovery Fund, L.P.	1800 Avenue of the Stars, 3rd Floor Los Angeles, CA 90067 Attn: David Shladovsky Email: dshladovsky@kaynecapital.com; jbaker@kaynecapital.com

A-1

Purchaser	Contact Information
FR XIII WES Holdings LLC	600 Travis, Suite 6000 Houston, TX 77002 Attn: Gary D. Reaves Email: greaves@firstreserve.com

A-2

EXHIBIT E
FORM OF JOINDER AGREEMENT
This Joinder Agreement is executed by the undersigned pursuant to the Series A Preferred Unit Purchase Agreement, dated as of February 24, 2016 (the “Agreement”) among Western Gas Partners, LP (the “Partnership”) and the purchasers party thereto (the “Purchasers”), which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meaning given to such terms in the Agreement. By the execution of this Joinder Agreement, the undersigned agrees as follows:
1.    The undersigned acknowledges that the undersigned is acquiring [ ● ] Series A Preferred Units, subject to the terms and conditions of the Agreement (including the Exhibits thereto).
2.    The undersigned hereby joins in, and agrees to be bound by and subject to, the Agreement, with the same force and effect as if the undersigned were originally a Purchaser party thereto.
3.    Any notice required or permitted by the Agreement shall be given to the undersigned at the address listed below.
4.    The Partnership and the General Partner each hereby acknowledge and agree that the undersigned shall be deemed a Purchaser under the Purchaser Agreement with respect to the number of Series A Preferred Units set forth above and that such Purchaser shall be entitled to all of the rights and benefits, and subject to all of the obligations, of a Purchaser under the Agreement from and after the Additional Closing Date as if the undersigned was a party thereto as of the Closing Date.
EXECUTED AND DATED as of this [ ● ] day of [ ● ], 2016.

WESTERN GAS PARTNERS, LP
By: Western Gas Holdings, LLC, its general partner
By:
Name: Title:

Exhibit E-1

[JOINING PARTY]
By: [General Partner of Joining Party, if applicable], as its general partner
By:
Name: Title:

Notice Address:

Exhibit E-2